                                                                  RULE 424(B)(3)
                                                              REG. NO. 333-77163
ANCHOR LOGO                                                             FCB LOGO

                        JOINT PROXY STATEMENT/PROSPECTUS
                                MERGER PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Anchor BanCorp Wisconsin Inc. and FCB Financial Corp. have approved an agreement to merge FCB with and into Anchor. We cannot complete the merger unless a majority of the shareholders of each company approves it. We are asking the shareholders of both companies to vote on the merger, and each company will hold a separate special meeting of its shareholders on June 7, 1999 for that purpose. YOUR VOTE IS VERY IMPORTANT.

     If the merger is completed, FCB shareholders will receive 1.83 shares of Anchor common stock (together with an equal number of preferred share purchase rights under Anchor's shareholders' rights plan) for each share of FCB common stock they own, plus cash in lieu of any fractional shares, and Anchor shareholders will continue to own Anchor common stock. Based upon the number of outstanding shares for each company on April 21, 1999, current FCB shareholders will own approximately 28% of the outstanding Anchor stock if the merger is completed. On April 26, 1999, Anchor stock, which is listed on The Nasdaq Stock Market under the trading symbol "ABCW," closed at $19.00 per share and FCB stock, which is listed on Nasdaq under the trading symbol "FCBF," closed at $33.75 per share. If the merger is completed, FCB stock will no longer be listed on Nasdaq.

     This document gives you detailed information about the merger and includes a copy of the merger agreement. It is a joint proxy statement that both companies are using to solicit proxies for use at our special shareholder meetings. It is also a prospectus relating to Anchor's issuance of up to 7,449,974 shares of Anchor stock (and the associated preferred share purchase rights) in connection with the merger.

     We are very enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join all the other members of each company's board of directors in recommending that you vote in favor of the merger.

/s/ DOUGLAS J. TIMMERMAN                                      /s/ JAMES J. ROTHENBACH
Douglas J. Timmerman                                          James J. Rothenbach
Chairman, President and Chief Executive Officer               President and Chief Executive
Anchor BanCorp Wisconsin Inc.                                 Officer
                                                              FCB Financial Corp.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             JOINT PROXY STATEMENT/PROSPECTUS DATED APRIL 28, 1999
            FIRST MAILED TO SHAREHOLDERS ON OR ABOUT APRIL 30, 1999

                         FINDING IMPORTANT INFORMATION

     This document contains important information about our companies and the merger that you should read and consider carefully before you decide how to vote your shares. The principal sections of this document are located on the pages referenced in the Table of Contents below. Some of the documents related to the merger are included as appendices to this document. In addition, we have incorporated important business and financial information about our companies from documents filed with the SEC that have not been included in or delivered with this document.

                                                  ------------------------------

                                                      FINDING INFORMATION
                                                   INCORPORATED BY REFERENCE

                                                    Information that is
                                                  incorporated by reference
                                                  in this document is
                                                  available to you without
                                                  charge upon your written or
                                                  oral request. You can
                                                  obtain documents
                                                  incorporated by reference
                                                  in this document, excluding
                                                  exhibits, by requesting
                                                  them in writing or by
                                                  telephone from the
                                                  appropriate company at the
                                                  following addresses:

                                                    Anchor BanCorp Wisconsin
                                                    Inc.
                                                    25 West Main Street
                                                    Madison, WI 53703
                                                    Attention: Investor
                                                    Relations
                                                    Telephone: (608) 252-1810

                                                    FCB Financial Corp.
                                                    420 South Koeller Street
                                                    Oshkosh, WI 54902
                                                    Attention: Investor
                                                    Relations
                                                    Telephone: (920) 303-4900

                                                    We will mail any
                                                  incorporated documents you
                                                  request to you by first
                                                  class mail, or another
                                                  equally prompt means,
                                                  within one business day
                                                  after we receive your
                                                  request. IN ORDER TO ENSURE
                                                  TIMELY DELIVERY OF THESE
                                                  DOCUMENTS TO YOU, WE MUST
                                                  RECEIVE YOUR REQUEST BY MAY
                                                  28, 1999.

                                                    See "WHERE YOU CAN FIND
                                                  MORE INFORMATION" on page
                                                  95 for more information
                                                  about the documents
                                                  incorporated by reference
                                                  in this document.

                                                  ------------------------------
--------------------------------------------
             TABLE OF CONTENTS

Questions and Answers about the Merger.........    1
Summary........................................    3
Cautionary Statement Regarding Forward-Looking
  Information..................................   18
The Special Meetings...........................   19
The Companies..................................   22
The Merger.....................................   24
The Merger Agreement...........................   51
The Stock Option Agreement.....................   60
Management and Operations after the Merger.....   65
Unaudited Pro Forma Condensed Combined
  Financial Data...............................   67
Anchor Stock and Comparative Rights of
  Shareholders.................................   75
Regulation.....................................   80
Legal Matters..................................   93
Experts........................................   93
Shareholder Proposals for 1999 Annual
  Meetings.....................................   93
Where You Can Find More Information............   95
Agreement and Plan of Merger............. Appendix A
Stock Option Agreement................... Appendix B
Fairness Opinion of McDonald
  Investments Inc........................ Appendix C
Fairness Opinion of Hovde Financial, Inc....Appendix
  D

--------------------------------------------
WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATION ABOUT
THE MERGER OR OUR COMPANIES THAT DIFFERS
FROM, OR ADDS TO, THE INFORMATION IN THIS
JOINT PROXY STATEMENT/PROSPECTUS OR IN
DOCUMENTS THAT ARE PUBLICLY FILED WITH THE
SEC. THEREFORE, IF ANYONE DOES GIVE YOU
DIFFERENT OR ADDITIONAL INFORMATION, YOU
SHOULD NOT RELY ON IT.
THE INFORMATION CONTAINED IN THIS JOINT
PROXY STATEMENT/ PROSPECTUS SPEAKS ONLY AS
OF ITS DATE UNLESS THE INFORMATION
SPECIFICALLY INDICATES THAT ANOTHER DATE
APPLIES.
INFORMATION IN THIS JOINT PROXY
STATEMENT/PROSPECTUS ABOUT ANCHOR HAS BEEN
SUPPLIED BY ANCHOR, AND INFORMATION ABOUT
FCB HAS BEEN SUPPLIED BY FCB.

                                  ANCHOR LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 7, 1999
                           -------------------------

To the Shareholders of Anchor BanCorp Wisconsin Inc.:

     We are hereby giving you notice that Anchor BanCorp Wisconsin Inc. will hold a special meeting of shareholders on June 7, 1999, at 2:00 p.m., local time, at the Crowne Plaza -- Madison, 4402 East Washington Avenue, Madison, Wisconsin, for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 5, 1999, between Anchor and FCB Financial Corp., and to approve the related merger of our two companies on the terms set forth in the merger agreement, a copy of which is included as Appendix A to the Joint Proxy Statement/Prospectus. Approval of the merger will constitute approval by Anchor's shareholders of the issuance of up to 7,449,974 shares of Anchor common stock in the merger.

     2. To consider such other matters as may properly come before the special meeting or any adjournments or postponements thereof, including proposals to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the merger. However, if you vote against the merger, your shares will not be voted in favor of an adjournment to solicit further proxies.

     Our board of directors has fixed the close of business on April 21, 1999, as the record date for determining which shareholders are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only shareholders of record on that date will be entitled to vote on the merger.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     We cordially invite you to attend the special meeting in person. However, to assure that your shares are voted at the special meeting, please complete, sign, date and promptly mail the enclosed proxy, whether or not you plan to attend the special meeting. Please return your completed proxy in the enclosed, pre-addressed envelope (no postage is required if mailed in the United States). You may revoke your proxy in writing at any time before it is voted, or you may revoke your proxy and vote in person if you attend the special meeting.

                                          By Order of the Board of Directors,

                                          J. Anthony Cattelino
                                          Vice President and Secretary
Madison, Wisconsin
April 28, 1999

                      [THIS PAGE LEFT BLANK INTENTIONALLY]

                                    FCB LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 7, 1999
                           -------------------------

To the Shareholders of FCB Financial Corp.:

     We are hereby giving you notice that FCB Financial Corp. will hold a special meeting of shareholders on June 7, 1999, at 9:00 a.m., local time, at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin, for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 5, 1999, between Anchor BanCorp Wisconsin Inc. and FCB, and to approve the related merger of our two companies on the terms set forth in the merger agreement, a copy of which is included as Appendix A to the Joint Proxy Statement/Prospectus.

     2. To consider such other matters as may properly come before the special meeting or any adjournments or postponements thereof, including proposals to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the merger. However, if you vote against the merger, your shares will not be voted in favor of an adjournment to solicit further proxies.

     Our board of directors has fixed the close of business on April 21, 1999, as the record date for determining which shareholders are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only shareholders of record on that date will be entitled to vote on the merger.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     We cordially invite you to attend the special meeting in person. However, to assure that your shares are voted at the special meeting, please complete, sign, date and promptly mail the enclosed proxy, whether or not you plan to attend the special meeting. Please return your completed proxy in the enclosed, pre-addressed envelope (no postage is required if mailed in the United States). You may revoke your proxy in writing at any time before it is voted, or you may revoke your proxy and vote in person if you attend the special meeting.

                                          By Order of the Board of Directors,

                                          Harold L. Hermansen
                                          Vice President and Secretary
Oshkosh, Wisconsin
April 28, 1999

                      [THIS PAGE LEFT BLANK INTENTIONALLY]

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE VALUE OF THE ANCHOR SHARES THAT FCB SHAREHOLDERS WILL RECEIVE?

A: Because the exchange ratio is fixed and the market price of the Anchor stock that FCB shareholders will receive in the merger will fluctuate, FCB shareholders cannot be sure of the market value of the Anchor stock they will receive in the merger. Using the exchange ratio and the last sale price of a share of Anchor stock on April 26, 1999, a share of FCB stock would have been exchanged for Anchor stock with a value of $34.77 if the merger had occurred on that date.

Q:  WHAT WILL HAPPEN TO EXISTING ANCHOR SHAREHOLDERS AS A RESULT OF THE MERGER?

A:  Anchor shareholders will retain the Anchor stock they currently own.

Q:  WHAT SHOULD I DO NOW?

A: Carefully read this document, and indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. To ensure that your shares are represented and voted at the special meeting, we recommend that you mail your proxy by June 1, 1999. In order for the merger to occur, a majority of the outstanding shares of each company must approve the merger agreement. If you do not vote your shares, the effect will be the same as voting against the merger. THE BOARDS OF DIRECTORS OF ANCHOR AND FCB UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares unless you follow the directions he or she provides you regarding how to instruct your broker to vote.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. Just send in a later dated, signed proxy card to your company's Secretary before the meeting or attend the meeting and vote in person.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. If the merger is completed, Anchor will send FCB shareholders written instructions for exchanging their stock certificates. Anchor shareholders will keep their existing stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We must first obtain the necessary regulatory clearance and the approvals of our shareholders at the special meetings. We hope to complete the merger in the second quarter of 1999; however, we cannot assure you as to when or if all conditions to the merger will be satisfied or waived, and it is possible that the merger will not be completed.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both Anchor and FCB file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. You can also request copies of these documents from us. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95.

Q:  WHO CAN ANSWER MY QUESTIONS?

A: For Anchor Shareholders. If you have more questions about the merger, you should contact:

      Anchor BanCorp Wisconsin Inc.
       25 West Main Street
       Madison, WI 53703
       Attention: Investor Relations
       Telephone: (608) 252-1810

     For FCB Shareholders. If you have more questions about the merger, you should contact:

      FCB Financial Corp.
       420 South Koeller Street
       Oshkosh, WI 54902
       Attention: Investor Relations
       Telephone: (920) 303-4900

     For Banks and Brokers. If you have questions about the merger, please contact Morrow & Co., Inc., who is serving as proxy solicitor for both companies, at the following address:

      Morrow & Co., Inc.
       445 Park Avenue
       New York, NY 10022
       Telephone: 1-800-566-9061

                                    SUMMARY

     This summary highlights selected information from this Joint Proxy Statement/Prospectus. It does not contain all of the information that is important to you. We urge you to read carefully this entire document and the other documents it refers to in order to fully understand the merger. Each of the headings in this summary is followed by a reference to other pages of this document where you can read more about that particular topic. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 to find out how you can obtain more information about Anchor and FCB.

     Although the articles of incorporation of each company authorize the issuance of preferred stock, and Anchor has authorized a series of preferred stock in connection with its preferred share purchase rights plan, neither company has any shares of preferred stock outstanding. Since each company has only one class of stock outstanding (common stock), when we use the term "Anchor stock" we are referring to Anchor common stock (including the associated preferred share purchase rights), and when we use the term "FCB stock" we are referring to FCB common stock.

GENERAL [PAGE 24]

     We are proposing a merger between Anchor and FCB. The merger will (1) realize value for FCB shareholders by combining FCB with the largest thrift institution headquartered in Wisconsin, having a broad market area and diverse customer base, as well as historically strong stock performance, and (2) create opportunities for the combined company to realize enhanced revenues and profitability through mortgage, commercial and consumer loan growth.

     In the merger, FCB shareholders will receive 1.83 shares of Anchor stock in exchange for each share of FCB stock they own. Anchor and FCB stock are listed on Nasdaq. For information regarding the historical market prices of and dividends paid on Anchor stock and FCB stock, see pages 16 and 17. We urge you to obtain current stock price quotations for Anchor and FCB stock. If the merger is completed, FCB stock will no longer be listed on Nasdaq.

THE COMPANIES [PAGE 22]

     ANCHOR BANCORP WISCONSIN INC. Headquartered in Madison, Wisconsin, Anchor is the parent holding company for AnchorBank, S.S.B., a financial institution with $2.1 billion in assets, 35 full service offices and two lending-only facilities in 14 Wisconsin counties. AnchorBank is the largest thrift institution and fourth largest financial institution in terms of assets headquartered in Wisconsin. Information about AnchorBank's products and services can be accessed on the internet at http://www.anchorbank.com.

     FCB FINANCIAL CORP. FCB is the parent holding company for Fox Cities Bank, a $526 million financial institution with 13 full service offices in five Wisconsin counties. Fox Cities Bank has a strong market presence in the Fox River Valley. Information about Fox Cities Bank's products and services can be accessed on the internet at http://www.foxcitiesbank.com.

THE SPECIAL MEETINGS [PAGE 19]

     The merger will be submitted to the shareholders of both companies for approval at special meetings to be held as follows:

     - FCB's special meeting will be held at 9:00 a.m. local time on Monday, June 7, 1999 at the Ramada Inn, 500 South Koeller Street, Oshkosh, Wisconsin.

     - Anchor's special meeting will be held at 2:00 p.m. local time on Monday, June 7, 1999 at the Crowne Plaza -- Madison, 4402 East Washington Avenue, Madison, Wisconsin.

VOTES REQUIRED; RECORD DATE FOR VOTING [PAGE 19]

     ANCHOR. You can vote at Anchor's special meeting if you owned Anchor stock at the close of business on April 21, 1999. As of that date, there were 18,068,490 shares of Anchor stock outstanding and entitled to vote at Anchor's special meeting; directors and executive officers of Anchor and their affiliates held 1,855,316 of these shares. The merger will be approved if a majority of the shares of Anchor stock outstanding on the record date (at least 9,034,246 shares) is voted for approval of the merger. If you do not vote your shares, the effect will be the same as if you voted against the merger.

     FCB. You can vote at FCB's special meeting if you owned FCB stock at the close of business on April 21, 1999. As of that date, there were 3,840,680 shares of FCB stock outstanding and entitled to vote at FCB's special meeting; directors and executive officers of FCB and their affiliates held 371,176 of these shares. The merger will be approved if a majority of the shares of FCB stock outstanding on the record date (at least 1,920,341 shares) is voted for approval of the merger. If you do not vote your shares, the effect will be the same as if you voted against the merger.

RECOMMENDATIONS TO SHAREHOLDERS [PAGE 31]

     ANCHOR SHAREHOLDERS. Anchor's board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger. You should read the boards' reasons for their recommendations beginning on page 31.

     FCB SHAREHOLDERS. FCB's board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger. You should read the boards' reasons for their recommendations beginning on page 32.

NO DISSENTERS' RIGHTS

     Under the Wisconsin Business Corporation Law ("WBCL"), which governs the rights of both Anchor and FCB shareholders, Anchor and FCB shareholders will not have any right to dissent from the merger and receive payment of the "fair value" of their shares. Although the WBCL provides these rights generally to shareholders of merging corporations, they are not available in connection with the merger because the common stock of both Anchor and FCB are listed on Nasdaq.

EFFECTS OF THE MERGER [PAGE 67]

     Among the boards of directors' reasons for recommending approval of the merger is their belief that, over the long-term, the merger will be beneficial to Anchor's shareholders, including FCB shareholders who will become Anchor shareholders if the merger is completed. Anchor believes that one of the potential benefits of the merger is that the cost savings it believes can be realized by combining the two companies will enhance Anchor's earnings.

     Anchor currently expects to reduce expenses by eliminating external data-processing costs and by combining our accounting, data processing, retail and lending support and other functions after the merger, which will enable us to eventually eliminate duplicative positions. Promptly following the completion of the merger, which is expected to occur during the first quarter of fiscal 2000 (the year ending March 31, 2000), Anchor plans to begin the process of eliminating redundant functions (such as external data processing) and identifying and eliminating duplicative personnel.

     Because Anchor believes that this process will take the remainder of fiscal 2000 to complete, it has not attempted to quantify what cost savings might be achieved during fiscal 2000. The amount of any cost savings Anchor may realize in fiscal 2000 will depend upon how quickly and efficiently Anchor is able to implement the processes outlined above during the year.

     Anchor believes that cost savings of approximately $2.8 million (pre-tax) can be realized in fiscal 2001 (the year ending March 31, 2001), which represents approximately 30% of FCB's operating expenses for fiscal 1998. The $2.8 million in cost savings is based on our assumption that we will be able to
(1) eliminate approximately $1.7 million in compensation and benefits costs, (2) reduce external data processing costs by approximately $250,000, (3) achieve economies of scale in our advertising and marketing budgets to produce cost savings of $225,000, (4) eliminate $200,000 in regulatory and examination fees,
(5) reduce directors' fees by $150,000, and (6) achieve other savings of approximately $250,000 through reduction or elimination of miscellaneous items such as subscriptions, insurance premiums, travel and automobile expense, and investor relations expenses. These estimates are based on our present assessment of where savings could be realized based upon the present independent operations of the two companies and our actual savings in some or all of these areas could be higher or lower than we currently expect.

     The companies have prepared financial statements which show the combined operations and financial condition of the two companies as if the merger had occurred on April 1, 1995. These are known as "pro forma" financial statements. The pro forma financial statements are set forth beginning on page 67 and are summarized on page 14. The pro forma financial statements do not reflect the following anticipated effects of the merger:

     - Under SEC rules, we are not permitted to show the effect of any anticipated cost savings because those potential savings are based on management's estimates and we cannot assure you that we will achieve them.

     - Anchor expects to recognize one-time, merger-related charges of approximately $8.5 million (pre-tax) in the quarter in which the merger is completed. These charges are explained in greater detail in Note 2 to the pro forma financial statements on page 74.

     - Anchor also believes the merger will create significant opportunities for increasing its revenues through mortgage, commercial and consumer loan growth. Anchor has not quantified the increase in revenues which it hopes to achieve and so we cannot predict what effect it will have on our post-merger results of operations if we achieve the increase.

     The pro forma financial statements show that the merger would have caused a "dilution" (reduction) in Anchor's earnings per share. This dilution is reflected in the pro forma financial statements and can be seen in the table under "Comparative Per Share Data" on page 16 by comparing the section labeled "Anchor Historical" with the section labeled "Anchor Unaudited Pro Forma." If we do achieve $2.8 million in cost savings in fiscal 2001, we expect that these savings will offset the dilution and that the merger will be slightly accretive to earnings in that year.

     There are numerous factors other than the merger that could cause Anchor's results of operations (including, among other things, earnings per share) to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" on page 18 for a discussion of the factors that could affect Anchor's future operations and financial condition.

     The pro forma financial statements are shown under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" on page 67 and are summarized on page 14 under "-- Selected Financial Data -- Selected Unaudited Pro Forma Condensed Combined Financial Data." You should read these sections carefully.

SOLICITATION OF PROXIES [PAGE 21]

     Anchor's board is soliciting proxies from Anchor's shareholders, and FCB's board is soliciting proxies from FCB's shareholders, for use at the special meetings. We will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of those shares. Morrow & Co., Inc. will assist in the solicitation of proxies by Anchor and FCB for a joint fee of $10,000, plus reimbursement of reasonable out-of-pocket expenses to be allocated upon agreement of Anchor and FCB.

OPINIONS OF FINANCIAL ADVISORS [PAGES 35 AND 42]

     ANCHOR. McDonald Investments Inc. has delivered a written opinion to Anchor's board of directors to the effect that, as of the date of this Joint Proxy Statement/Prospectus, the exchange ratio was fair to Anchor's shareholders from a financial point of view. This opinion is not a recommendation to any Anchor shareholder as to how to vote. We have attached McDonald's opinion to this document as Appendix C. You should read it completely.

     FCB. Hovde Financial, Inc. has delivered a written opinion to FCB's board of directors to the effect that, as of the date of this Joint Proxy Statement/Prospectus, the exchange ratio was fair to FCB's shareholders from a financial point of view. This opinion is not a recommendation to any FCB shareholder as to how to vote. We have attached Hovde's opinion to this document as Appendix D. You should read it completely.

     THE OPINIONS OF THE COMPANIES' FINANCIAL ADVISORS CONTAIN ASSUMPTIONS AS TO VARIOUS MATTERS THEY CONSIDERED IN RENDERING THEIR OPINIONS, INCLUDING HYPOTHETICAL ASSUMPTIONS AS TO THE FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE, AND PROSPECTS OF EACH COMPANY. THESE ASSUMPTIONS WERE MADE BY THE FINANCIAL ADVISORS SOLELY FOR PURPOSES OF RENDERING THEIR OPINIONS AND DO NOT REPRESENT ASSUMPTIONS WHICH ARE MADE BY EITHER ANCHOR OR FCB. FURTHER, THESE ASSUMPTIONS ARE NOT MEANT TO PREDICT WHAT WILL HAPPEN IN THE FUTURE AND YOU SHOULD NOT RELY ON THEM FOR THIS PURPOSE.

INTERESTS OF MEMBERS OF FCB'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGER [PAGE 47]

     Some of FCB's directors and executive officers have interests in the merger that are different from, or in addition to, interests of FCB shareholders. You should be aware of these interests because they may conflict with your interests.

FCB STOCK OPTIONS [PAGE 55]

     In the merger, each outstanding option to buy FCB stock under FCB's stock option plans will become an option to buy 1.83 shares of Anchor stock at an exercise price per share equal to the exercise price of the original option divided by 1.83. All other terms and conditions of the options will remain the same as the terms and conditions of the original options.

REGULATORY APPROVALS REQUIRED FOR THE MERGER [PAGE 48]

     Banking and financial services businesses such as Anchor and FCB are highly regulated. Anchor and FCB and their banking subsidiaries are subject to federal and state laws and regulations relating to all aspects of their business, including, among others, capital requirements, lending practices, disclosure requirements, limitations on dividends, liquidity requirements and insurance requirements. In addition, the companies are subject to the examination and supervision of various state and federal regulatory authorities. For a fuller explanation of the regulatory environment in which the companies operate, see "REGULATION" beginning on page 80.

CONDITIONS TO COMPLETION OF THE MERGER [PAGE 56]

     The completion of the merger depends on a number of conditions being satisfied or waived. Some of these conditions include:

     - approval of the merger by the holders of a majority of the outstanding shares of common stock of each company;

     -  approval of the merger by the regulatory authorities;

     - delivery of appropriate opinion letters by FCB's and Anchor's accountants regarding pooling of interests accounting treatment;

     -  the absence of any injunction or legal restraint blocking the merger;
        and

     - material compliance by Anchor and FCB with all agreements and covenants in the merger agreement.

     The merger will occur shortly after all of the conditions to the completion of the merger have been satisfied or waived. Although we expect to complete the merger during the second calendar quarter of 1999, we cannot be certain when the conditions to the merger will be satisfied or waived or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT [PAGE 56]

     The companies may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of both companies have approved it, provided that such termination is approved by the boards of directors of both companies.

     In addition, either Anchor or FCB may, without the consent of the other, terminate the merger agreement under various circumstances, including the following:

     -  if the merger is not completed by September 30, 1999;

     -  if Anchor's or FCB's shareholders do not approve the merger;

     -  if an injunction is issued preventing the merger;

     - if any regulatory body denies approval of the merger and neither company appeals that denial; or

     - if the other company has materially breached any of the representations, warranties, covenants or agreements contained in the merger agreement unless the breach, if curable, is cured within thirty (30) days after notice.

     FCB may terminate the merger agreement if as a result of a proposed acquisition of FCB by a third party, FCB's directors determine that they should terminate the merger agreement to fulfill their fiduciary obligations to FCB's shareholders. However, before FCB may do so, it must first advise Anchor of the identity of the third party and the terms of its proposal and give Anchor an opportunity to negotiate adjustments in the terms of the merger agreement. See "THE MERGER AGREEMENT -- Fiduciary Termination" on page 57. If this happens, Anchor will be able to exercise the option to purchase up to 19.9% of FCB's stock. See "The Stock Option Agreement" below.

     Finally, FCB may also terminate the merger agreement if the average price of Anchor stock, measured during a specified trading period prior to the date we receive the last approval necessary to complete the merger, falls below $15.00 per share and declines by more than 15% relative to an index of the prices of the common stocks of a group of other comparable publicly-traded companies. See "THE MERGER AGREEMENT -- Price Condition" on page 57.

AMENDMENT AND WAIVER [PAGE 59]

     The merger agreement may be amended prior to the completion of the merger, and some of the terms and conditions of the merger agreement may be waived.

THE STOCK OPTION AGREEMENT [PAGE 60]

     The companies have entered into a stock option agreement that could discourage other companies from trying or proposing to combine with FCB before the merger is completed. The stock option agreement gives Anchor an option to purchase up to 19.9% of FCB's stock. The option will only become exercisable in the event of an acquisition or contemplated acquisition of FCB by a party other than Anchor. As of the date of this Joint Proxy Statement/Prospectus, we did not know of any such acquisition or contemplated acquisition. A copy of the stock option agreement is attached as Appendix B.

DIVIDENDS [PAGE 17]

     Following completion of the merger, all Anchor shareholders (including former FCB shareholders) will be entitled to receive dividends, if any, as and if declared by Anchor's board of directors. Anchor currently anticipates continuing its practice of paying quarterly cash dividends following the completion of the merger. The future payment of any dividends by Anchor will depend upon several factors, including the profitability of the combined company, capital requirements, financial condition, growth, business opportunities, tax considerations, industry standards, economic conditions, restrictions in any then-existing credit agreements, and other factors that Anchor's board may deem relevant.

COMPARISON OF RIGHTS OF FCB AND ANCHOR SHAREHOLDERS [PAGE 75]

     The rights of FCB and Anchor shareholders are governed by the WBCL and each company's respective articles of incorporation and bylaws. Upon the completion of the merger, FCB shareholders will become shareholders of Anchor, and will have different rights under Anchor's articles and bylaws than they have now. In addition, Anchor shareholders have rights under Anchor's preferred share purchase rights plan that FCB shareholders do not have.

ACCOUNTING TREATMENT [PAGE 49]

     We expect the merger to qualify as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

FEDERAL INCOME TAX CONSEQUENCES [PAGE 49]

     ANCHOR SHAREHOLDERS. You will not recognize any taxable gain or loss or other taxable event as a result of the merger.

     FCB SHAREHOLDERS. You will not recognize taxable gain or loss for federal income tax purposes upon the exchange of FCB stock for Anchor stock in the merger, except that you will be taxed on the cash you receive in lieu of fractional shares, which will be nominal. The tax basis of the Anchor stock you will receive in the merger generally will be the same as the tax basis of the FCB stock exchanged. The holding period for the Anchor stock you will receive, which determines how any gain or loss should be treated for federal income tax purposes when that stock is sold, generally will include the holding period for the FCB stock you exchange in the merger.

     The merger is conditioned on our receipt of legal opinions that the federal income tax treatment will be as we have described in this document.

     This tax treatment may not apply to some shareholders and may depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you.

SELECTED FINANCIAL DATA

     The tables on the following pages show summary historical financial data for each of our companies, and similar information reflecting the merger of our two companies, which we refer to as "pro forma" data.

  ANCHOR SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The table below and on the next page shows summary historical financial data about Anchor. When you read this information, you should also read the historical financial statements we are incorporating by reference in this document, including the notes to those financial statements. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 for instructions on how to obtain these financial statements and other documents Anchor has filed with the SEC.

     We derived the historical consolidated financial data in the table for fiscal years 1994 through 1998 from Anchor's historical consolidated financial statements audited by Ernst & Young LLP, independent public accountants. We derived the historical consolidated financial data in the table for the nine-month periods ended December 31, 1998 and 1997, from Anchor's unaudited historical consolidated financial statements. In the opinion of Anchor management, these unaudited historical consolidated financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for those periods.

     Anchor's statements of income for fiscal years 1996 through 1998 and the nine-month periods ended December 31, 1998 and 1997, and its balance sheets for fiscal years 1997 and 1998 and at December 31, 1998 and 1997, are incorporated into this document by reference. Anchor's statements of income for fiscal years 1994 and 1995, and its balance sheets at March 31, 1994, 1995 and 1996, are not incorporated into this document by reference.

                                  AT OR FOR
                                 NINE MONTHS                             AT OR FOR FISCAL YEAR
                             ENDED DECEMBER 31,                             ENDED MARCH 31,
                           -----------------------   --------------------------------------------------------------
                              1998         1997         1998       1997(1)        1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
  Interest income........  $  117,256   $  111,449   $  148,971   $  140,551   $  125,719   $  104,884   $   97,306
  Interest expense.......      70,779       67,275       89,601       84,716       74,978       54,298       49,539
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income....      46,477       44,174       59,370       55,835       50,741       50,586       47,767
  Provision for loan
    losses...............         600          135          300          500          475        1,580        4,348
  Non-interest income....      14,077        8,807       12,212       13,551        9,163        7,508       11,106
  Non-interest
    expenses.............      30,742       28,049       38,294       47,406       36,964       33,033       32,788
  Income taxes...........      11,202        9,545       12,487        7,532        7,959        9,064        8,265
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.............  $   18,010   $   15,252   $   20,501   $   13,948   $   14,506   $   14,417   $   13,472
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA:
  Total assets...........  $2,123,461   $1,941,180   $1,999,307   $1,884,983   $1,754,556   $1,510,917   $1,380,276
  Investment
    securities...........      33,727       52,226       57,142       43,516       32,837       23,632       20,781
  Mortgage-related
    securities...........     232,728      209,101      194,765      240,401      220,998      160,401      187,710
  Loans receivable held
    for investment,
    net..................   1,698,609    1,527,716    1,591,089    1,461,423    1,361,080    1,231,107    1,066,945
  Deposits...............   1,497,715    1,355,799    1,392,472    1,312,445    1,240,958    1,098,210    1,065,741
  Non-performing
    assets...............       7,030       15,583       12,863       13,753       10,286       10,466       10,525
  Stockholders' equity...     136,166      129,006      127,951      117,887      118,402      111,187      105,137
  Shares
    outstanding(2).......      17,900       18,104       17,925       18,325       19,737       20,255       21,577

                                  AT OR FOR
                                 NINE MONTHS                             AT OR FOR FISCAL YEAR
                             ENDED DECEMBER 31,                             ENDED MARCH 31,
                           -----------------------   --------------------------------------------------------------
                              1998         1997         1998       1997(1)        1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA (2):
  Earnings (3):
    Basic................  $     1.05   $     0.84   $     1.13   $     0.75   $     0.71   $     0.69   $     0.60
    Diluted..............        0.98         0.79         1.06         0.71         0.68         0.67         0.58
  Book value at end of
    period...............        7.61         7.13         7.14         6.44         6.00         5.49         4.88
  Dividends paid.........        0.15         0.12         0.16         0.12         0.08         0.06         0.05
SELECTED RATIOS:
  Dividend payout
    ratio................       13.81%       13.69%       13.66%       15.83%       11.27%        8.26%        8.00%
  Yield on earning
    assets...............        7.85         7.99         7.99         7.91         7.87         7.46         7.42
  Cost of funds..........        4.93         5.00         4.99         4.96         4.96         4.11         4.04
  Interest rate spread...        2.92         2.99         3.00         2.95         2.91         3.35         3.38
  Net interest margin....        3.11         3.17         3.18         3.14         3.18         3.60         3.64
  Return on average
    assets...............        1.16         1.05         1.13         0.76         0.88         1.00         1.00
  Return on average
    equity...............       18.36        16.24        16.20        11.78        12.13        13.45        12.89
  Average equity to
    average assets.......        6.30         6.46         6.51         6.42         7.24         7.41         7.74
  Non-performing assets
    to total assets......        0.33         0.80         0.64         0.73         0.59         0.69         0.76
  Allowance for loan
    losses to total
    loans................        1.12         1.38         1.30         1.47         1.59         1.75         1.98

---------------

(1) In fiscal 1997, Anchor paid a one-time assessment to the SAIF of $7,700 ($4,600 net of taxes). See "REGULATION -- Insurance of Accounts, Premiums and Other Assessments" on page 90.

(2) Shares outstanding and per share data have been adjusted to reflect a five-for-four stock split distributed in October 1995, and two-for-one stock splits distributed in August 1997 and August 1998.

(3) Basic earnings per share and diluted earnings per share for all periods shown are restated to reflect the implementation of Statement of Financial Accounting Standards No. 128 (Earnings Per Share).

  FCB SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The table below and on the next page shows summary historical financial data about FCB. When you read this information, you should also read the historical financial statements we are incorporating by reference in this document, including the notes to those financial statements. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 for instructions on how to obtain these financial statements and other documents FCB has filed with the SEC.

     We derived the historical consolidated financial data in the table for fiscal years 1994 through 1998 from FCB's historical consolidated financial statements audited by Wipfli Ullrich Bertelson LLP, independent public accountants. We derived the historical consolidated financial data in the table for the nine-month periods ended December 31, 1998 and 1997, from FCB's unaudited historical consolidated financial statements. In the opinion of FCB management, these unaudited historical consolidated financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for those periods.

     These financial statements reflect FCB's acquisition of OSB Financial Corp. as of May 1, 1997, which was accounted for using the purchase method of accounting. FCB's statements of income for fiscal years 1996 through 1998 and the nine-month periods ended December 31, 1998 and 1997, and its balance sheets for fiscal years 1997 and 1998 and at December 31, 1998 and 1997, are incorporated into this document by reference. FCB's statements of income for fiscal years 1994 and 1995, and its balance sheets at March 31, 1994, 1995 and 1996, are not incorporated into this document by reference.

                                          AT OR FOR
                                         NINE MONTHS                      AT OR FOR FISCAL YEAR
                                     ENDED DECEMBER 31,                      ENDED MARCH 31,
                                     -------------------   ----------------------------------------------------
                                       1998     1997(1)    1998(1)    1997(2)      1996       1995     1994(3)
                                     --------   --------   --------   --------   --------   --------   --------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
  Interest income..................  $ 29,075   $ 28,129   $ 37,939   $ 19,965   $ 18,319   $ 15,060   $ 13,491
  Interest expense.................    16,015     15,857     21,292     10,827     10,081      7,365      6,652
                                     --------   --------   --------   --------   --------   --------   --------
  Net interest income..............    13,060     12,272     16,647      9,138      8,238      7,695      6,839
  Provision for loan losses........       318        800        950        350        200         36         76
  Non-interest income..............     2,735      2,053      3,010        987        765        597        948
  Non-interest expenses............     7,295      7,431      9,843      5,670      4,579      4,380      3,843
  Income taxes.....................     3,071      1,996      3,020      1,665      1,667      1,493      1,427
                                     --------   --------   --------   --------   --------   --------   --------
  Net Income.......................  $  5,111   $  4,098   $  5,844   $  2,440   $  2,557   $  2,383   $  2,441
                                     ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets.....................  $525,950   $519,911   $517,772   $271,185   $255,660   $239,305   $196,443
  Investment securities............    49,197     25,306     29,346     12,240      9,581     14,228     15,367
  Mortgage-related securities......    39,908     60,657     59,624     22,894     24,756     26,348     17,309
  Loans receivable held for
    investment, net................   373,884    389,246    370,934    221,496    204,897    186,807    143,385
  Deposits.........................   329,290    315,978    318,508    153,163    151,115    143,851    138,208
  Non-performing assets............     1,092      1,332      1,338        404        234        270        186
  Stockholders' equity.............    76,855     73,284     74,916     47,432     47,192     48,017     49,497
  Shares outstanding...............     3,841      3,863      3,867      2,464      2,513      2,632      2,834

                                          AT OR FOR
                                         NINE MONTHS                      AT OR FOR FISCAL YEAR
                                     ENDED DECEMBER 31,                      ENDED MARCH 31,
                                     -------------------   ----------------------------------------------------
                                       1998     1997(1)    1998(1)    1997(2)      1996       1995     1994(3)
                                     --------   --------   --------   --------   --------   --------   --------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Earnings(4):
    Basic..........................  $   1.37   $   1.12   $   1.59   $   1.03   $   1.03   $   0.93   $   0.84
    Diluted........................      1.34       1.09       1.55       1.01       1.01       0.92       0.83
  Book value at end of period......     20.01      18.97      19.37      19.25      18.78      18.25      17.47
  Dividends paid...................      0.64       0.56       0.76       0.69       0.57       0.39       0.06
SELECTED RATIOS:
  Dividend payout ratio............     46.72%     50.00%     47.80%     66.99%     55.34%     41.94%      7.14%
  Yield on earning assets..........      7.51       7.79       7.76       7.78       7.71       7.08       7.25
  Cost of funds....................      4.79       5.09       5.08       5.07       5.21       4.39       4.39
  Interest rate spread.............      2.72       2.70       2.68       2.72       2.50       2.69       2.86
  Net interest margin..............      3.38       3.42       3.41       3.57       3.47       3.62       3.67
  Return on average assets.........      1.30       1.11       1.17       0.92       1.04       1.09       1.27
  Return on average equity.........      8.98       7.61       8.06       5.18       5.27       4.90       6.37
  Average equity to average
    assets.........................     14.37      14.50      14.49      17.79      19.73      22.19      19.02
  Non-performing assets to total
    assets.........................      0.21       0.26       0.26       0.15       0.09       0.11       0.09
  Allowance for loan losses to
    total loans....................      0.96       0.94       0.91       0.62       0.51       0.47       0.59

---------------

(1) On May 1, 1997, FCB acquired OSB Financial Corp. Operations data for fiscal 1998 and for the nine months ended December 31, 1997 include the results of OSB Financial Corp. and subsidiaries from May 1, 1997, and reflects $827 of non-interest expenses related to the acquisition of OSB.

(2) In fiscal 1997, FCB paid a one-time assessment to the SAIF of $970 ($592 net of taxes). See "REGULATION -- Insurance of Accounts, Premiums and Other Assessments" on page 90.

(3) Non-interest income reflects $140 from the cumulative effect of a change in accounting principle.

(4) Basic earnings per share and diluted earnings per share for all periods shown are restated to reflect the implementation of Statement of Financial Accounting Standards No. 128 (Earnings Per Share).

  SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The table below and on the next page shows summary unaudited pro forma financial information for the combined company for fiscal 1996 through 1998 and for the nine-month periods ended December 31, 1998 and 1997. These pro forma presentations treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting, which is how we plan to account for the merger. When you read this information, you should also read the information under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" on page 67.

     We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. The unaudited pro forma operations and per share data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. They do include merger-related costs associated with FCB's acquisition of OSB Financial Corp. in May 1997.

     We anticipate that the merger will provide the combined company with financial benefits, including reduced operating expenses and opportunities to earn more revenue. These anticipated cost savings and benefits are not reflected in the pro forma information. See "-- Effects of the Merger" on page 4.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods.

                                         AT OR FOR
                                        NINE MONTHS                AT OR FOR FISCAL YEAR
                                    ENDED DECEMBER 31,                ENDED MARCH 31,
                                  -----------------------   ------------------------------------
                                     1998         1997         1998         1997         1996
                                  ----------   ----------   ----------   ----------   ----------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
  Interest income...............  $  146,331   $  139,578   $  186,910   $  160,516   $  144,038
  Interest expense..............      86,794       83,132      110,893       95,543       85,059
                                  ----------   ----------   ----------   ----------   ----------
  Net interest income...........      59,537       56,446       76,017       64,973       58,979
  Provision for loan losses.....         918          935        1,250          850          675
  Non-interest income...........      16,812       10,860       15,222       14,538        9,928
  Non-interest expenses.........      38,037       35,480       48,137       53,076       41,543
  Income taxes..................      14,273       11,541       15,507        9,197        9,626
                                  ----------   ----------   ----------   ----------   ----------
  Net income....................  $   23,121   $   19,350   $   26,345   $   16,388   $   17,063
                                  ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA:
  Total assets..................  $2,649,411   $2,461,091   $2,517,079   $2,156,168   $2,010,216
  Investment securities.........      82,924       77,532       86,488       55,756       42,418
  Mortgage-related securities...     272,636      269,758      254,389      263,295      245,754
  Loans receivable held for
     investment, net............   2,072,493    1,916,962    1,962,023    1,682,919    1,565,977
  Non-performing assets.........       8,122       16,915       14,201       14,157       10,520
  Deposits......................   1,827,005    1,671,777    1,710,980    1,465,608    1,392,073
  Stockholders' equity..........     207,821      202,290      202,867      165,319      165,594
  Shares outstanding(1).........      24,929       25,173       25,002       22,834       24,336

                                         AT OR FOR
                                        NINE MONTHS                AT OR FOR FISCAL YEAR
                                    ENDED DECEMBER 31,                ENDED MARCH 31,
                                  -----------------------   ------------------------------------
                                     1998         1997         1998         1997         1996
                                  ----------   ----------   ----------   ----------   ----------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA(1):
  Earnings(2):
     Basic......................  $     0.96   $     0.78   $     1.06   $     0.71   $     0.68
     Diluted....................        0.91         0.74         1.00         0.68         0.65
  Book value at end of period...        8.34         8.04         8.11         7.24         6.80
  Dividends paid................        0.15         0.12         0.16         0.12         0.08
SELECTED RATIOS:
  Dividend payout ratio.........       15.10%       14.74%       14.62%       16.90%       11.76%
  Yield on earning assets.......        7.80         7.94         7.94         7.90         7.85
  Cost of funds.................        4.91         5.02         5.01         4.98         4.99
  Interest rate spread..........        2.89         2.92         2.94         2.92         2.86
  Net interest margin...........        3.17         3.21         3.23         3.20         3.21
  Return on average assets......        1.18         1.06         1.08         0.78         0.90
  Return on average equity......       14.92        13.10        13.24         9.90        10.15
  Average equity to average
     assets.....................        7.94         8.10         8.15         7.84         8.86
  Non-performing assets to total
     assets.....................        0.31         0.69         0.56         0.66         0.63
  Allowance for loan losses to
     total loans................        1.17         1.34         1.29         1.44         1.53

---------------

(1) Shares outstanding and per share data reflect: (a) Anchor's five-for-four stock split distributed in October 1995, and Anchor's two-for-one stock splits distributed in August 1997 and August 1998; and (b) outstanding FCB shares times the Anchor/FCB exchange ratio of 1.83. Per share data are calculated based on the weighted average of the share price for the period presented. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" beginning on page 67 for more information on how per share data are calculated.

(2) Basic earnings per share and diluted earnings per share for all periods shown are restated to reflect the implementation of Statement of Financial Accounting Standards No. 128 (Earnings Per Share).

COMPARATIVE PER SHARE DATA

     The table below shows the earnings, book value and dividends per share for Anchor and FCB both on an historical and a pro forma basis. We derived the Anchor pro forma data by combining historical consolidated financial information of Anchor and FCB using the pooling of interests method of accounting for business combinations, all on the basis described under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" on page 67. We derived the FCB equivalent pro forma data by multiplying the Anchor pro forma data by the exchange ratio (1.83).

     You should read the respective audited and unaudited historical consolidated financial statements and related notes of Anchor and FCB incorporated by reference into this Joint Proxy Statement/ Prospectus.

                                                    AT OR FOR
                                                NINE MONTHS ENDED    AT OR FOR FISCAL YEAR
                                                  DECEMBER 31,          ENDED MARCH 31,
                                                -----------------   ------------------------
                                                 1998      1997      1998     1997     1996
                                                -------   -------   ------   ------   ------
ANCHOR HISTORICAL
Earnings per share:
  Basic......................................   $ 1.05    $ 0.84    $ 1.13   $ 0.75   $ 0.71
  Diluted....................................     0.98      0.79      1.06     0.71     0.68
Book value per share.........................     7.61      7.13      7.14     6.44     6.00
Dividends per share..........................     0.15      0.12      0.16     0.12     0.08
FCB HISTORICAL
Earnings per share:
  Basic......................................   $ 1.37    $ 1.12    $ 1.59   $ 1.03   $ 1.03
  Diluted....................................     1.34      1.09      1.55     1.01     1.01
Book value per share.........................    20.01     18.97     19.37    19.25    18.78
Dividends per share..........................     0.64      0.56      0.76     0.69     0.57
ANCHOR UNAUDITED PRO FORMA
Earnings per share:
  Basic......................................   $ 0.96    $ 0.78    $ 1.06   $ 0.71   $ 0.68
  Diluted....................................     0.91      0.74      1.00     0.68     0.65
Book value per share.........................     8.34      8.04      8.11     7.24     6.80
FCB EQUIVALENT PRO FORMA
Earnings per share:
  Basic......................................   $ 1.76    $ 1.43    $ 1.94   $ 1.30   $ 1.24
  Diluted....................................     1.67      1.35      1.83     1.24     1.19
Book value per share.........................    15.26     14.71     14.84    13.25    12.44
Dividends per share..........................     0.27      0.22      0.28     0.22     0.15

MARKET PRICES AND DIVIDENDS

     Anchor stock is listed on Nasdaq under the trading symbol "ABCW." FCB stock is listed on Nasdaq under the trading symbol "FCBF." The following table sets forth, for the quarters indicated, the range of the high and low sale prices of Anchor stock and FCB stock, as reported on Nasdaq, and the dividends paid per share.

                                         ANCHOR STOCK(1)                    FCB STOCK
                                  -----------------------------   -----------------------------
                                   HIGH       LOW     DIVIDENDS    HIGH       LOW     DIVIDENDS
                                  -------   -------   ---------   -------   -------   ---------
FISCAL 1998
  First Quarter................   $12.688   $10.500    $0.035     $25.500   $20.000    $0.180
  Second Quarter...............    15.000    12.063     0.040      28.000    24.750     0.180
  Third Quarter................    18.750    14.500     0.040      30.250    26.500     0.200
  Fourth Quarter...............    23.250    16.250     0.040      33.313    28.000     0.200
FISCAL 1999
  First Quarter................    23.375    18.875     0.050      34.000    30.250     0.200
  Second Quarter...............    24.000    19.344     0.050      32.000    25.750     0.220
  Third Quarter................    24.125    17.000     0.050      32.500    22.000     0.220
  Fourth Quarter...............    24.500    17.125     0.050      40.125    26.250     0.220
FISCAL 2000
  First Quarter(2).............    19.750    15.250       n/a      35.250    27.625       n/a

---------------

(1) Adjusted to reflect two-for-one stock splits distributed in August 1997 and August 1998.

(2) Through April 26, 1999.

     Anchor and FCB have, from time to time, engaged in open-market repurchases of their stock pursuant to repurchase authorizations issued by their respective boards of directors. There are no repurchase authorizations currently in effect for either company. Anchor's repurchase authorization expired in January, 1999, and was not renewed, and FCB's repurchase authorization was rescinded at the time the FCB board approved the execution of the merger agreement.

     In the table below we show the following prices for each of Anchor stock and FCB stock:

     - the average closing price for the 20 trading days immediately prior to the public announcement of the merger (after the markets closed on January 5, 1999);

     - the closing price on January 5, 1999 (the date the merger agreement was executed); and

     - the closing price on April 26, 1999, the last practicable trading day prior to the date of this Joint Proxy Statement/Prospectus.

     Also set forth below for each of those prices is the equivalent pro forma price of FCB stock, which was determined by multiplying the applicable price of Anchor stock by the exchange ratio (1.83). Because the exchange ratio is fixed and because the market price of Anchor stock is subject to fluctuation, the market value of the Anchor stock that FCB shareholders will receive in the merger may increase or decrease prior to and following the completion of the merger. We urge you to obtain current market quotations.

                                                          ANCHOR      FCB     FCB EQUIVALENT
                                                           STOCK     STOCK      PRO FORMA
                                                          -------   -------   --------------
Average closing price for the 20 trading days prior to
  public announcement of the merger....................   $21.497   $28.644      $39.340
Closing price on January 5, 1999.......................   $24.063   $26.750      $44.035
Closing price on April 26, 1999........................   $19.000   $33.750      $34.770

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING INFORMATION

     We make forward-looking statements in this document, including statements about the financial condition, results of operations, plans, objectives, future performance and business of each company, as well as information relating to the merger. These statements generally include the following:

     - statements relating to the cost savings and accretion to reported earnings we expect to result from the merger;

     -  statements relating to revenues we expect will result from the merger;

     - statements relating to integration costs we expect to incur in connection with the merger; and

     - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward looking statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995.

     Whether these forward looking statements will prove accurate in the future will depend on many things beyond our control, including, among other things, the following factors and potential events:

     - Interest rates may fluctuate, which could affect our cost of funds and/or interest income and reduce our net interest margin.

     - We may not realize the expected cost savings from the merger in a timely manner, or at all, or we may incur additional or unexpected costs.

     -  Revenues following the merger may be lower than we expect.

     - Competitive pressures in the industry or markets in which we operate may increase.

     - We may encounter greater than expected costs or difficulties related to the integration of our businesses or other acquired businesses.

     -  There may be changes in general economic or political conditions.

     - Technological changes, including "Year 2000" issues, may be more difficult or expensive to implement than we anticipate.

     - Changes may occur in the securities markets which affect us in adverse ways.

     - We may experience difficulties in obtaining regulatory approval of the merger.

     - We may lose key personnel expected to manage the integration of the two companies.

     - Our analyses of these risks and factors may be incorrect or the strategies we have developed to address them may be unsuccessful.

     Because the future accuracy of these forward-looking statements depends on risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

     All subsequent written and oral forward-looking statements attributable to Anchor or FCB or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Subject to the terms and conditions of the merger agreement, FCB will merge with and into Anchor. At the time of the merger, each share of FCB stock issued and outstanding immediately prior to the merger will be converted into the right to receive 1.83 shares of Anchor stock. The Anchor stock to be issued in the merger will include associated preferred share purchase rights. We urge you to read the copy of the merger agreement attached to this document as Appendix A and the description of Anchor stock and the preferred share purchase rights under "ANCHOR STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS" beginning on page 75.

     ANCHOR. At Anchor's special meeting, Anchor's shareholders will vote on a proposal to approve the merger, including the issuance of up to 7,449,974 shares of Anchor stock in the merger.

     ANCHOR'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ANCHOR'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER, INCLUDING THE ISSUANCE OF UP TO 7,449,974 SHARES OF ANCHOR STOCK IN THE MERGER.

     FCB. At FCB's special meeting, FCB's shareholders will vote on a proposal to approve the merger.

     FCB'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT FCB'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

RECORD DATE

     For each company, the record date for determining the shareholders entitled to vote on the merger at the special meetings is April 21, 1999. Only holders of record of Anchor stock at the close of business on that date will be entitled to receive notice of and vote at Anchor's special meeting. Only holders of record of FCB stock at the close of business on that date will be entitled to receive notice of and vote at FCB's special meeting.

SHARES OUTSTANDING; QUORUM

     ANCHOR. As of April 21, 1999, there were 18,068,490 shares of Anchor stock outstanding. A majority of the outstanding shares of Anchor stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at Anchor's special meeting. A list of Anchor shareholders entitled to vote at Anchor's special meeting is available for examination, during normal business hours, at Anchor's offices, 25 West Main Street, Madison, Wisconsin, and will be available at Anchor's special meeting.

     FCB. As of April 21, 1999, there were 3,840,680 shares of FCB stock outstanding. A majority of the outstanding shares of FCB stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at FCB's special meeting. A list of FCB shareholders entitled to vote at FCB's special meeting is available for examination, during normal business hours, at FCB's offices, 420 South Koeller Street, Oshkosh, Wisconsin, and will be available at FCB's special meeting.

VOTES REQUIRED

     ANCHOR. The affirmative vote of holders of a majority of the outstanding shares of Anchor stock is required to approve the merger. Each share of Anchor stock is entitled to one vote. As of the April 21, 1999 record date, Anchor directors and executive officers and their affiliates held 1,855,316 shares, or approximately 10.3%, of the Anchor stock entitled to vote at the special meeting. Each of the directors and executive officers of Anchor has indicated that he or she intends to vote for approval of the merger.

     FCB. The affirmative vote of holders of a majority of the outstanding shares of FCB stock is required to approve the merger. Each share of FCB stock is entitled to one vote. As of the April 21, 1999 record date, FCB directors and executive officers and their affiliates held 371,176 shares, or approximately 9.7%, of the FCB stock entitled to vote at the special meeting. Each of the directors and executive officers of FCB has indicated that he intends to vote for approval of the merger.

HOW SHARES WILL BE VOTED

     Shares represented by a proxy will be voted at the special meeting as specified in the proxy.

     PROXIES WITHOUT VOTING INSTRUCTIONS. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for approval of the merger.

     ABSTENTIONS. We will count a properly executed proxy marked "abstain" for purposes of determining whether there is a quorum, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of the holders of a majority of the outstanding common stock of each company is required for the approval of the merger, if you mark your proxy "abstain" it will have the same effect as if you voted AGAINST the merger.

     BROKER NON-VOTES. Your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In accordance with the rules of Nasdaq, your broker cannot vote your shares of Anchor or FCB stock without specific instructions from you. Because the affirmative vote of the holders of a majority of the outstanding common stock of each company is required to approve of the merger, if you do not instruct your broker how to vote, it will have the same effect as if you voted AGAINST the merger.

     OTHER MATTERS. Your proxy grants authority to the holders thereof to vote in their discretion on any other matters that may properly come before the special meeting (or any adjournments or postponements thereof), including proposals to adjourn the special meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the merger. However, if you vote against the merger, your shares will not be voted in favor of an adjournment to solicit further proxies. Anchor's management does not presently know of any other matters to be brought before Anchor's special meeting and FCB's management does not presently know of any other matters to be brought before FCB's special meeting.

HOW TO REVOKE A PROXY

     Granting a proxy on the enclosed proxy card will not prevent you from voting in person at the appropriate special meeting or otherwise revoking your proxy.

     An Anchor shareholder may revoke a proxy at any time prior to the special meeting by delivering a duly executed revocation or a proxy bearing a later date to J. Anthony Cattelino, Vice President and Secretary of Anchor, 25 West Main Street, Madison, Wisconsin 53703, or by giving notice of revocation in person at Anchor's special meeting.

     An FCB shareholder may revoke a proxy at any time prior to the special meeting by delivering a duly executed revocation or a proxy bearing a later date to Harold L. Hermansen, Vice President and Secretary of FCB, 420 South Koeller Street, Oshkosh, Wisconsin 54902, or by giving notice of revocation in person at FCB's special meeting.

     In addition, your proxy will be considered revoked if you vote your shares in person at your company's special meeting.

SOLICITATION OF PROXIES

     Anchor's board is soliciting proxies from Anchor's shareholders, and FCB's board is soliciting proxies from FCB's shareholders, for use at the special meetings. Each company will bear the cost of the solicitation of proxies from its own shareholders. We will share equally the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of those shares. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. Morrow & Co., Inc. will assist in the solicitation of proxies by Anchor and FCB for a joint fee of $10,000, plus reimbursement of reasonable out-of-pocket expenses to be allocated upon agreement of Anchor and FCB. We will indemnify Morrow against liabilities and expenses under federal securities laws and against other liabilities and expenses.

                                 THE COMPANIES

ANCHOR

     Anchor is a registered savings and loan holding company incorporated in Wisconsin engaged in the savings and loan business through its wholly-owned banking subsidiary, AnchorBank, S.S.B. AnchorBank was organized in 1919 as a Wisconsin-chartered savings institution. On July 15, 1992, AnchorBank converted from a state-chartered mutual savings institution to a stock savings institution. As part of the conversion, Anchor acquired all of the outstanding common stock of AnchorBank. Anchor also has a non-banking subsidiary, Investment Directions, Inc., which invests in limited partnerships. In March 1997, Investment Directions, Inc. created a subsidiary, Nevada Investment Directions, Inc., which also invests in limited partnerships.

     AnchorBank has 35 full service offices and two lending-only facilities in 14 Wisconsin counties, primarily serving markets in and around Madison, Wisconsin and throughout southern and southwestern Wisconsin. AnchorBank blends an interest in the consumer and small business markets with the willingness to expand its numerous checking, savings and lending programs to meet customers' changing financial needs. AnchorBank offers checking, savings, money market accounts, mortgages, home equity and other consumer loans, student loans, credit cards, annuities and related consumer financial services. AnchorBank also offers banking services to businesses, including checking accounts, lines of credit, secured loans and commercial real estate loans.

     AnchorBank has four wholly owned subsidiaries. Anchor Insurance Services, Inc. offers securities and annuities to AnchorBank's customers and other members of the general public. ADPC Corporation holds and develops some of AnchorBank's foreclosed properties. Anchor Investment Corporation was formed for the purpose of managing a portion of AnchorBank's investment portfolio (primarily mortgage-related securities). All of AnchorBank's subsidiaries, except Anchor Investment Corporation, are Wisconsin corporations.

     The executive offices of Anchor and AnchorBank are located at 25 West Main Street, Madison, Wisconsin 53703, and its main telephone number is (608) 252-8700.

     Additional information regarding Anchor and AnchorBank is included in Anchor's 1998 Annual Report on Form 10-K and other reports that Anchor has filed with the SEC which are incorporated by reference into this Joint Proxy Statement/Prospectus. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 95 for additional information on how to find these documents.

FCB

     FCB is the holding company for Fox Cities Bank. Fox Cities Bank was originally established in 1893 and constitutes FCB's primary business.

     Fox Cities Bank operates from 13 different locations, including its principal executive offices in Oshkosh, Wisconsin, as well as 12 branch office locations in Oshkosh, Neenah, Menasha, Appleton, Winneconne, Berlin, Ripon and Wautoma, Wisconsin. Fox Cities Bank considers its primary market area to be East Central Wisconsin (including Winnebago, Outagamie, Calumet, Waushara, Green Lake and Fond du Lac counties).

     The business of Fox Cities Bank is to attract savings deposits from the general public and use those deposits, together with other funds, to originate first mortgage loans on one- to four-family homes generally located in our market area. Fox Cities Bank also makes commercial, commercial real estate, five or more family residential, consumer and residential construction loans generally within its market area. In addition, Fox Cities Bank invests in mortgage-related and short- and intermediate-term government or government agency-backed investment securities and short-term liquid assets. Through a third party relationship, Fox Cities Bank makes available various investment securities and tax deferred annuities. Fox Cities Financial Services, Inc. also holds a 50% limited partnership interest in a 37-unit apartment complex providing housing for low/moderate income and elderly persons in Menasha, Wisconsin. Fox Cities Bank's other wholly-owned subsidiary, Fox Cities Investments, Inc., holds a portfolio of investment and mortgage-related securities.

     FCB's executive offices are located at 420 South Koeller Street, Oshkosh, Wisconsin 54902, and its main telephone number is (920) 303-4900.

     Additional information regarding FCB and Fox Cities Bank is included in FCB's 1998 Annual Report on Form 10-K and other reports that FCB has filed with the SEC which are incorporated by reference into this Joint Proxy
Statement/Prospectus. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 95 for additional information on how to find these documents.

                                   THE MERGER

GENERAL INFORMATION ABOUT THE MERGER

     The merger agreement provides for the merger of FCB with and into Anchor. Based upon the exchange ratio and the average closing price of Anchor stock for the 20 trading days immediately prior to the public announcement of the merger agreement on January 5, 1999 ($21.497 per share), each share of FCB stock would have been converted into Anchor stock with a value of $39.34, which represented a 37% premium over the average closing price of FCB stock for the 20 trading days immediately prior to the public announcement of the merger agreement. On January 5, 1999, based upon the exchange ratio and that day's closing price of Anchor stock ($24.0625 per share), each FCB share would have been converted into Anchor stock with a value of $44.04, which represented a 65% premium over the closing price of FCB stock on that date. On April 26, 1999, based upon the exchange ratio and that day's closing price of Anchor stock ($19.00 per share), each FCB share would have been converted into Anchor stock with a value of $34.77. At the completion of the merger, the Anchor stock received in exchange for FCB stock may have a market value that is greater or less than these amounts depending on the market price of Anchor stock at that time.

     Based upon the number of shares of Anchor stock and FCB stock outstanding on April 21, 1999, following the merger, former shareholders of FCB will hold approximately 28% of the outstanding Anchor stock, and the Anchor stock held by Anchor shareholders before the merger will represent approximately 72% of the outstanding Anchor stock after the merger.

     The discussion in this document of the merger and the description of the principal terms and conditions of the merger agreement and the merger are subject to and qualified in their entirety by reference to the merger agreement. A copy of the merger agreement is attached to this document as Appendix A and is incorporated herein by reference. See "THE MERGER AGREEMENT" beginning on page 51.

BACKGROUND OF THE MERGER

     Over the last several years, the financial services industry has become increasingly competitive, with many financial institutions expanding their size and market area through consolidation. In May 1997, consistent with this trend and to enhance its competitive position in the rapidly changing financial services industry, FCB combined in a merger-of-equals transaction with OSB Financial Corp., a bank holding company which served a market area proximate to FCB's market area. The combination of FCB and OSB resulted in an organization with in excess of $500 million in assets.

     Following completion of the merger with OSB, FCB, as the surviving corporation in the transaction, continued to review its market position in light of developments in its industry. In particular, management of FCB focused on the trend of continuing consolidation and increased competition in the banking and financial services industry in Wisconsin. As part of its effort to enhance FCB's ability to remain competitive in this environment, FCB's management analyzed, and discussed from time to time with FCB's board of directors, various strategic options available to FCB, including the following:

     - remaining an independent financial institution and pursuing internal expansion;

     - pursuing external growth either through selected strategic acquisitions or potential merger-of-equals transactions; and

     -  entering into a business combination with a larger entity.

     During the summer of 1998, FCB's board determined it was appropriate to expand the scope of its review of FCB's strategic options to maximize shareholder value and, accordingly, authorized management to retain outside advisors to assist in the process. In September 1998, FCB engaged Hovde as its financial advisor to assist in further analysis of potential strategic options. Foley & Lardner, FCB's outside counsel, was also engaged to assist FCB in its review.

     On September 21, 1998, the executive committee of FCB's board and representatives from Hovde met to consider various strategic alternatives available to FCB. This group discussed, among other things, the potential advantages and disadvantages to FCB of the following:

     - remaining independent and pursuing traditional asset and income growth through increased deposits and loans;

     - pursuing a merger-of-equals transaction with a comparably sized financial institution competitive in FCB's primary market area; and

     - pursuing a selected group of potential acquirors for the sale of FCB through an auction process.

     At the conclusion of this meeting, the executive committee decided to recommend that the issue be the subject of further deliberation by the entire board.

     At a regularly scheduled meeting on September 28, 1998, FCB's board discussed the strategic options considered by the executive committee. At that meeting, the board discussed the strategic alternatives outlined above and the potential advantages and disadvantages of each, as well as the current consolidation trend in the financial services industry and potential business combination partners for FCB. In connection with the discussion of potential combination partners, FCB's board discussed attributes which it felt were important in any potential acquiror, including, among others, the following:

     - historically strong stock performance and other indications of solid management and emphasis on maximization of shareholder value;

     - a presence in or proximate to FCB's primary market area to help ensure a smooth transition for and continued quality service to local customers; and

     -  a customer base and management philosophy comparable to those of FCB.

     Following these deliberations and based on its prior consideration of the issue, FCB's board decided to consider a possible strategic alliance with one of a selected group of potential acquirors.

     Following FCB's September 28, 1998 board meeting, FCB (with the assistance of Hovde) prepared a confidential package containing historical financial, operating and other information to be sent to potential acquirors. The package was prepared based on discussions between representatives of Hovde and members of FCB management, as well as due diligence examinations of FCB documents and records. Hovde advised FCB on potential combination partners and assisted FCB in selecting those financial institutions which were to receive the confidential information package. Those financial institutions were selected by FCB and Hovde based on the attributes described above, as well as industry reputation and financial strength. Anchor was one of several such selected institutions.

     During the next several weeks following initial distribution of the confidential materials, representatives of FCB and Hovde had discussions with various potential acquirors, including Anchor, who had received information packages and expressed an interest in entering into a business combination.

     During the week to ten days following Anchor's receipt of the information package and initial meetings with representatives of FCB and Hovde, Mr. Douglas Timmerman, the Chairman, President and Chief Executive Officer of Anchor, informally discussed Anchor's interest in FCB with Anchor's directors and contacted McDonald Investments Inc. with regard to acting as financial advisor to Anchor. Preliminary discussion and analysis noted the following:

     -  that FCB is a financially sound company;

     -  that FCB would be an attractive geographic fit;

     - that such a transaction would significantly strengthen and grow AnchorBank's presence in the Fox River Valley area of Wisconsin, which market research identifies as one of Wisconsin's most attractive areas and one in which AnchorBank had already committed to expanding its presence;

     - that FCB displays a similar commitment and philosophy to building consumer and business relationships;

     - that FCB would be a source of net worth to aid in AnchorBank's opportunity to grow assets;

     - the presence of business and community leaders on FCB's board was an asset;

     -  FCB's seasoned senior management with outstanding experience; and

     - that FCB's board and management had an overall attitude and commitment to building shareholder value.

     Anchor subsequently retained McDonald as its exclusive financial advisor to evaluate the materials provided by Hovde. A few days later, McDonald provided an analysis of the financial data to Anchor. Anchor and McDonald continued to analyze and discuss the potential merger and FCB's financial materials with senior management officers and Hovde and advised Anchor's independent auditors of the possible transaction.

     By mid-November 1998, FCB had received preliminary indications of interest from various potential acquirors, including Anchor. These indications of interest were analyzed by Hovde based on factors such as the value and type of consideration offered, the market characteristics of the potential acquiror's stock (for those acquirors offering stock), and the proposed treatment of FCB employees in the business combination and related employee concerns.

     On November 23, 1998, FCB's board met to discuss and consider the characteristics, advantages and disadvantages of the potential merger partners and their respective indications of interest. Representatives from Hovde were present at the meeting and reviewed with FCB's board the various proposals received to date from the potential acquirors. FCB's board compared the proposals by examining, among other things, the following:

     -  comparative market data among the bidders offering stock;

     - historical stock performance of the potential acquirors as compared to each other and to various market indices;

     - historical daily trading volume, growth rate and dividend yields of the competing bidders;

     -  a direct comparison of the key issues between the competing bids; and

     - the terms and conditions of other recent business combinations in the financial services industry.

     At the meeting, Foley & Lardner reviewed with FCB's directors their fiduciary duties and responsibilities in considering a business combination. Following these presentations and after further discussion between FCB's board and management, FCB's board decided to continue discussions with three of the parties (including Anchor) that had submitted preliminary indications of interest. FCB's board directed Foley & Lardner to begin preparation of a draft merger agreement for distribution to the potential acquirors. In addition, at the meeting, FCB's board directed Hovde to contact two additional potential merger partners identified by the directors. Those two parties were thereafter contacted by Hovde. One party declined to pursue a possible affiliation with FCB, while the other party provided a verbal indication of interest to Hovde, which was subsequently reported to FCB's board. FCB's board ultimately determined that, because of its terms, pursuing the verbal indication of interest was not in the best interests of FCB shareholders.

     On November 24, 1998, Hovde notified Anchor that FCB was interested in proceeding with more serious negotiations with Anchor. Anchor's board discussed the proposed transaction in executive session. Mr. Timmerman discussed with Hovde the possibility of conducting off-site due diligence of FCB. Dual due diligence lists were created, one for the off-site visit and one for a meeting between the parties.

     On November 30, 1998, members of FCB's management had separate meetings with representatives of several of the potential acquirors, including Anchor. In each separate meeting, the parties generally discussed their respective organizations and management philosophies, as well as their future plans and strategies. Each potential acquiror also discussed the terms and conditions of its preliminary bid, including, among other things, the following:

     -  the proposed exchange ratio to be used in a stock-for-stock transaction;

     -  the future management of the potential combined entity;

     - the potential acquiror's demand for a break-up fee and/or a lock-up option; and

     - potential synergies and other benefits of operating as a combined company.

     At one such meeting on November 30, 1998, Mr. Timmerman met with representatives of FCB at Anchor's offices to further discuss the proposed transaction between FCB and Anchor. From Anchor's standpoint, a number of due diligence issues were satisfied, and Anchor subsequently engaged the law firm of Whyte Hirschboeck Dudek S.C. to act as its legal advisor.

     Over the next several days, senior management at Anchor and FCB exchanged financial information relative to both organizations, and representatives from AnchorBank conducted off-site due diligence concentrating on the following:

     -  board minutes;

     -  environmental matters;

     -  human resource programs;

     -  corporate structure and administration;

     -  commercial and residential loan file review; and

     - various loan related reports and schedules regarding commercial and residential loans.

     On December 7, 1998, Foley & Lardner provided a preliminary draft of the merger agreement to Anchor and each of the other potential acquirors and their respective legal counsel for review and comment. Anchor's senior management officers discussed the draft merger agreement with Hovde and with Anchor's financial and legal advisors and its accountants. Mr. Timmerman also met with Anchor's legal advisors regarding implications associated with possible revisions to the draft merger agreement.

     On December 11, 1998, FCB received enhanced indications of interest from the potential acquirors, including an updated, non-binding indication of interest from Anchor, which included commentary, suggested changes and proposed language relating to the draft merger agreement provided to the potential acquirors.

     On December 14, 1998, FCB's board, and its financial and legal advisors, met to review these proposals. At that meeting, management representatives from Anchor and another competing bidder gave presentations to FCB's board regarding the proposals contained in their respective bids, as well as specific information regarding the management philosophy and historical operations of each bidder. Following those presentations, FCB's board, with the assistance of Hovde, reviewed the proposals and presentations and discussed the advantages and disadvantages of a potential combination with each bidder. Foley & Lardner was present at the meeting and distributed a preliminary summary of the terms and conditions of the enhanced bids which was reviewed and discussed by the directors. Following these discussions, FCB's board determined to proceed with negotiations with Anchor, based on, among other factors, the following:

     -  the exchange ratio proposed by Anchor;

     -  the consistent historical growth in the value of Anchor stock;

     - Anchor's geographical location and commitment to the market areas served by FCB;

     -  the philosophy of Anchor's management;

     -  the potential synergies associated with a combination with Anchor; and

     -  Anchor's potential for future growth and expansion.

     Over the next several days, representatives of FCB and Anchor held discussions regarding key elements of the draft merger agreement, including a proposed increase in the exchange ratio, the allocation of risk of stock price fluctuation prior to the consummation of the combination, the structure of the board of directors of the surviving entity, Anchor's management succession, the representations and warranties of the parties, and the lock-up option demanded by Anchor.

     On December 17, 1998, Anchor submitted an updated, non-binding indication of interest to FCB responding to issues raised at FCB's December 14, 1998 board meeting and in subsequent discussions.

     On December 18, 1998, FCB's board met to consider the status of the negotiations with Anchor and the terms of the draft merger agreement. Hovde discussed ongoing negotiations regarding the exchange ratio and the representation of current FCB directors on the board of directors of the surviving corporation. Foley & Lardner reviewed the terms and conditions of the transaction as contained in the draft of the merger agreement and ancillary documents, copies of which had been previously distributed to the directors, including the operation of the proposed stock option agreement. Counsel also reviewed the directors' fiduciary duties and responsibilities in considering and approving a business combination and indicated that, among other things, additional due diligence regarding the potential combination partner would be necessary prior to the execution of a definitive merger agreement. Following further negotiation between FCB and Anchor, and Anchor's agreement to increase the proposed exchange ratio and expand FCB representation on the board of the surviving corporation, FCB's board selected Anchor as the preferred merger partner and authorized management to continue its negotiations with Anchor toward a definitive merger agreement.

     Subsequent to December 18, 1998, representatives and advisors of Anchor and FCB continued discussions regarding the transaction and related documentation and negotiated the terms of the merger agreement, including the conditions to closing, termination provisions, and specific terms of the stock option agreement. Revised drafts of the merger agreement, stock option agreement and other ancillary agreements were distributed to FCB's board for review. Representatives of FCB also undertook various due diligence investigations regarding Anchor during this period.

     On December 23, 1998, Anchor held a special board meeting to review the proposed terms and conditions contained in the draft merger agreement. The directors identified and discussed the following topics:

     -  the exchange ratio provision;

     -  the appointment of two FCB directors to Anchor's board;

     - significant deal protection in the form of the stock option agreement and a limitation on FCB's right to terminate the merger based on Anchor's stock price;

     -  FCB's inability to further "shop" the transaction;

     -  Anchor's assumption of outstanding FCB stock options;

     -  the "fiduciary-out" provision for FCB's board of directors;

     - proposed employment agreements with some executives of FCB and payment for termination of existing FCB employment agreements;

     - the existence of an unfunded deferred compensation plan for FCB directors;

     - the acceleration of vesting of benefits under FCB's employee stock ownership plan; and

     - FCB's schedule of severance payments for employees who are not retained by Anchor following the merger.

     Anchor's financial advisors provided the directors with a comprehensive analysis of the criteria they took into account in analyzing the exchange ratio. The criteria identified and discussed included: (1) a relative contribution analysis for total assets, total loans, total deposits, total equity, tangible equity, last twelve months net income, and estimated 1999 fiscal year net income, (2) basic and diluted shares outstanding, (3) current market value, (4) other transactions in the marketplace, and (5) the financial advisor's valuations and cost savings projections. The board of directors ratified and affirmed the engagement of Anchor's financial advisors, accountants and legal advisors, and all other actions taken by management to date, and resolved to continue to negotiate the terms of the proposed transaction with FCB.

     Between December 23, 1998, and January 5, 1999, work continued on the draft merger agreement, including extensive discussion and conferences among the management and legal advisors of FCB and Anchor regarding the crafting of language and terms of the merger agreement and the appendices, schedules, and attachments thereto. Senior management officers of Anchor and FCB were in constant contact with each other, as well as their respective legal and financial advisors. Substantially final drafts of the merger agreement and stock option agreement were provided to the directors of Anchor and FCB on December 31, 1998, in preparation for special board meetings scheduled for January 5, 1999.

     On January 5, 1999, the boards of directors of FCB and Anchor met to consider approval of the merger agreement and related documents.

     At FCB's board meeting on January 5, 1999, Foley & Lardner reviewed in detail the terms and conditions of the transaction as contained in the merger agreement and ancillary documents, including the representations of the merger partners, the conditions to the consummation of the transaction and the termination provisions of the merger agreement (including the operation of the stock option agreement). Counsel also reviewed the handling of various other issues relating to the transaction, such as the conversion of existing FCB stock options and the termination of the FCB employee stock ownership plan, as well as matters related to employee benefit plans, employment agreements for some executive officers of FCB and the treatment of FCB employees following the combination. Counsel also reviewed with FCB's directors their fiduciary duties and responsibilities in approving a transaction such as the proposed merger. FCB management also made a presentation regarding potential synergies associated with the proposed merger, necessary regulatory approvals, the results of management's due diligence review of Anchor, and related matters. Representatives from Hovde reviewed various financial analyses undertaken by Hovde and advised FCB's board that, as of such date and based upon and subject to the matters discussed, the exchange ratio of
1.83 shares of Anchor stock per share of FCB stock then proposed by Anchor was fair, from a financial point of view, to FCB's shareholders. FCB's directors discussed the presentations they had received at this and other board meetings and, upon conclusion, unanimously approved the merger agreement and authorized its execution. FCB's board also authorized the execution of the stock option agreement and the issuance of FCB stock pursuant thereto.

     At Anchor's board meeting on January 5, 1999, Anchor's legal advisors thoroughly reviewed the terms and conditions of the transaction as contained in the merger agreement and ancillary documents, including the representations of the merger partners, the conditions to the consummation of the transaction and the termination provisions of the merger agreement (including the operation of the stock option agreement). Counsel also presented the results of its due diligence review of FCB and commented on the due diligence review by Anchor personnel and Anchor's accountants. Further items presented by counsel and reviewed by the directors included:

     -  the exchange ratio and associated issues;

     - deal protection for Anchor in the form of a limitation on FCB's right to terminate the merger based on Anchor's stock price;

     -  the stock option agreement and no-shop provision;

     - the impact of converting FCB's outstanding stock options into Anchor options;

     - the acceleration of vesting of benefits under and termination of FCB's employee stock ownership plan;

     - the proposed employment agreements with some executives of FCB and payments for termination of existing FCB employment agreements and associated employee issues;

     -  Anchor's appointment of two FCB directors to its board;

     -  treatment of the FCB directors' deferred compensation arrangements;

     - Anchor's issuance of approximately seven million shares of common stock in the transaction;

     -  the various regulatory filings; and

     -  a tentative timeline.

     Anchor's financial advisors distributed a comprehensive handout and thoroughly reviewed various financial analyses and pro forma estimates undertaken by McDonald, as well as identification of and commentary relating to potential synergies associated with the proposed merger, and advised Anchor's board that, as of such date and based upon and subject to the matters discussed, the proposed exchange ratio was fair from a financial point of view to Anchor shareholders. Anchor's directors discussed the presentations they had received at this and other board meetings and, upon conclusion, unanimously approved the merger agreement and stock option agreement and authorized their execution.

     Following the January 5, 1999 board meetings, FCB and Anchor executed the merger agreement and the stock option agreement and issued press releases announcing that they had reached an agreement to merge FCB with and into Anchor.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     ANCHOR. At a meeting on January 5, 1999, Anchor's board of directors unanimously approved the merger and decided to recommend approval of the merger to Anchor's shareholders. In reaching its determination, the Anchor board of directors consulted with Anchor management, as well as its financial and legal advisors, and considered the following material factors, each of which supported the board's recommendation:

     - The long-term interests of Anchor and its shareholders, as well as the interests of Anchor employees, customers, creditors, suppliers and the communities in which Anchor operates.

     - Information concerning the business, earnings, operations, financial condition and prospects of Anchor and FCB, both individually and on a combined basis.

     - The presentation made by McDonald at Anchor's January 5, 1999 board meeting and McDonald's opinion that as of such date and based upon and subject to the matters reviewed with Anchor's board of directors, the exchange ratio of 1.83-to-1 was fair from a financial point of view to Anchor's shareholders. This opinion was considered together with the valuation and other analyses presented to Anchor's board by McDonald. A description of McDonald's analyses and opinion dated as of the date of this Joint Proxy Statement/Prospectus is set forth under "-- Opinions of Anchor's Financial Advisor" on page 35.

     - That the merger provides Anchor with opportunities to enhance revenue and profitability through mortgage, commercial and consumer loan growth.

     - That the merger combines companies with strong positions in attractive markets, providing for complementary strategic and geographic diversification (including FCB's strong market position in Winnebago County and Anchor's position as the fourth-largest banking institution headquartered in Wisconsin in asset size).

     - The opportunity to leverage economies of scale and operating efficiencies and realize a portion of the anticipated $2.8 million in cost savings through the consolidation of accounting, data processing, retail and lending support and other functions, resulting in expected accretion to earnings in fiscal 2001 of approximately 1% to 2%.

     - The ability of the combined company to increase market penetration in the geographic markets currently served by FCB through the marketing of the expanded menu of services and products Anchor currently offers to its customers.

     - That the merger provides Anchor with the scale, geographic scope, product diversity and complementary competencies to enable it to serve its customers better, which should allow the combined company to benefit, over the long term, from increased financial strength, revenue diversification and financial flexibility as compared to either company on a stand-alone basis.

     - The terms of the merger agreement, including the conditions that the merger be accounted for as a pooling of interests and that the merger will be a tax-free reorganization for federal income tax purposes.

     - The effects of the stock option granted by FCB which enables Anchor, under limited circumstances, to acquire up to 19.9% of FCB's stock if FCB agrees to merge with or be acquired by another party, including the potential effect that the stock option agreement may have on the ability of other parties to make competing business combination proposals to FCB.

     - The recent and historical trading prices of FCB stock and Anchor stock relative to those of other industry participants, and the potential for appreciation in the value of Anchor stock following the merger. As detailed in "Opinions of FCB's Financial Advisor" on page 42 of this document, based upon Anchor's closing price of $24.00 on December 31, 1998 and utilizing the exchange ratio of 1.83, the implied value per share to FCB shareholders resulted in a range of $37.37 to $43.92 during the last 90 trading days ending December 31, 1998, representing a premium in the range of 33.75% to 57.21% to FCB's December 31, 1998 closing price of $27.94.

     - That current Anchor shareholders would continue to own approximately 71% of the combined company immediately following the merger.

     - The ability to consummate the merger, including, in particular, the likelihood of obtaining regulatory approvals and the terms of the merger agreement regarding the obligations of both companies to pursue such regulatory approvals.

     - The measures taken by the parties to provide reasonable assurance to each other that the merger will occur.

     The board of directors of Anchor also considered a variety of inherent risks and other potentially negative factors in deliberations concerning the merger. In particular, the board of directors of Anchor considered the risks associated with integrating the operations of FCB with Anchor's existing operations (including the loss of key personnel of FCB); difficulty in integrating corporate, accounting, financial reporting and management information systems; and strain on existing levels of personnel to operate FCB's business.

     The board of directors of Anchor did not receive a quantitative analysis of all the factors listed above. However, based on the foregoing, and the recommendation of management of Anchor, the board of directors of Anchor concluded that the anticipated benefits of the merger outweighed the possible detriments.

     Based on these factors, Anchor's board approved the merger consideration -- 1.83 shares of Anchor stock for each share of FCB common stock issued and outstanding -- which had been negotiated by Anchor management and FCB management in consultation with their respective financial advisors.

     The foregoing discussion is not intended to be exhaustive but includes the material information and factors considered by the Anchor board of directors in its consideration of the merger. In view of the wide variety of factors considered, the Anchor board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Anchor board of directors may have given different weights to different factors.

     THE ANCHOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANCHOR SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     FCB. At a meeting on January 5, 1999, FCB's board of directors unanimously approved the merger agreement and authorized and approved the merger. At that meeting, the board of directors decided to recommend that the shareholders of FCB vote in favor of the approval of the merger at the FCB special meeting.

     In reaching its determination, FCB's board of directors consulted with FCB management, as well as its financial and legal advisors, and considered the following material factors, each of which supported the board's determination and recommendation:

     - That the merger would provide FCB shareholders an opportunity to receive a premium for their shares of FCB stock based on the generally prevailing market prices at the time the board of directors approved the merger and on market prices of the two companies' stocks at various intervals during the 90 trading days prior to December 31, 1998.

     - Hovde's opinion to the effect that, as of January 5, 1999, the exchange ratio was fair to the shareholders of FCB from a financial point of view. The opinion was considered together with the valuation and other analyses presented to the board of directors by Hovde. A description of Hovde's opinion (updated to the date of this Joint Proxy Statement/Prospectus) and analyses is set forth below under "-- Opinions of FCB's Financial Advisor" on page 42.

     - The current and historical trading prices of FCB stock and Anchor stock relative to each other and to other similarly situated institutions.

     -  The historical performance of FCB and Anchor.

     - The historical strength of Anchor's stock. In a presentation given by Hovde dated December 14, 1998, FCB's board of directors reviewed a historical stock price and volume graph detailing Anchor's performance from December 31, 1992 to December 11, 1998. During this period, Anchor's stock price increased from $3.56 on December 31, 1992 to $19.00 on December 11, 1998, representing a compound annual growth rate of 32.5%.

     - The potential for growth in the value of Anchor stock following the merger and the opportunity for FCB shareholders to participate in any such increase through the ownership of approximately 29% of the outstanding Anchor shares (based upon the number of shares of Anchor stock and FCB stock outstanding as of September 30, 1998). In this regard, FCB's board considered Anchor's expected financial performance following the merger, including:

       - The combined business, operations, financial condition, operating results and prospects of FCB and Anchor, including Anchor's expectation that the merger will result in the growth of earnings per share beginning in fiscal 2001, excluding costs related to the merger; and

       - the potential for cost savings that would be created by combining the businesses of FCB and Anchor, and weighed against the potential initial costs that likely would be incurred by Anchor to achieve such cost savings.

     - Various alternatives to the merger available to FCB, including the alternative of remaining independent, as well as the risks associated with such alternatives.

     - The geographic fit of the operations of the companies, including the general lack of overlap in the markets served by the companies. The board of directors noted in particular that Anchor has a leading position in markets surrounding Madison and Stevens Point, Wisconsin, and in western and southwestern Wisconsin generally, which are markets in which FCB does not operate.

     - That the merger will enhance Anchor's position as the largest thrift institution headquartered in Wisconsin, with more than $2.6 billion in assets after the merger, which is substantially larger than either Anchor or FCB alone. FCB's board considered this in light of the continued consolidation of and developing competitive environment in the financial services industry generally. The FCB board also considered the conclusion of management that economies of scale, including increased and operating efficiencies, would likely be required to achieve success in the financial services industry in the near future.

     - The historical performance and reputation of the Anchor management team, and the belief of FCB management that Anchor and FCB have complementary approaches to business.

     - The fact that some members of the existing FCB management team would join Anchor management following the merger. In particular, the board of directors noted that James J. Rothenbach, FCB's President and Chief Executive Officer, would become Senior Vice President of the combined company, and that members of FCB's current board of directors, to be selected by Anchor, would become members of Anchor's and AnchorBank's boards of directors following the merger.

     - Other terms of the merger agreement, including the reciprocal representations, warranties and covenants contained in the merger agreement, and the conditions to each party's obligation to consummate the merger.

     - The ability of FCB and Anchor to complete the merger, including the likelihood of obtaining necessary regulatory approvals and the obligations of both companies to attempt to obtain those approvals.

     - The social and economic effects of the merger on the employees, customers, suppliers and other constituents of FCB and its subsidiaries and on the communities in which FCB operates.

     - That pooling of interests accounting treatment should be available for the merger and that the merger will be a tax-free reorganization for federal income tax purposes.

     FCB's board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

     - The fact that the merger agreement does not provide for any adjustment to the exchange ratio and that, as a result, the value of the Anchor stock that FCB shareholders receive in the merger could be less than such value on the date FCB's board approved the merger agreement due to fluctuations in the market price of Anchor stock. This risk was mitigated in the view of FCB's board by the fact that the merger agreement allows FCB to terminate its obligation to complete the merger if Anchor's stock price, and its stock price relative to the price of a select group of midwestern thrifts, drops below a specified level prior to closing (see "THE MERGER -- Price Condition" on page 57).

     - The fact that FCB shareholders will receive less in annual dividends on a pro forma basis following the merger assuming that Anchor maintains its current dividend policy.

     - The fact that the merger involves the combination of two companies that previously have operated independently. Such a combination involves a number or risks, including the risk that the potential difficulties in integrating the operations of the two companies will prevent the achievement of expected cost savings. FCB's board also considered that these risks were outweighed by the possibility of increased value to FCB shareholders that could potentially be realized by combining with Anchor.

     - The fact that the merger will result in a charge to Anchor's earnings in the first quarter following the merger, which was expected to be $10.0 million including transaction fees and costs incidental to the merger. In this context, FCB's board also considered that the merger is expected to be accretive to Anchor's earnings in the year 2001.

     - That the interests of some FCB officers and directors with respect to the merger may differ from or conflict with the interests of the shareholders of FCB. The interests of these officers and directors are described below under "-- Interests of Members of FCB's Board of Directors and Management in the Merger" on page 47.

     - That the stock option granted to Anchor by FCB may deter third parties from proposing an alternative transaction that may be more advantageous to FCB shareholders.

     FCB's board took into account other mitigating factors to these potential risks in addition to those mentioned above. No greater weight or significance was attached to any of these factors than any others by FCB's board in determining to approve the execution of the merger agreement.

     Based on these factors, FCB's board approved the merger consideration --
1.83 shares of Anchor stock for each share of FCB common stock issued and outstanding -- which had been negotiated by Anchor management and FCB management in consultation with their respective financial advisors.

     The foregoing discussion describes the material factors considered by FCB's board in its consideration of the merger. Following such consideration, and taking into account the recommendation of management, the board of directors concluded that the positive factors described above outweighed the negative factors described above. In view of the variety of factors considered, the board of directors did not find it practical to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of FCB's board of directors may have given different weights to different factors.

     THE BOARD OF DIRECTORS OF FCB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF FCB VOTE FOR THE APPROVAL OF THE MERGER.

OPINIONS OF ANCHOR'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated November 12, 1998, between Anchor and McDonald, Anchor retained McDonald to act as its sole financial advisor in connection with the merger and related matters. As part of its engagement, McDonald agreed, if requested by Anchor, to render an opinion with respect to the fairness to the holders of Anchor stock, from a financial point of view, of the exchange ratio set forth in the merger agreement. McDonald is a nationally recognized specialist in the financial services industry in general, and in Midwestern banks and thrifts in particular. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Anchor selected McDonald as its financial advisor based upon its qualifications, expertise and reputation in such capacity.

     For its financial advisory services provided to Anchor, McDonald was paid a fee of $50,000 when the merger agreement was signed and a fee of $100,000 upon the delivery of its updated opinion for inclusion in this Joint Proxy Statement/Prospectus. McDonald will be paid a fee of $200,000 upon the closing of the merger. In addition, Anchor has agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred by it on Anchor's behalf, as well as indemnify McDonald against liabilities which may arise under federal securities laws and other liabilities.

     McDonald is a member of all principal securities exchanges in the United States. In the conduct of its broker-dealer activities, McDonald has from time to time purchased securities from and sold securities to Anchor and/or FCB. As a market maker, McDonald may also have purchased and sold the securities of Anchor and/or FCB for McDonald's own account and for the accounts of its customers.

     FAIRNESS OPINIONS

     On January 5, 1999, McDonald delivered its oral opinion, subsequently confirmed in writing, that the exchange ratio was fair to Anchor shareholders, from a financial point of view, as of January 5, 1999. In connection with rendering its January 5, 1999 opinion, McDonald conducted various investigations and procedures and engaged in various analyses, some of which were presented to Anchor's board on January 5, 1999. These investigations, procedures and analyses are summarized below.

     McDonald updated its January 5, 1999 opinion and delivered to Anchor's board a written opinion dated as of April 28, 1999, that the exchange ratio was fair to Anchor shareholders from a financial point of view as of that date. The full text of McDonald's April 28, 1999 opinion, which sets forth the assumptions made, matters considered and extent of review by McDonald, is attached as Appendix C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this Joint Proxy Statement/Prospectus. In connection with delivery of its April 28, 1999 opinion, McDonald performed procedures to update, as necessary, some of its analyses and reviewed the assumptions on which they were based and the factors it considered in connection with its January 5, 1999 opinion. McDonald did not perform any analyses in addition to those described above in updating the opinion.

     THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MCDONALD'S APRIL 28, 1999 OPINION ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C. MCDONALD'S OPINIONS DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF ANCHOR AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT ANCHOR'S SPECIAL MEETING.

     INVESTIGATIONS AND PROCEDURES

     No limitations were imposed by Anchor on McDonald with respect to the investigations made or the procedures followed in rendering its opinions. McDonald, in connection with rendering its opinions:

     - reviewed Anchor's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended March 31, 1998, March 31, 1997 and March 31, 1996, including the audited financial statements contained therein, and Quarterly Reports on Form 10-Q for the three-month periods ended December 31, 1998, September 30, 1998 and June 30, 1998;

     - reviewed FCB's audited financial statements for the year ended March 31, 1998, and the Proxy Statement for FCB Financial Corp. and OSB Financial Corp., dated March 17, 1997 and audited financial statements for FCB for each of the years ended March 31, 1997 and March 31, 1996, and for OSB for the year ended December 31, 1996; and FCB's unaudited financial statements for the three-month periods ended December 31, 1998, September 30, 1998 and June 30, 1998;

     - reviewed other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Anchor, FCB and OSB provided to McDonald or publicly available;

     - participated in meetings and telephone conferences with members of senior management of Anchor concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald believed relevant to its inquiry;

     - reviewed stock market information for Anchor stock and FCB stock and compared it with similar information for various publicly traded companies;

     - compared the results of operations and financial condition of Anchor and FCB with that of other companies which McDonald deemed to be relevant for purposes of its opinions;

     - reviewed the financial terms, to the extent publicly available, of other acquisition transactions which McDonald deemed to be relevant for purposes of its opinions;

     - reviewed the merger agreement dated January 5, 1999 and its schedules and exhibits and other related documents; and

     - performed such other reviews and analyses as McDonald deemed appropriate.

     The oral and written opinions provided by McDonald to Anchor were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinions, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Anchor to McDonald for purposes of rendering its opinions. McDonald did not independently verify any of the information provided as being complete and accurate in all material respects. McDonald developed financial forecasts for Anchor and FCB which it derived by using third-party projections of future financial performance, where available, and historical financial performance. McDonald reviewed these forecasts with the management team of Anchor, who indicated that it had no basis for disagreeing with the methodology employed or the results derived by McDonald, although Anchor did not endorse or verify the accuracy of such forecasts. McDonald also considered projections of cost savings provided by Anchor and FCB management and assumed that these projections had been reasonably prepared on bases reflecting the best available estimates and judgments of Anchor and FCB as to these cost savings. McDonald did not reflect any potential revenue enhancements or other synergies, which were not quantified by the companies, in developing its forecasts. These forecasts cannot be assumed to have been prepared with a view towards public disclosure, and were based upon numerous variables and assumptions that are inherently uncertain, including, amongst others, factors relative to the general economic and competitive conditions facing Anchor and FCB. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Anchor and FCB are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Anchor or FCB, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Anchor and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Anchor, McDonald adjusted the data to reflect full dilution, i.e., the exercise of all outstanding options and/or warrants (utilizing the treasury stock method). In particular, McDonald assumed that the merger will be recorded as a "pooling-of-interests" in accordance with generally accepted accounting principles.

     SUPPORTING ANALYSES

     In connection with rendering its January 5, 1999 opinion, McDonald performed a variety of financial and comparative analyses which were presented to Anchor's board and are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinions derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also accounted for the assessment of general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinions.

     COMPARABLE COMPANY ANALYSIS: McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for FCB with corresponding information for 19 publicly traded midwestern thrifts with assets between $400 million and $800 million, (the "FCB Peer Group"). The FCB Peer Group is listed below (alphabetically):

Camco Financial Corporation, Cambridge, OH

EFC Bancorp, Inc., Elgin, IL

Emerald Financial Corporation, Strongsville, OH

FFY Financial Corp., Youngstown, OH

Fidelity Bancorp, Inc., Chicago, IL

First Defiance Financial Corp., Defiance, OH

First Federal Financial Corporation,
  Elizabethtown, KY

First Federal Savings Bank (MHC),
  Sioux City, IA
First Midwest Financial, Inc., Storm Lake, IA

First Northern Capital Corporation, Green Bay, WI

Hallmark Capital Corp., West Allis, WI

Harrington Financial Group, Inc., Richmond, IN
HF Financial Corp., Sioux Falls, SD

HMN Financial, Inc., Spring Valley, MN

Home Federal Bancorp, Seymour, IN

Kankakee Bancorp, Inc., Kankakee, IL

Mutual Savings Bank, FSB, Bay City, MI

PVF Capital Corp., Bedford Heights, OH

     The table below represents a summary analysis of the FCB Peer Group based on market prices as of December 31, 1998 and the latest publicly available financial data as of September 30, 1998:

                                                            MEAN   MEDIAN    FCB
                                                            ----   ------   -----
Last Twelve Month Earnings...............................   15.4x   15.7x    15.5x
Price to Book Value......................................   130%     134%     141%
Price to Tangible Book Value.............................   138%     134%     141%
Dividend Yield...........................................   1.84%   1.98%    3.15%
Return on Average Assets.................................   0.64%   0.74%    1.32%
Return on Average Equity.................................   5.27%   8.66%    9.22%
Leverage Ratio...........................................   9.43%   9.19%   14.18%
Efficiency Ratio.........................................   64.9%   59.5%    45.5%

     McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Anchor with corresponding information for 24 publicly traded midwestern banks and thrifts (the "Anchor Peer Group"). The Anchor Peer Group is listed below (alphabetically):

Alliance Bancorp, Hinsdale, IL            First Midwest Bancorp, Inc., Itasca, IL
AMCORE Financial, Inc., Rockford, IL      First Northern Capital Corp, Green Bay, WI
Associated Banc-Corp, Green Bay, WI       Flagstar Bancorp, Inc., Bloomfield Hills, MI
Brenton Banks, Inc., Des Moines, IA       Grand Premier Financial, Wauconda, IL
CFSB Bancorp, Inc., Lansing, MI           Hallmark Capital Corp., West Allis, WI
Chemical Financial Corp, Midland, MI      MAF Bancorp, Inc., Clarendon Hills, IL
Community First Bankshares, Fargo, ND     Metropolitan Financial Corp., Mayfield Heights, OH
Corus Bankshares, Inc., Chicago, IL       Mutual Savings Bank, Bay City, MI
F&M Bancorporation, Inc., Kaukauna, WI    Ottawa Financial Corp, Holland, MI
First Federal Capital Corp., La Crosse,   St. Francis Capital Corp, Brookfield, WI
WI                                        St. Paul Bancorp, Inc., Chicago, IL
First Financial Bancorp., Hamilton, OH    TCF Financial Corporation, Minneapolis, MN
First Indiana Corporation, Indianapolis,
IN

     The table below represents a summary analysis of the Anchor Peer Group based on market prices as of December 29, 1998 and the latest publicly available financial data as of September 30, 1998:

                                                    MEAN     MEDIAN    ANCHOR
                                                    -----    ------    ------
Last Twelve Month Earnings......................     16.7x    15.9x     19.7x
Price to Next Year Earnings.....................     14.3x    14.1x     19.5x
Price to Book Value.............................      217%     202%      315%
Price to Tangible Book Value....................      243%     214%      320%
Dividend Yield..................................     2.21%    2.17%     0.83%
Return on Average Assets........................     1.13%    1.04%     1.15%
Return on Average Equity........................    12.97%   12.93%    17.69%
Leverage Ratio..................................     8.19%    8.32%     6.07%
Efficiency Ratio................................     55.1%    54.8%     51.1%

     COMPARABLE TRANSACTION ANALYSIS: McDonald reviewed and compared actual information for comparable pending or closed transactions it deemed pertinent to the merger, including 22 thrift merger and/or acquisition transactions with seller's assets between $300 million and $1 billion (the "Midwest
Transactions"). The following is a list of the Midwest Transactions:

                   BUYER                                        SELLER
-------------------------------------------   -------------------------------------------
Coal City Corp, Coal City, IL                 Avondale Financial, Chicago, IL
Fidelity Finl of OH, Cincinnati, OH           Glenway Finl Corp. Cincinnati, OH
Fifth Third Bancorp, Cincinnati, OH           Enterprise Fedl Bncp, West Chester, OH
FBOP Corporation, Oak Park, IL                Calumet Bancorp Inc., Dolton, IL
MAF Bancorp Inc., Clarendon Hills, IL         Westco Bancorp Inc., Westchester, IL
Union Planters Corp., Memphis, TN             First Mutual Bancorp, Decatur, IL
State Fin'l Svcs Cp, Hales Corners, WI        Home Bncp of Elgin, Elgin, IL
Second Bancorp Inc., Warren, OH               Trumbull Finl Corp., Warren, OH
FirstMerit Corp, Akron, OH                    Security First Corp., Mayfield Heights, OH
Charter One Finl, Cleveland, OH               CS Financial Corp., Cleveland, OH
Citizens Finl Svcs, Munster, IN               SuburbFed Financial, Flossmoor, IL
Alliance Bncp, Hinsdale, IL                   Southwest Bancshares, Hometown, IL
Commercial Federal, Omaha, NE                 Perpetual Mdwst Finl, Cedar Rapids, IA
Magna Group, St. Louis, MO                    Charter Financial, Sparta, IL
Mercantile Bancorp, St Louis, MO              HomeCorp Inc., Rockford, IL
Commercial Federal, Omaha, NE                 Mid Continent Bcshrs, El Dorado, KS
Union Planters Corp., Memphis, TN             Sho-Me Financial, Mt. Vernon, MO
Charter One Finl, Cleveland, OH               Haverfield Corp., Cleveland, OH
Pinnacle Financial, St. Joseph, MI            Indiana Fed'l Corp., Valparaiso, IN
Mutual Savings Bank, Milwaukee, WI            First Federal Bcshrs, Eau Claire, WI
Hinsdale Finl Corp, Hinsdale, IL              Liberty Bancorp, Chicago, IL
BancFirst Ohio Corp, Zanesville, OH           County Savings Bank, Newark, OH

     The following table represents a summary analysis of the Midwest Transactions based on the announced transaction values:

                                                     MEAN    MEDIAN    FCB
                                                     ----    ------    ----
Last Twelve Month Earnings.......................    25.3x    23.7x    24.9x
Price to Book Value..............................     197%     182%     222%
Price to Tangible Book Value.....................     209%     183%     222%
Price to Assets..................................    21.6%    19.4%    32.1%

     CONTRIBUTION ANALYSIS: McDonald analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Anchor shareholders would hold approximately 71% of the pro forma diluted shares. Anchor's approximate contributions are listed below by category:

Assets......................................................     80%
Loans.......................................................     83%
Deposits....................................................     82%
Equity......................................................     63%
Tangible equity.............................................     63%
Last twelve month earnings..................................     77%
1999 estimated earnings.....................................     75%
1999 estimated earnings with cost savings...................     71%
2000 estimated earnings.....................................     75%

     ACCRETION/DILUTION ANALYSIS: On the basis of financial projections and estimates of ongoing cost savings accruing to the pro forma company provided to McDonald by management, as well as estimated one-time costs related to the transaction, McDonald compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections of Anchor.

     The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

     - no impact to earnings for Anchor shareholders in fiscal 2000, and 1% to 2% accretion in fiscal 2001;

     - similar cash dividends for Anchor shareholders, assuming the board maintained its current dividend policy;

     - accretion to book value of 14% to 17% for Anchor shareholders over the period of the analysis; and

     - accretion to tangible book value of 14% to 18% to Anchor shareholders over the period of the analysis.

     DISCOUNTED CASH FLOW ANALYSIS: McDonald performed a discounted cash flow analysis with regard to FCB on a stand-alone basis. This analysis was based on the First Call estimate of FCB's earnings per share for fiscal 1999 ($1.78), as well as historical financial performance. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. McDonald extrapolated the First Call estimate for FCB's fiscal 1999 earnings per share based on FCB historical financial performance, which indicated a 5.5% annual growth rate.

     Applying a discount rate of 14% and a range of terminal earnings multiples of 18.0x to 22.0x to these estimates resulted in a range of present values for FCB on a stand-alone basis as follows:

                                                          TERMINAL MULTIPLE
                                                      --------------------------
                                                      22.00X    20.00X    18.00X
                                                      ------    ------    ------
Present Value per Fully Diluted Share.............    $30.10    $27.64    $25.17
Present Value per Fully Diluted Share -- With
  Synergies.......................................     37.62     34.59     31.56

     As indicated above, this analysis was based on Anchor and FCB senior management estimates and is not necessarily indicative of actual value or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates. This analysis indicated that the premium to be received by FCB shareholders upon their receipt of 1.83 shares of Anchor stock for each share of FCB stock held by them would be between 17% and 74%, based on Anchor's closing price on December 31, 1998 of $24.00 per share, and between 1% and 51% based on the 20-day average closing price of Anchor stock as of December 31, 1998 ($20.81).

     OTHER ANALYSES: McDonald also reviewed other information including pro forma estimated balance sheet composition and pro forma financial performance.

     No other company used as a comparison in the above analyses is identical to Anchor, FCB or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Anchor, FCB and the combined entity are being compared.

OPINIONS OF FCB'S FINANCIAL ADVISOR

     Hovde has delivered to the FCB board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated January 5, 1999, the exchange ratio is fair from a financial point of view to the holders of FCB stock as of such date. In requesting Hovde's advice and opinion, FCB placed no limitations upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. Hovde updated its opinion as of the date of this Joint Proxy Statement/Prospectus, the full text of which is attached hereto as Appendix D. Hovde's April 28, 1999 opinion describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Holders of FCB stock should read this opinion in its entirety.

     Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. FCB's board of directors selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

     Hovde will receive a fee contingent upon the completion of the merger for services rendered in connection with advising FCB regarding the merger, including the fairness opinions and financial advisory services provided to FCB, plus reimbursement of out-of-pocket expenses. As of the date of this Joint Proxy Statement/Prospectus, such fee would have been approximately $0.9 million, and Hovde has received approximately $161,000 of such fee.

     HOVDE'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FCB STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE FCB SPECIAL MEETING. THE SUMMARY OF HOVDE'S OPINIONS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION DATED APRIL 28, 1999 ATTACHED HERETO AS APPENDIX D.

     HOVDE'S ANALYSES

     The following is a summary of the analyses performed by Hovde in connection with its fairness opinions. Some of these analyses were presented to the FCB board by Hovde on January 5, 1999. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinions or the presentation made by Hovde to the FCB board, but it does summarize all of the material analyses performed and presented by Hovde.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinions, Hovde did not attribute any numerical weight to any factor considered by it, but rather made qualitative judgments as to the significance and relevance of each factor. Hovde may have given various factors more or less weight than others. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole, and that selecting portions of its analyses without considering all factors could create an incomplete view of the process underlying the analyses set forth in its report to the FCB board and its fairness opinions.

     In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FCB and Anchor. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the exchange ratio, from a financial point of view, to the holders of FCB stock. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinions do not address the relative merits of the merger as compared to any other business combination in which FCB might engage. In addition, as described above, Hovde's January 5, 1999 opinion and its presentation to the FCB board were among the many factors taken into consideration by the FCB board in making its determination to approve the merger agreement.

     During the course of its engagement, and as a basis for arriving at its opinions, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of FCB and Anchor and material prepared in connection with the merger, including, among other things, the following:

     -  the merger agreement;

     -  historical publicly available information concerning FCB and Anchor;

     -  the nature and terms of recent merger transactions; and

     - financial and other information provided to Hovde by the managements of FCB and Anchor.

     Hovde conducted meetings and had discussions with members of senior management of FCB and Anchor for purposes of reviewing the future prospects of FCB and Anchor. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking and thrift industries and its general experience in securities valuations.

     In rendering its opinions, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecast furnished to or discussed with Hovde by FCB or Anchor was reasonably prepared and reflected the best currently available estimates and judgments of senior management of FCB and Anchor as to the future financial performance of FCB, Anchor or the combined entity, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of FCB. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of FCB and Anchor made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

     In connection with the preparation of its January 5, 1999 opinion, Hovde performed various analyses with respect to FCB. The following is a brief summary of such analyses, some of which were presented to FCB's board by Hovde on January 5, 1999. In connection with delivery of its April 28, 1999 opinion, Hovde performed procedures to update, as necessary, some of its analyses and reviewed the assumptions on which they were based and the factors it considered in connection with its January 5, 1999 opinion.

     PREMIUM ANALYSIS. Based upon the closing price of Anchor stock on December 31, 1998 (two trading days prior to Hovde's presentation to FCB's board), the exchange ratio results in an implied price of $43.92 per share of FCB stock, representing a premium of approximately 57.21% to the closing price of FCB stock of $27.94 as of December 31, 1998.

     IMPLIED OFFER VALUE ANALYSIS BASED ON ANCHOR HISTORICAL TRADING
VALUATION. Hovde reviewed the implied offer value per share to FCB shareholders based on the price of Anchor stock at different intervals during the period commencing 90 trading days prior to December 31, 1998, using the 5-day, 10-day, 15-day, 20-day, 30-day, 60-day and 90-day average closing prices of Anchor stock during such period. Using such average closing prices, Hovde observed that the implied value per share to FCB shareholders was as follows:

                                                              IMPLIED VALUE
                                            ANCHOR AVERAGE   PER SHARE TO FCB
                                            CLOSING PRICE      SHAREHOLDERS
                                            --------------   ----------------
December 31, 1998........................      $24.000            $43.92
Last 5 Trading Days......................      $22.375            $40.95
Last 10 Trading Days.....................      $21.931            $40.13
Last 15 Trading Days.....................      $20.896            $38.24
Last 20 Trading Days.....................      $20.813            $38.09
Last 30 Trading Days.....................      $20.540            $37.59
Last 60 Trading Days.....................      $20.419            $37.37
Last 90 Trading Days.....................      $20.980            $38.39

     ANALYSIS OF SELECTED MERGERS. As part of its analysis, Hovde reviewed all comparable mergers involving thrifts nationwide announced since January 1, 1997, in which the total assets of the seller were between $250 million and $1 billion, the tangible equity to assets ratio of the seller was above 8.0% and the return on average assets ratio of the seller was above 1.0% (13 transactions) (the "Nationwide Merger Group").

     For each transaction in the Nationwide Merger Group, Hovde calculated the multiple of the offer value to the acquired company's earnings per share ("EPS") for the 12 months preceding ("LTM") the announcement date of the transaction; the multiple of the offer value to the acquired company's book value per share and tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement dates of the respective mergers. Hovde compared these multiples with the corresponding multiples for the merger, valuing the shares of Anchor stock that would be received pursuant to the merger agreement at $43.92 per share of FCB stock. In calculating the multiples for the merger, Hovde used FCB's EPS for the 12 months ended September 30, 1998, and FCB's book value per share, tangible book value per share, and total deposits as of September 30, 1998. The results of this analysis were as follows:

                                                     OFFER VALUE TO               RATIO OF TANGIBLE
                                         --------------------------------------      BOOK VALUE
                                         BOOK VALUE    TANGIBLE BOOK               PREMIUM TO CORE
                                         PER SHARE    VALUE PER SHARE   LTM EPS       DEPOSITS
                                            (X)             (X)           (X)            (%)
                                         ----------   ---------------   -------   -----------------
FCB...................................      2.30           2.30          25.3           30.59
Nationwide Merger Group Median........      1.92           1.92          20.4           19.58
Nationwide Merger Group Average.......      1.84           1.87          19.8           18.82
Nationwide Merger Group High..........      2.41           2.46          26.4           35.15
Nationwide Merger Group Low...........      1.28           1.28          11.7            7.47

     DISCOUNTED CASH FLOW ANALYSIS. Hovde performed a discounted cash flow analysis to determine a present value per share of FCB stock assuming FCB continued to operate as a stand-alone entity and was acquired at a later date. This present value was determined by projecting FCB's after-tax net income for the five calendar years ending December 31, 1999 through 2003. For purposes of this analysis, Hovde assumed that FCB's earnings per share for these five calendar years would be $1.80, $1.89, $1.98, $2.08 and $2.18, respectively, based upon FCB's fiscal year 1999 budgeted net income (which information was provided to Hovde by senior management of FCB) and then applying historical growth rates for FCB in order to estimate earnings per share in future years. Hovde shared and reviewed these projections with senior management of FCB. Other than FCB's fiscal year 1999 budgeted net income, management of FCB provided no projections or estimates for Hovde's use in performing the analyses contained in Hovde's opinion. The "terminal value" per share (i.e., the projected 2003 value per share) of FCB stock was determined by applying a price to earnings multiple of 20.4 times against FCB's projected earnings at December 31, 2003. The present value of the terminal value was then determined using an annual discount rate of 11.0%, which Hovde viewed as the appropriate discount rate for a company with FCB's risk characteristics. The above calculations resulted in a net present value per share of FCB stock of $33.48. The implied value of $43.92 per share to FCB shareholders, based on Anchor's closing price of $24.00 on December 31, 1998, results in a premium of 31.18% to FCB's net present value of $33.48 per share. As part of this analysis, Hovde also provided to FCB's board the table set forth below which utilizes a discount rate ranging from 9.50% to 13.0% and varied the terminal multiple value from 17.0 to 25.0 times the earnings estimates set forth above projected by Hovde for FCB in the year 2003.

                                                        DISCOUNT RATE
                            ---------------------------------------------------------------------
TERMINAL VALUE MULTIPLIER   9.50%    10.00%   10.50%   11.00%   11.50%   12.00%   12.50%   13.00%
-------------------------   ------   ------   ------   ------   ------   ------   ------   ------
          17.00             $30.14   $29.63   $29.14   $28.66   $28.18   $27.72   $27.27   $26.83
          18.00              31.66    31.12    30.60    30.09    29.60    29.11    28.63    28.17
          19.00              33.18    32.62    32.07    31.53    31.01    30.50    30.00    29.51
          20.00              34.69    34.11    33.53    32.97    32.42    31.89    31.36    30.85
          21.00              36.21    35.60    35.00    34.41    33.84    33.27    32.72    32.19
          22.00              37.73    37.09    36.46    35.85    35.25    34.66    34.09    33.53
          23.00              39.25    38.58    37.93    37.29    36.66    36.05    35.45    34.86
          24.00              40.77    40.07    39.39    38.73    38.07    37.44    36.81    36.20
          25.00              42.29    41.57    40.86    40.17    39.49    38.83    38.18    37.54

     CONTRIBUTION ANALYSIS. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits and common equity at September 30, 1998, and actual fiscal year 1998 net income and estimated calendar year 1999 net income that would be contributed to the combined company on a pro forma basis by FCB and Anchor. The results of this analysis showed FCB's projected contributions to these categories as follows:

                                                          FCB CONTRIBUTION
                                                             TO ANCHOR
                                                          ----------------
Total Assets...........................................        20.19%
Total Net Loans........................................        17.17%
Total Deposits.........................................        17.92%
Total Equity...........................................        36.84%
Net Income -- Actual Fiscal 1998.......................        22.18%
Net Income -- Estimated Calendar 1999..................        24.45%

     In addition, this analysis showed that holders of FCB stock would own approximately 29.14% of the pro forma common shares outstanding of Anchor, assuming an exchange ratio of 1.83.

     FINANCIAL IMPLICATIONS TO FCB'S SHAREHOLDERS. Hovde prepared an analysis of the financial implications of the Anchor offer to FCB's shareholders. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of 1.83 and excluding any potential cost saving and revenue enhancement opportunities, an FCB shareholder would achieve approximately 19.2% accretion in earnings per share, a decrease in dividends per share of approximately 58.4% and a decrease in book value per share of approximately 16.0% in 1999 as a result of the consummation of the merger. For purposes of this analysis, Hovde assumed that FCB's earnings per share for the five calendar years 1999-2003 would be $1.80, $1.89, $1.98, $2.08 and $2.18, respectively, based upon FCB's 1999 budgeted net income (which information was provided to Hovde by senior management of FCB) and then applying historical growth rates for FCB to estimate future years' earnings per share. Hovde shared and reviewed these projections with senior management of FCB. Other than FCB's fiscal year 1999 budgeted income, management of FCB provided no projections or estimates for Hovde's use in performing the analyses contained in Hovde's opinion. For Anchor's projected earnings per share, Hovde assumed that Anchor's earnings per share on a stand-alone basis for calendar years 1999-2003 would be $1.25, $1.38, $1.51, $1.66 and $1.83, respectively. The projections used for Anchor's earnings per share for calendar 1999 were based upon the consensus analysts' estimates; in discussing these estimates with Anchor's senior management, they indicated that earnings would not differ materially from the consensus earnings estimates. Anchor's senior management did not provide any projections for the subsequent calendar years; rather, Hovde analyzed historical growth rates for Anchor's earnings per share and reviewed all analysts' estimates for future years to arrive at the above projections. Assuming that the projected earnings per share and dividends per share do not materially change from historical growth rate levels, if the merger is completed, FCB's shareholders would experience an increase of approximately 38.0% in earnings per share, a decrease of approximately 26.8% in dividends per share, and an increase of approximately 3.8% in book value per share in 2003. The table below summarizes the results discussed above.

                                    EARNINGS PER SHARE    DIVIDENDS PER SHARE   BOOK VALUE PER SHARE
                                    -------------------   -------------------   --------------------
                                      1999       2003       1999       2003       1999        2003
                                    --------   --------   --------   --------   ---------   --------
FCB Stand-alone..................    $    1.80  $    2.18 $     0.88 $     1.20  $    20.47  $   24.28
Pro Forma........................    $    2.15  $    3.01 $     0.37 $     0.88  $    17.20  $   25.19
% Accretion (Dilution)...........        19.2%      38.0%     (58.4)%    (26.8)%     (16.0)%      3.8%

     COMPARATIVE SHAREHOLDER RETURNS. Hovde presented an analysis of comparative theoretical shareholder returns in several scenarios, including FCB remaining independent, FCB being acquired in 2003, FCB being acquired by Anchor through the merger and FCB being acquired by Anchor through the merger with Anchor in turn being acquired in 2003. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations (using the current price-to-earnings multiples), indicated total shareholder returns of 10.01% if FCB remained independent, 16.54% for a merger in 2003, 20.53% based on the acceptance of the offer from Anchor at the exchange ratio of 1.83 Anchor shares per FCB share, and 29.50% based on the acceptance of the offer from Anchor at the exchange ratio of 1.83 Anchor shares per FCB share and Anchor in turn being acquired in 2003.

     Based upon the foregoing analyses and other investigations and assumptions set forth in its opinions, without giving specific weightings to any one factor or comparison, Hovde determined that the exchange ratio was fair from a financial point of view to the holders of FCB stock.

INTERESTS OF MEMBERS OF FCB'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGER

     When considering the recommendations of our boards of directors, you should be aware that some executive officers of FCB and members of the FCB board of directors may have interests in the merger that are different from, or in addition to, your interests. These interests may create potential conflicts of interest. Our boards of directors were aware of these interests when they approved the merger and the merger agreement. Except as described below, to the knowledge of FCB, the executive officers and directors of FCB do not have any material interest in the merger, apart from their interests as FCB shareholders.

     BUYOUT OF EMPLOYMENT CONTRACTS. The following executive officers of FCB have rights under employment agreements with FCB: James J. Rothenbach, President and Chief Executive Officer; Theodore W. Hoff, Vice President -- Retail Sales and Service; Harold L. Hermansen, Vice President -- Retail Lending and Secretary; James J. Goetz, Vice President -- Business Banking; and Phillip J. Schoofs, Vice President, Treasurer and Chief Financial Officer. In connection with the merger, Anchor has agreed to buy out the rights of these executive officers under their employment agreements for an aggregate cash payment of approximately $1.4 million. Anchor will make such payments even though Mr. Rothenbach will enter into an employment agreement with Anchor and the other FCB executive officers will be offered employment and may continue employment with Anchor after the merger.

     ACCELERATED VESTING OF STOCK OPTIONS. Outstanding but unvested options under FCB's stock option plans (including options held by directors and executive officers) will automatically vest according to their terms upon and remain vested for a period of at least 60 days following the approval of the merger by FCB's shareholders. Some of these options, although granted at fair market value as of the date of grant, may have exercise prices at below current market value.

     EMPLOYMENT ARRANGEMENTS. Pursuant to the merger agreement, Anchor will enter into employment agreements with Mr. Rothenbach and Mr. Donald D. Parker, FCB's Chairman of the Board. The principal terms of these employment agreements are as follows:

     - Mr. Rothenbach. Assuming the merger is completed, Mr. Rothenbach will serve as a Senior Vice President of Anchor. Mr. Rothenbach's initial term of employment under the agreement will be for one year beginning on the date the merger is completed. The agreement will automatically renew for another one year term at the end of the initial term and any subsequent terms, unless written notice is given by Anchor's board to Mr. Rothenbach at least 180 days prior to the expiration date that the agreement will not be renewed. He may voluntarily terminate his employment at any time by giving at least thirty (30) days' written notice. His base salary will be $155,000, subject to increase at the discretion of Anchor's board, and he will be eligible to participate in all of Anchor's bonus and other incentive compensative plans, including all stock-based incentive programs. Mr.
       Rothenbach will be entitled to participate in Anchor's employee benefit plans for executive officers and provided other fringe benefits, such as a club membership, vacation and the use of a company car.

     - Mr. Parker. Pursuant to his employment agreement and assuming the merger is completed, Mr. Parker will serve as a Senior Vice President of Anchor until his retirement on October 31, 1999. Mr. Parker's new agreement is substantially identical to and is intended to replace his existing employment agreement with FCB. Mr. Parker's annual salary during the term of the agreement will be $159,000, a portion of which may be paid in advance in Anchor's discretion. Mr. Parker will also be entitled to receive other benefits comparable to those provided to Mr. Rothenbach.

     In addition, Anchor has offered positions as Vice Presidents or Assistant Vice Presidents to James Goetz, Harold Hermansen, Theodore Hoff and Phillip Schoofs, who are all currently officers of FCB. To date, Messrs. Hoff and Hermansen have indicated that they will accept such positions.

     NEW DIRECTORS OF ANCHOR AND ANCHORBANK. The merger agreement provides that, following the merger, Anchor will do all of the following:

     - Take necessary actions, including expansion of the size of its board of directors, if required, to cause two existing directors of FCB (to be selected by Anchor) to be appointed to Anchor's board. Each member of Anchor's board of directors is currently paid a fee of $1,500 for each regular quarterly board meeting attended, $350 for each regular committee meeting attended and $750 for each special board meeting attended. In addition, Anchor directors are entitled to participate in Anchor's deferred compensation and stock option plans.

     - Elect two existing directors of FCB (to be selected by Anchor) to the AnchorBank board (one or both of these individuals may, in Anchor's discretion, be the same person or persons who will serve on Anchor's board). Each member of AnchorBank's board of directors is currently paid a fee of $1,500 for each regular quarterly board meeting attended, $350 for each regular committee meeting attended and $750 for each special board meeting attended. In addition, AnchorBank directors are entitled to participate in Anchor's deferred compensation and stock option plans.

     - Appoint all of the directors of FCB, other than the individuals named to the Anchor and AnchorBank boards, to a newly-created advisory board to assist AnchorBank in the development of business in the areas currently served by Fox Cities Bank. As members of the advisory board, these individuals will be paid a retainer of $2,400 per year.

     For more information on these arrangements, see "MANAGEMENT AND OPERATIONS AFTER THE MERGER" beginning on page 65.

REGULATORY APPROVALS

     For an explanation of the regulatory environment in which the companies operate, see "REGULATION" beginning on page 80.

     We cannot complete the merger unless we obtain the approval of the federal and state agencies that regulate our businesses. At the federal level, we need approval of the Office of Thrift Supervision, and at the state level, Anchor needs the approval of the Wisconsin Department of Financial Institutions -- Division of Savings Institutions. As of the date of this Joint Proxy Statement/Prospectus, applications for regulatory approval had been submitted to these institutions; however, these regulatory approvals had not been obtained. And, although we expect to obtain them before the date of the special meetings, we cannot be certain when or whether we will receive them.

ACCOUNTING TREATMENT

     We believe the merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of our two companies will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include both our incomes for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the merger will be combined and reported as our results of operations.

     The merger agreement requires as a condition to closing that each of the companies has received letters, at closing, from Anchor's independent auditors regarding their concurrence with Anchor's conclusion that pooling of interests accounting for the merger (under APB 16) is appropriate if the merger is completed in accordance with the merger agreement, as well as a letter from FCB's independent auditors regarding their concurrence with FCB's conclusion that FCB meets the conditions necessary for it to enter into the business combination accounted for as a pooling of interests. See "THE MERGER
AGREEMENT -- Conditions" on page 56 and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" on page 67. Transactions with respect to FCB stock or Anchor stock by our respective affiliates or other events may occur that could prevent the merger from qualifying as a pooling of interests. See "-- Resale Restrictions" on page 50.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the merger. It is not a complete description of all of the tax consequences that may be important to Anchor and FCB shareholders, and does not address filing or reporting obligations generally applicable to all taxpayers, rules applicable only to certain types of taxpayers, or rules that we assume are generally known by our shareholders. This summary is based upon the Internal Revenue Code, IRS Regulations, and judicial interpretations as of the date of this Joint Proxy Statement/Prospectus, all of which could change, possibly retroactively, which could change the conclusions expressed in this summary.

     We have obtained tax opinions from Whyte Hirschboeck Dudek S.C., tax counsel to Anchor, and Foley & Lardner, tax counsel to FCB, which are included as Exhibits 8.1 and 8.2 to the registration statement of which this Joint Proxy Statement/Prospectus is a part. This summary is based upon assumptions regarding Anchor and FCB contained in those opinions and the assumption that the merger will be completed in accordance with the terms of the merger agreement. This summary also assumes that FCB shareholders hold their shares of FCB stock as capital assets and does not address the tax consequences that may be relevant to particular shareholders who are subject to special treatment under federal income tax laws, including dealers in securities, traders in securities electing to mark to market, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of FCB stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. Finally, the summary does not address any state, local or foreign tax consequences.

     Based on these assumptions and upon representations and assumptions contained in the tax opinions, tax counsel are of the opinion that:

     -  the merger will qualify as a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code;

     - no gain or loss will be recognized by Anchor or FCB as a result of the merger;

     - no gain or loss will be recognized by the shareholders of FCB who exchange their FCB stock solely for Anchor shares pursuant to the merger (except that any cash received in lieu of fractional shares will be taxed to the shareholder receiving it);

     - FCB shareholders will be subject to capital gains tax on the cash they receive in lieu of fractional shares; however, in most instances where an FCB shareholder owns FCB stock in a single account (as opposed to multiple accounts), the cash to be received will not exceed the market price of one share of Anchor stock, and, therefore, the applicable tax is expected to be nominal;

     - the tax basis of the Anchor stock received by FCB shareholders who exchange all of their FCB stock for Anchor stock in the merger will be the same as the tax basis of the FCB stock surrendered in exchange therefor; and

     - the holding period of the Anchor stock received will include the holding period of shares of FCB stock surrendered in exchange therefor.

     The tax opinions cannot be relied upon if any of these factual assumptions or representations is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the merger has been requested, and the tax opinions will not be binding upon the Internal Revenue Service or the courts.

     EACH FCB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESALE RESTRICTIONS

     All Anchor stock received by FCB shareholders in the merger will be freely transferable, except those shares received by persons who are deemed to be "affiliates," as that term is defined under the Securities Act of 1933, as amended, of FCB at the time of the FCB special meeting. Anchor stock received by affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include the officers and directors of that party as well as principal holders of stock of that party. The merger agreement requires FCB to use its reasonable efforts to cause each of its affiliates to execute a written agreement to comply with the foregoing requirements. In order for the merger to qualify for pooling of interests accounting treatment, FCB's affiliates may not, subject to minor exceptions, sell, transfer or dispose of, or in any other way reduce their risk relative to, shares of Anchor stock or FCB stock during the period beginning 30 days prior to the completion of the merger and ending when Anchor publishes financial results covering at least 30 days of combined operations. The merger agreement requires FCB to use its reasonable efforts to cause each of its affiliates to execute a written agreement to comply with these requirements.

                              THE MERGER AGREEMENT

     This is a summary of the material provisions of the merger agreement, dated January 5, 1999, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER

     The companies entered into the merger agreement providing for the merger of FCB with and into Anchor. Anchor will be the surviving corporation in the merger and will continue to operate under the name Anchor BanCorp Wisconsin Inc. The merger agreement has been approved by the boards of directors of both companies and, subject to approval by both Anchor and FCB shareholders as well as various regulatory approvals, the merger is expected to be completed during the second quarter of 1999. The banking subsidiaries of the two companies are also expected to merge and will thereafter operate under the name AnchorBank, S.S.B.

     Under the terms of the merger agreement, each share of FCB stock issued and outstanding immediately prior to the effectiveness of the merger will (except as otherwise provided below) be canceled and converted into the right to receive
1.83 shares of Anchor stock, plus cash in lieu of any fractional shares. When the merger becomes effective, all shares of FCB stock (1) owned by FCB as treasury stock or (2) owned by Anchor, will be canceled and no Anchor stock or other consideration will be given in exchange therefor. Shares of Anchor stock issued and outstanding at the time of the merger will not be affected by the merger and will remain outstanding as the same number of shares of Anchor stock following the merger. Each option to purchase FCB stock under the terms of the FCB Financial Corp. 1998 Incentive Stock Plan, FCB Financial Corp. 1993 Stock Option and Incentive Plan, and the OSB Financial Corp. 1992 Stock Option and Incentive Plan which is outstanding and unexercised prior to the time the merger becomes effective will be converted into an option to purchase 1.83 shares of Anchor stock (with fractional shares being rounded up to the nearest whole number) and will have an exercise price per share equal to the exercise price under the original option divided by 1.83 (with the exercise price rounded down to the nearest whole cent).

     If the merger is completed, the cancellation and conversion of FCB stock into shares of Anchor stock at the effective time will cause FCB stock to cease to be listed on Nasdaq and make FCB stock eligible to terminate its registration pursuant to the Securities Exchange Act of 1934, as amended.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective as soon as practicable following the satisfaction or waiver of all conditions contained in the merger agreement. We expect this to occur in the second quarter of 1999, however, we cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived. See "-- Conditions" on page 56.

EXCHANGE PROCEDURES

     After the merger, Firstar Bank Milwaukee, N.A., as the exchange agent, will mail to each person who held shares of FCB stock at the time of the completion of the merger a letter of transmittal to be used by the shareholder in forwarding FCB stock certificates. This will include instructions for the exchange of FCB stock certificates for Anchor stock certificates. Upon surrender to the exchange agent of an FCB stock certificate together with a letter of transmittal, the holder of the FCB stock certificate will be entitled to receive an Anchor stock certificate and cash in lieu of any fractional shares. The surrendered FCB stock certificate will be canceled. FCB SHAREHOLDERS SHOULD NOT SEND IN THEIR FCB STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No dividends on Anchor stock will be paid with respect to Anchor stock represented by an FCB stock certificate until that FCB stock certificate is surrendered for exchange. In addition to a certificate representing Anchor stock and cash in lieu of any fractional shares, the holder of a surrendered FCB stock certificate will receive (1) the amount of any dividends or other distributions payable with respect to the shares represented by the Anchor stock certificate with a record date after the completion of the merger and not already paid, and
(2) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the completion of the merger but prior to surrender and a payment date after surrender. In each case, taxes will be withheld if required.

     After the completion of the merger, no shares of FCB stock that were outstanding immediately prior to the completion of the merger will be transferred on FCB's transfer books.

     Any Anchor stock certificates issued in the merger and any dividends or distributions deposited by Anchor with the exchange agent that remain unclaimed by the former FCB shareholders two years after the completion of the merger will be returned to Anchor. Any former FCB shareholders who have not complied with the exchange procedures within two years after completion of the merger may look only to Anchor for payment of Anchor stock, cash in lieu of any fractional shares, and any unpaid dividends and distributions on Anchor stock. FCB, Anchor, the exchange agent or any other person will not be liable to any former holder of shares of FCB stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No interest will be paid or accrued on any cash to be paid in lieu of fractional shares or on unpaid dividends and distributions, if any, which will be paid upon surrender of FCB stock certificates.

     If your FCB stock certificate has been lost, stolen or destroyed, you will only be entitled to obtain the Anchor stock and any other amounts to which you may be entitled by providing an affidavit and posting a bond in an amount sufficient to protect Anchor against claims related to your lost FCB stock certificate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by each of us to the other, including representations and warranties relating to:

     - due organization, power and standing of FCB and Anchor and other corporate matters;

     -  capital structure and securities;

     - authorization, execution, delivery and enforceability of the merger agreement;

     -  subsidiaries;

     - absence of conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

     - documents filed with the SEC and the accuracy of the information in those documents;

     -  litigation and liabilities;

     - conduct of business in the ordinary course and the absence of certain types of changes and material adverse effects;

     -  tax matters;

     -  retirement and other employee benefit plans;

     -  regulatory matters and compliance;

     -  qualification for pooling of interests accounting treatment;

     -  brokers' and finders' fees with respect to the merger;

     -  adequacy of loan loss reserves;

     -  compliance with applicable laws;

     -  environmental matters;

     -  contracts and commitments;

     -  year 2000 compliance; and

     -  votes required to approve the merger.

COVENANTS

     The merger agreement contains covenants of the parties pending the consummation of the merger which generally include, among others, the covenants described below.

     FCB. FCB is required to continue to carry on its business in the ordinary course consistent with its past practices, and use all reasonable efforts to keep its business organization and workforce intact. FCB is prohibited from:

     - changing its employee benefit plans or adopting any new plans, or increasing the compensation and benefits of its employees, except for normal increases in the ordinary course of business consistent with its past practices;

     - declaring or paying dividends on its stock, except that FCB may continue to pay regular quarterly cash dividends of up to $0.22 per share;

     -  redeeming or repurchasing its stock;

     - merging with any other company or acquiring the assets or stock of another company;

     - liquidating or selling its assets outside of the ordinary course of its business;

     - splitting or otherwise reclassifying its outstanding stock, or issuing additional shares of its stock or other equity securities, other than pursuant to existing stock option plans and agreements;

     -  amending its articles of incorporation or bylaws;

     -  changing its methods of accounting;

     -  changing its lending, investment and other material business policies;
        and

     - taking any action that would preclude the merger from qualifying for tax-free treatment under the Internal Revenue Code or for pooling of interests accounting treatment.

     ANCHOR. Anchor is also required to continue to carry on its business in the ordinary course consistent with its past practices, and use all reasonable efforts to keep its business organization and workforce intact. Anchor is prohibited from:

     - declaring or paying extraordinary dividends on its stock, unless appropriate adjustments are made to the exchange ratio;

     - merging with any other company or participating in any similar transaction as a result of which Anchor or the surviving company in that transaction would not be required to complete the merger in accordance with the terms of the merger agreement;

     -  amending its articles of incorporation or bylaws;

     -  changing its methods of accounting;

     -  changing its lending, investment and other material business policies;
        and

     - taking any action that would preclude the merger from qualifying for tax-free treatment under the Internal Revenue Code or for pooling of interests accounting treatment.

NO SOLICITATION OF TRANSACTIONS

     The merger agreement prohibits FCB and its officers, directors and employees from soliciting, initiating, encouraging or making any "takeover proposal" (as defined below), and from recommending, endorsing or agreeing to any such takeover proposal, participating in discussions with third parties relating to any takeover proposal, or providing third parties with any nonpublic information relating to any takeover proposal. However, these restrictions do not apply where FCB receives an unsolicited takeover proposal, if FCB, after consulting with and receiving the advice of its outside legal counsel, determines in good faith that it is appropriate for FCB's board to consider such unsolicited takeover proposal in order to discharge its fiduciary duties to FCB's shareholders. For this purpose, a "takeover proposal" means any offer or proposal, from a party or parties other than Anchor, for a merger with or an acquisition of FCB or its stock, assets or business. For more information, see the discussion under "-- Fiduciary Termination" on page 57.

BOARDS' COVENANT TO RECOMMEND

     We have each agreed that our boards of directors will recommend the approval and adoption of the merger agreement to our respective shareholders, unless either of us determines in good faith, based on advice of our respective outside legal counsel, that doing so could reasonably be deemed to violate our directors' fiduciary duty to our shareholders.

BENEFIT PLANS

     Except as otherwise described below, Anchor has agreed to assume and honor all of FCB's existing agreements relating to employee benefits.

     Employees of FCB who become employees of Anchor will be entitled to participate in Anchor's benefit plans according to the terms of those plans. For purposes of retirement plan vesting and benefit eligibility, and for all purposes under welfare benefit plans, Anchor will treat FCB's employees' past service with FCB as service with Anchor, and will waive any waiting periods and pre-existing condition exclusions that might otherwise apply to a new Anchor employee participating in those plans.

     With respect to the FCB 401(k) plan, the accounts of all FCB employees who are participants in that plan will be vested fully as of the effective time of the merger.

     If the employment of any employee of FCB is involuntarily terminated by Anchor within nine months after the merger, that employee will be entitled to receive a severance payment from Anchor, based on the length of his or her service and his or her salary or wage rate at FCB.

     The unfunded deferred compensation arrangements that FCB currently has in place for two of its officers and for its directors will remain in place and be assumed by Anchor. With respect to the deferred compensation plan for FCB's directors, Anchor has agreed to establish a so-called "Rabbi Trust" for that plan, which will provide that it is to be funded if and when Anchor or AnchorBank undergoes a change of control or Mr. Timmerman ceases to hold the office of President, Chairman and Chief Executive Officer of Anchor.

     FCB's existing employee stock ownership plan will be terminated and the participants' accounts thereunder will be paid to the participants, after Anchor receives a determination letter from the IRS authorizing such termination and payment.

     Unexercised stock options currently held by FCB employees under FCB's various option plans and agreements will vest automatically upon approval by FCB's shareholders of the merger and remain vested for a period of at least 60 days thereafter. With respect to certain options, if they are not exercised during that 60-day period, they will revert to their previously-existing vesting schedule. The obligations of FCB to its employees currently holding FCB stock options will be assumed by Anchor, with the FCB options being converted into equivalent options to purchase Anchor stock. Each outstanding option to purchase one share of FCB stock will become an option to purchase 1.83 shares of Anchor stock with an exercise price per share equal to the original per share exercise price divided by 1.83.

     Upon completion of the merger, the executive officers of FCB who have employment agreements and related contracts with FCB will receive payments from Anchor as consideration for the termination of those agreements. For more information, see "THE MERGER -- Interests of Members of FCB's Board of Directors and Management in the Merger" on page 47.

GOVERNANCE

     The merger agreement provides that, following the merger, Anchor will take necessary actions, including expansion of the size of its board of directors, if required, to cause two existing directors of FCB (to be selected by Anchor) to be appointed to Anchor's board. However, if one of the FCB directors is appointed to Anchor's board when the merger becomes effective and the merger becomes effective within 60 days prior to July 27, 1999 (the anticipated date of Anchor's next annual shareholders' meeting), then Anchor will not be required to expand the size of its board immediately to appoint the second FCB director. In that case, the second FCB director may either be nominated for election at, or be appointed as an Anchor director effective as of, such annual meeting. Anchor is also required to appoint two FCB directors (one or both of whom may be the same individuals appointed to Anchor's board) to AnchorBank's board of directors.

     The merger agreement also provides that, after the merger of the parties' banking subsidiaries, AnchorBank will establish an advisory board, which it will maintain in place for at least one year. AnchorBank's advisory board will include all those persons who are currently serving as directors of Fox Cities Bank, except for those who are appointed to Anchor's or AnchorBank's board of directors as described in the preceding paragraph.

     For more information, see "MANAGEMENT AND OPERATIONS AFTER THE MERGER" on page 65.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that after the merger becomes effective Anchor will indemnify, to the greatest extent permitted by applicable law, all current and former officers or directors of FCB or any of its subsidiaries against any liability they may incur or that may be asserted against them pertaining to or as a result of their service as a director or officer of FCB or any of its subsidiaries (including the costs of defending any such claims). The merger agreement also requires that Anchor carry directors' and officers' liability insurance covering FCB's officers and directors against such liability for six years, provided that Anchor is not required to expend more than 200% of the current cost of such insurance to FCB on an annual basis.

CONDITIONS

     The merger is subject to customary closing conditions, including, without limitation, the following:

     -  the receipt of required shareholder approvals of FCB and Anchor;

     - the continued accuracy of the representations and warranties contained in the merger agreement;

     -  the satisfaction of the covenants contained in the merger agreement;

     - there has not occurred, between the date of the merger agreement and the date of closing, any change in the financial condition, results of operations or business of either company which would have a material adverse effect (as defined in the merger agreement) on such company and its subsidiaries, taken as a whole;

     - there is not any pending material action, proceeding or investigation challenging or seeking material damages in connection with the merger or seeking to limit or restrain Anchor's right to exercise ownership of FCB after the merger;

     - the receipt of regulatory approvals, including approval of the Office of Thrift Supervision, to consummate the merger;

     - the receipt of opinions of counsel that the merger will qualify as a tax-free reorganization; and

     - the receipt of an opinion of FCB's accountants that FCB is an entity that qualifies for pooling of interests accounting treatment and an opinion of Anchor's accountants that the merger will qualify for accounting treatment as a pooling of interests.

TERMINATION

     The merger agreement may be terminated under the following circumstances:

     - by mutual consent of the parties (by the majority votes of their respective boards of directors);

     -  by either party if the merger is not completed by September 30, 1999;

     - by either party if either of Anchor's or FCB's shareholders vote against the merger;

     - by either party if any permanent injunction is issued preventing the merger;

     - by either party if any regulatory body has denied approval of the merger and neither party has appealed that denial;

     - by the non-breaching party if there exist material breaches of the representations or warranties contained in the merger agreement, which breaches, individually or in the aggregate, would result in a material adverse effect on the breaching party and which (if curable) are not cured within thirty (30) days after notice;

     - by the non-breaching party if there occurs a material breach of any covenant or agreement in the merger agreement which (if curable) is not cured within thirty (30) days after notice;

     - by FCB, if, as a result of a proposed acquisition of FCB by a third party, the FCB directors determine that termination is appropriate in the fulfillment of their fiduciary duties (based on advice of its counsel), but only after Anchor has first been advised of the identity of the third party and the terms of its proposal and been given an opportunity to negotiate adjustments in the terms of the merger agreement (this is referred to as a "fiduciary termination" and is discussed in greater detail below under
       "-- Fiduciary Termination"); and

     - by FCB if the average price of Anchor stock during a specified trading period preceding the time the last approval necessary to complete the merger has been received falls below $15.00 per share and declines by more than 15% relative to an index of the prices of the common stocks of a defined peer group of other comparable publicly-traded companies (the specifics of this provision are discussed in greater detail below under "-- Price Condition").

FIDUCIARY TERMINATION

     As discussed on page 54 under "-- No Solicitation of Transactions," the merger agreement prohibits FCB and its officers, directors and employees from soliciting, initiating, encouraging or making any takeover proposal, and from recommending, endorsing or agreeing to any such takeover proposal, participating in discussions with third parties relating to any takeover proposal, or providing third parties with any nonpublic information relating to any takeover proposal, except under circumstances where FCB, after consulting with and receiving the advice of its outside legal counsel, determines in good faith that it is appropriate for FCB's board to consider such unsolicited takeover proposal in order to discharge its fiduciary duties to FCB's shareholders.

     The merger agreement gives FCB the right to terminate the merger agreement and not complete the merger if, as a result of an unsolicited takeover proposal by a party other than Anchor, the FCB board of directors determines in good faith, after consulting with and receiving the advice of its outside legal counsel, that the board's failure to accept such takeover proposal could reasonably be deemed to constitute a breach of its fiduciary obligations to FCB's shareholders. However, before FCB may terminate the merger agreement under these circumstances, it must first disclose to Anchor the identity of the third party making the takeover proposal in question and the financial terms of that proposal, and must provide Anchor with the opportunity to negotiate changes in the terms of the merger agreement that would enable FCB to proceed with the merger.

     If FCB exercises its right to terminate the merger under these circumstances, Anchor would have the right to exercise its option to acquire up to 19.9% of FCB's stock. See "THE STOCK OPTION AGREEMENT" on page 60.

PRICE CONDITION

     Under the merger agreement, FCB has the right to terminate the merger agreement and abandon the merger if the average price of Anchor stock during a specified trading period preceding the time the last approval necessary to complete the merger has been received falls below $15.00 per share and declines by more than 15% relative to an index of the prices of the common stocks of a defined peer group of other comparable publicly-traded companies. The specified trading period is the twenty trading days ending on the fifth trading day prior to the date that the last approval necessary to complete the merger is received. For example, if the last approval is received at the special meeting of Anchor shareholders held on June 7, 1999, the fifth trading day prior to that date would be Friday, May 28. The trading period would span the period from May 3 to May 28.

     The price condition was included in the merger agreement at FCB's request in order to provide its shareholders with some measure of protection against a dramatic decline in the value of Anchor stock between the date of the merger agreement and the date the merger is completed. However, the second part of the price condition takes into account the possibility that a decline in Anchor's stock price could be the result of a general decline in the price of stocks in the thrift industry, rather than any situation particular to Anchor. Further, the price condition is waivable by FCB, meaning that FCB's board could decide not to invoke the price condition and proceed with the merger even if the price condition is not satisfied.

     As of the date of this Joint Proxy Statement/Prospectus, assuming that shareholder approval is received on June 7, 1999 and that is the last approval necessary to complete the merger, the measurement period for the price condition has not begun. Therefore, at the present time, we have no way of telling whether the price condition will be satisfied at the time of the FCB special meeting, although, if it is not, we would expect to announce this fact to FCB shareholders at or prior to the FCB special meeting.

     In order for FCB to have the right to terminate the merger agreement because of the price condition, both of the following must happen:

     - The average closing price of Anchor stock as reported on Nasdaq over the 20-day trading period (from May 3 to May 28, in the above example) must be less than $15.00;

       AND

     - The ratio of the average closing price of Anchor stock as reported on Nasdaq over the 20-day trading period (from May 3 to May 28, in the above example) to the average closing price over the same period of a group of comparable financial institution holding companies must have fallen by more than 15% when compared to the same ratio measured over the 20-day trading period which ended on December 28, 1998, the fifth trading day prior to the date of the merger agreement.

     The members of the group of comparable financial institution holding companies for this purpose (the "Peer Group") are listed in Exhibit D to the copy of the merger agreement which was filed as an Exhibit to FCB's Current Report on Form 8-K dated January 14, 1999. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 to find out how you can obtain a copy of this document.

     The table on the following page illustrates how the price condition would work.

                                               AVERAGE CLOSING PRICE
                                               ----------------------      PRICE
                                                              PEER       CONDITION
                                                ANCHOR        GROUP        RATIO
                                               ---------    ---------    ---------
On December 28, 1998, these were the
  applicable prices and ratios.............     $20.49       $23.18       0.8840
In order for FCB to be entitled to
  terminate the merger agreement based on
  the price condition:
     Anchor's average closing price would
     have to fall below....................     $15.00
     AND
     The price condition ratio would have
     to fall below.........................                               0.7514

                                                                                      DECLINE IN PRICE
                                                                                      CONDITION RATIO
                                                                                           -----
EXAMPLES. IF, ON JUNE 7, 1999:
- THE APPLICABLE PRICES AND RATIOS ARE:         $14.50       $19.00       0.7632           13.7%
     FCB WOULD NOT have the right to
     terminate the
     merger agreement because the price
     condition ratio did not decline by
     more than 15% (even though Anchor's
     average price was below $15.00).
- THE APPLICABLE PRICES AND RATIOS ARE:         $15.25       $22.00       0.6932           21.6%
     FCB WOULD NOT have the right to
     terminate the
     merger agreement because Anchor's
     average price was above $15.00 (even
     though the price condition ratio
     declined by more than 15%).
- THE APPLICABLE PRICES AND RATIOS ARE:         $14.75       $22.00       0.6477           26.7%
     FCB WOULD have the right to terminate
     the merger agreement because Anchor's
     average price was below $15.00 and the
     price condition ratio declined by more
     than 15%.

AMENDMENT AND WAIVER

     The parties may amend the merger agreement prior to the completion of the merger if the amendment is approved by both parties' boards of directors and is in writing and signed by both parties. Such amendment could change the structure of the merger; however, no such amendment may be made after the merger is approved by FCB's shareholders if its effect would be to reduce the exchange ratio or otherwise change the amount or type of consideration FCB shareholders are entitled to receive in the merger. The conditions to each party's obligation to consummate the merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

                           THE STOCK OPTION AGREEMENT

GENERAL

     FCB granted Anchor an option to purchase up to 764,295 shares of FCB stock (subject to adjustment to avoid dilution, but not to exceed 19.9% of the shares of FCB stock issued and outstanding at the time of exercise), at an exercise price of $27.45 per share. Anchor can only exercise the option if any of the triggering and exercise events, which generally relate to control of FCB, occur. None of these events has occurred as of the date of this Joint Proxy Statement/Prospectus.

     The option exercise price was determined by multiplying the exchange ratio (1.83) times $15.00, which is the lowest price per share Anchor stock could average during a specified trading period preceding the time of the merger without triggering FCB's right to terminate the merger agreement if other conditions relating to the Anchor stock average price are also met. See "THE MERGER AGREEMENT -- Price Condition" on page 57. The closing price of FCB stock on January 4, 1999 (the last trading date before the parties executed the merger agreement and stock option agreement) was $28.00; the closing price of FCB stock on January 5, 1999 (the last trading date before the parties publicly announced the execution of the merger agreement and stock option agreement) was $26.75.

ANTI-TAKEOVER EFFECT

     The option is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. Some aspects of the stock option agreement may have the effect of discouraging persons who might, prior to the time the merger is completed, be interested in acquiring FCB or a significant interest in FCB from considering or proposing such an acquisition, even if they were prepared to pay a higher price per share for FCB stock than the price per share implicit in the exchange ratio used in the merger agreement. Attempts to acquire FCB or an interest in FCB could cause the option to become exercisable and give Anchor the right to receive a portion of any premium offered to FCB shareholders. This right would significantly increase the cost of a proposed transaction to a potential acquiror when compared to the cost if the stock option agreement did not exist. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower price per share to acquire FCB than it might otherwise have been willing to pay. In addition, the management of FCB believes that exercise of the option is likely to prohibit any reasonably foreseeable acquiror of FCB (other than Anchor) from accounting for any acquisition of FCB using the pooling of interests accounting method, thereby further diminishing FCB's attractiveness to such an acquiror. Finally, because Anchor would be a 19.9% shareholder of FCB after it exercises the option, exercise of the option would increase the ability of Anchor to obtain the approval of FCB's shareholders to consummate the merger with Anchor and adversely affect the ability of a third party to obtain FCB shareholder approval for an alternative transaction.

SUMMARY OF THE STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the stock option agreement. This summary is necessarily selective and incomplete and is qualified in its entirety by the full text of the stock option agreement appearing as Appendix B to this Joint Proxy Statement/Prospectus. You should read the stock option agreement carefully. In this summary, we will use some capitalized terms which, unless we indicate otherwise, have the meanings given to them in the stock option agreement.

WHEN ANCHOR MAY EXERCISE THE OPTION

     Anchor may exercise all or any part of the option within 45 days after a "Subsequent Triggering Event" occurs if all of the following are true:

     -  an "Initial Triggering Event" has occurred;

     - Anchor has not materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement or the stock option agreement (which, in the case of the merger agreement, would entitle FCB to terminate the merger agreement);

     - FCB has not terminated the merger agreement: (1) due to a material breach by Anchor; (2) due to Anchor's shareholders' failure to approve the merger; or (3) pursuant to the provision of the merger agreement which allows FCB to terminate the merger agreement following a decline in the average price of Anchor stock measured over a specified period (see "THE MERGER AGREEMENT -- Price Condition" on page 57);

     - Anchor has complied with all applicable laws, including obtaining regulatory approval, if required; and

     -  the option has not expired.

     INITIAL TRIGGERING EVENT. The stock option agreement defines "Initial Triggering Event" to mean virtually any event which might lead, or is intended to lead, to an acquisition of control of FCB by a "third party" ("third party" means any person, or "group" as defined in the federal securities laws, other than Anchor or any subsidiary of Anchor). Specifically, an "Initial Triggering Event" occurs if:

     - FCB, or any subsidiary of FCB, without Anchor's prior written consent, authorizes or enters into an agreement to engage in, or FCB's board recommends that FCB's shareholders approve or accept, an "Acquisition Transaction" with a third party. "Acquisition Transaction" means:

        - a merger (except for the merger with Anchor) or consolidation, or any similar transaction, involving FCB or Fox Cities Bank;

        - the purchase, lease or other disposition of 35% or more of the consolidated assets, net revenues or net income of FCB; or

        - the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of FCB or Fox Cities Bank;

     - any third party acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of FCB stock (other than shares held in accounts related to FCB's employee benefit plans);

     - any third party publicly announces a proposal to effect or FCB's shareholders agree to engage in an Acquisition Transaction;

     - if, after it is publicly announced that any third party has made or intends to make a proposal to engage in an Acquisition Transaction (unless the merger agreement has been properly terminated for other reasons), one of the following occurs:

        - FCB's special meeting is canceled (in violation of the merger agreement);

        - FCB's special meeting is held but FCB shareholders do not approve the merger; or

        - FCB's board withdraws or modifies its recommendation that FCB shareholders approve the merger;

     - any third party commences a tender offer to purchase any shares of FCB stock, or files a tender offer registration statement or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of FCB stock if, upon completion of the tender offer or exchange offer, the third party would acquire beneficial ownership of 20% or more of the then outstanding shares of FCB stock;

     - FCB willfully breaches any covenant or obligation contained in the merger agreement in anticipation of and in order to facilitate an Acquisition Transaction, and following such breach Anchor would be entitled to terminate the merger agreement;

     - any third party files an application or notice with the Office of Thrift Supervision or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction; or

     - any third party acquires a sufficient number of shares of FCB stock to allow the third party to elect a majority of the members of FCB's board or otherwise enters into an agreement by which that person would be entitled to elect or cause the appointment of a majority of the members of FCB's board.

     SUBSEQUENT TRIGGERING EVENT. The stock option agreement generally defines a "Subsequent Triggering Event" as having occurred if:

     - any third party acquires beneficial ownership of 51% or more of the then outstanding FCB stock; or

     - FCB, or any subsidiary of FCB, without Anchor's prior written consent, authorizes or enters into an agreement to engage in, or FCB's board recommends that FCB's shareholders approve or accept, an "Acquisition Transaction" with a third party. "Acquisition Transaction" is defined differently for this purpose to mean:

        - a merger (except for the merger with Anchor) or consolidation, or any similar transaction, involving FCB or Fox Cities Bank;

        - the purchase, lease or other disposition of 35% or more of the consolidated assets, net revenues or net income of FCB; or

        - the sale, issuance or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 51% or more of the voting power of FCB or Fox Cities Bank.

WHEN THE OPTION EXPIRES

     The option expires when any of the following occurs:

     -  the merger is completed;

     - the merger agreement is terminated if such termination occurs prior to the occurrence of an Initial Triggering Event unless such termination is a "Listed Termination," which means:

        - a termination by Anchor due to a material breach by FCB of any of its representations, warranties, covenants or agreements contained in the merger agreement or a failure to make, or a withdrawal or modification of the recommendation of FCB's board that FCB's shareholders approve the merger;

        - a termination by FCB or Anchor due to the failure of FCB's shareholders to approve the merger if, prior to FCB's special meeting, it is announced that a third party has made, or intends to make, a takeover proposal; or

        - a termination by FCB if, as a result of an unsolicited takeover proposal, FCB's board determines that its failure to accept such takeover proposal could be deemed to constitute a breach of its fiduciary obligations under applicable law (see "THE MERGER AGREEMENT -- Fiduciary Termination" on page 57);

     - one year after termination of the merger agreement if such termination is a Listed Termination; or

     - one year after termination of the merger agreement if such termination follows an Initial Triggering Event.

REPURCHASE RIGHT

     At any time before the option expires and after a Repurchase Event occurs, at the request of Anchor, FCB must repurchase either:

     - the option from Anchor at a price equal to the amount by which the market/offer price (as defined below) exceeds $27.45, multiplied by the number of shares for which the option may then be exercised; or

     - a number (designated by Anchor) of the shares of FCB stock acquired by Anchor pursuant to the stock option agreement ("Option Shares") at a price equal to the market/offer price multiplied by the number of Option Shares so designated.

     The term "market/offer price" used in the stock option agreement means the highest of:

     - the price per share of FCB stock at which a tender or exchange offer therefor has been made;

     - the price per share of FCB stock to be paid by any third party pursuant to an agreement with FCB;

     - the highest closing price for shares of FCB stock within the three-month period immediately preceding the date Anchor gives notice of the required repurchase of the option or Option Shares, as the case may be; or

     - in the event of a sale of all or any substantial part of FCB's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of FCB as determined by a nationally recognized investment banking firm, divided by the number of shares of FCB stock outstanding at the time of such sale.

     "Repurchase Event" means either (1) the acquisition by any third party of beneficial ownership of 75% or more of the then outstanding FCB stock, or (2) the consummation of an Acquisition Transaction (for this purpose, defined in the same manner as "Acquisition Transaction" is defined for purposes of "Initial Triggering Event").

REGISTRATION RIGHTS AND RIGHT OF FIRST REFUSAL FOR REGISTERED SALE

     Anchor has the right, within one year of the exercise of the option, to require FCB to register any Option Shares under the Securities Act of 1933 so that Anchor may publicly resell those Option Shares. This right is known as Anchor's "Registration Right." If Anchor exercises its Registration Right:

     - Anchor may require FCB to prepare and file a registration statement under the Securities Act for the Option Shares; or

     - if FCB is registering other shares of FCB stock under the Securities Act, Anchor may be able to require FCB to include the Option Shares as part of that registration.

     In either case, FCB must also use its reasonable efforts to qualify the Option Shares under any applicable state securities laws if necessary for Anchor to be able to sell them. At any time within 30 business days after FCB receives notice from Anchor that Anchor proposes to sell Option Shares pursuant to the exercise of its Registration Right, FCB has the right to repurchase such Option Shares at a cash price equal to their "Fair Market Value." "Fair Market Value" means the average of the daily closing sales price of a share of FCB stock on Nasdaq during the five trading days prior to the date on which Anchor notifies FCB that it is exercising its Registration Right, times the number of Option Shares to be repurchased.

EXTENSION OF PERIODS

     The periods for exercising exercise, registration and repurchase rights under the stock option agreement will be extended to the extent necessary to allow the parties to obtain all regulatory approvals for the exercise of such rights and the expiration of all applicable waiting periods.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS

     ANCHOR BOARD. Anchor currently has seven members and one vacancy on its board of directors, including the chairman, Mr. Douglas Timmerman. The seven current directors are expected to remain on the board following the completion of the merger. The board is currently divided into three classes, with three directors serving terms expiring in July 1999, two directors serving terms expiring in July 2000 (the vacancy exists in the class with terms expiring in July 2000) and two directors serving terms expiring in July 2001. For biographical information regarding Anchor's current directors, see Anchor's 1998 Annual Report on Form 10-K which is incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 to find out how to locate documents incorporated by reference.

     The merger agreement provides that, following the merger, Anchor will take necessary actions, including expansion of the size of its board of directors if required, to cause two existing directors of FCB (to be selected by Anchor) to be appointed to or nominated to serve on Anchor's board. One director must be appointed upon completion of the merger. The other director may be nominated for election at, or be appointed effective as of, Anchor's 1999 annual meeting. See "THE MERGER AGREEMENT -- Governance" on page 55.

     It is anticipated that Donald D. Parker and Richard A. Bergstrom, who have served on FCB's board of directors since it was incorporated as the holding company for Fox Cities Banks in 1993, will be selected to serve on Anchor's board. Under the terms of the merger agreement, each of the former FCB directors must be nominated to Anchor's board for a term of at least two years. If, prior to the completion of the merger, either of these individuals declines or is unable to serve as a director, Anchor will be required to designate another individual who currently serves on FCB's board to fill such vacancy.

     For biographical information with respect to Messrs. Parker and Bergstrom, see FCB's 1998 Annual Report on Form 10-K which is incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 to find out how you can locate documents incorporated by reference.

     ANCHORBANK BOARD. AnchorBank's board of directors currently consists of five members. The merger agreement provides that Anchor will elect two existing directors of FCB to serve on AnchorBank's board. In Anchor's discretion, one or both of these individuals may be the individuals appointed to serve as directors of Anchor. It is currently expected that Mr. Bergstrom and David L. Omachinski will be selected to serve on the AnchorBank board.

     ADVISORY BOARD. The merger agreement provides that following the merger of AnchorBank and Fox Cities Bank, Anchor will establish an advisory board consisting of all the directors of FCB and Fox Cities Bank who are not appointed or elected to serve on the board of directors of Anchor or AnchorBank.

     For information regarding compensation of Anchor and AnchorBank directors and the members of the advisory board, see "THE MERGER -- Interests of Members of FCB's Board of Directors and Management in the Merger -- New Directors of Anchor and AnchorBank" on page 48.

OFFICERS

     Following the completion of the merger, Douglas J. Timmerman will continue as Chairman, President and Chief Executive Officer of Anchor and AnchorBank, and the other executive officers of Anchor and AnchorBank are expected to remain in their current positions. For biographical information and information regarding the compensation of Anchor's current executive officers, see Anchor's 1998 Annual Report on Form 10K which is incorporated into this document by reference. See page 96 for information on how to find documents incorporated by reference.

     Mr. Rothenbach and Mr. Parker will join Anchor as Senior Vice Presidents pursuant to employment agreements that will be entered into at the time of the merger. See "THE MERGER -- Interests of Members of FCB's Board of Directors and Management in the Merger -- Employment Arrangements" on page 47 for additional information regarding the terms of these employment agreements.

OPERATIONS

     Following the merger, Anchor's corporate headquarters will remain in its current executive offices located at 25 West Main Street, Madison, Wisconsin 53703. Following the bank merger, Fox Cities Bank's main office and all of its current branch offices will be operated as branch offices of AnchorBank. Following the bank merger, AnchorBank will consolidate certain functions including external and internal data processing, retail and lending support, and other functions, and will operate under the name "AnchorBank, S.S.B."

     On January 25, 1999, Anchor Bancorp, Inc., a Minnesota corporation, and two of its subsidiaries, Anchor Bank, National Association and Anchor Bank West St. Paul, National Association (collectively "Anchor -- Minnesota") commenced litigation in the United States District Court for the District of Minnesota against Anchor and AnchorBank asserting that Anchor and AnchorBank have engaged in trademark infringement and unfair competition with respect to the use of the "Anchor" name in connection with banking services. Anchor -- Minnesota, which holds a federal trademark registration for the use of the name "Anchorbank," seeks to limit Anchor's and AnchorBank's use of the "Anchor" name to the 14 Wisconsin counties in which AnchorBank currently has offices (which do not include all of the Wisconsin counties in which AnchorBank will have additional branch offices as a result of the bank merger) and is asserting a superior right to use the "Anchor" name with respect to banking services throughout the remainder of the United States. In response, Anchor and AnchorBank are seeking to have Anchor -- Minnesota's federal registration of the "Anchor" name canceled and are otherwise vigorously defending this litigation while also exploring a mutually acceptable resolution of this dispute. Anchor's management does not believe that this litigation will have a material adverse effect on Anchor's or AnchorBank's business, financial condition or results of operations, although there can be no assurance to this effect.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Anchor and FCB and give effect to the merger as a pooling of interests. Such pro forma information includes:

     - the historical results of operations of Anchor for the fiscal years ended March 31, 1998, 1997 and 1996 and the nine months ended December 31, 1998 and 1997, and the historical balance sheet of Anchor as of December 31, 1998; and

     - the historical results of operations of FCB for the fiscal years ended March 31, 1998, 1997 and 1996 and the nine months ended December 31, 1998 and 1997, and the historical balance sheet of FCB as of December 31, 1998.

     The unaudited pro forma condensed combined balance sheet assumes that the merger was completed on December 31, 1998. The unaudited pro forma condensed combined statements of operations assume that the merger was completed on April 1, 1995. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the managements of Anchor and FCB believe are reasonable. Actual adjustments may differ from those reflected in the unaudited pro forma condensed combined financial statements. Anchor and FCB are still in the process of reviewing their respective accounting policies relative to those followed by the other entity. As a result of this review, it may be necessary to restate amounts in Anchor's or FCB's financial statements to conform to those accounting policies that are most appropriate. In management's opinion, any such restatements will not be material.

     The unaudited pro forma financial statements are not necessarily indicative of the actual or future financial position or results of operations that would have or will occur upon consummation of the merger, and should be read in conjunction with the audited and unaudited historical consolidated financial statements, including the notes thereto, of Anchor and FCB incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95.

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                        COMBINED
                                                ANCHOR        FCB                       COMPANY
                                              HISTORICAL   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                              ----------   ----------   -----------    ----------
ASSETS
  Cash and cash equivalents.................  $   32,067    $ 23,916      $    --      $   55,983
  Investment securities available for
     sale...................................      25,623       4,900           --          30,523
  Investment securities held to maturity....       8,104      44,297           --          52,401
  Mortgage-related securities available for
     sale...................................      53,649      25,527           --          79,176
  Mortgage-related securities held to
     maturity...............................     179,079      14,381           --         193,460
  Loans receivable, net:
     Held for sale..........................      22,381      20,189           --          42,570
     Held for investment....................   1,698,609     373,884           --       2,072,493
  Foreclosed properties and repossessed
     assets.................................       2,487          --           --           2,487
  Real estate held for development and
     sale...................................      28,924          --           --          28,924
  Office properties and equipment...........      18,272       6,758           --          25,030
  Other assets..............................      54,266      12,098           --          66,364
                                              ----------    --------      -------      ----------
     Total assets...........................  $2,123,461    $525,950      $    --      $2,649,411
                                              ==========    ========      =======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits..................................  $1,497,715    $329,290      $    --      $1,827,005
  Borrowings................................     473,440     105,850           --         579,290
  Advance payments by borrowers for taxes
     and insurance..........................       1,074       1,223           --           2,297
  Other liabilities.........................      15,066      12,732        5,200(2)       32,998
                                              ----------    --------      -------      ----------
     Total liabilities......................   1,987,295     449,095        5,200       2,441,590
                                              ----------    --------      -------      ----------
  Common stock..............................       2,500          45          (45)(3)       2,500
  Additional paid-in capital................      50,673      60,310      (48,030)(3)      62,953
  Retained earnings.........................     134,205      31,601       (5,200)(2)     160,606
  Less: Treasury stock......................     (48,532)    (14,535)      48,075(3)      (14,992)
  Borrowings of Employee Stock Ownership
     Plan...................................      (1,379)         --           --          (1,379)
  Common stock purchased by benefit plans...      (2,108)       (784)          --          (2,892)
  Net unrealized gain on securities
     available for sale, net of tax.........         807         218           --           1,025
                                              ----------    --------      -------      ----------
  Total stockholders' equity................     136,166      76,855       (5,200)        207,821
                                              ----------    --------      -------      ----------
     Total liabilities and stockholders'
       equity...............................  $2,123,461    $525,950      $    --      $2,649,411
                                              ==========    ========      =======      ==========

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED DECEMBER 31, 1998

                                                                                      COMBINED
                                                              ANCHOR        FCB        COMPANY
                                                            HISTORICAL   HISTORICAL   PRO FORMA
                                                            ----------   ----------   ---------
Total interest income....................................    $117,256     $29,075     $146,331
Total interest expense...................................      70,779      16,015       86,794
                                                             --------     -------     --------
Net interest income......................................      46,477      13,060       59,537
Provision for loan losses................................         600         318          918
                                                             --------     -------     --------
Net interest income after provision for loan losses......      45,877      12,742       58,619
Total non-interest income................................      14,077       2,735       16,812
Total non-interest expenses..............................      30,742       7,295       38,037
                                                             --------     -------     --------
Income before income taxes...............................      29,212       8,182       37,394
Income taxes.............................................      11,202       3,071       14,273
                                                             --------     -------     --------
Net income...............................................    $ 18,010     $ 5,111     $ 23,121
                                                             ========     =======     ========
Earnings per share:
  Basic..................................................        $1.05      $1.37         $0.96
  Diluted................................................        0.98        1.34         0.91
Average shares outstanding:
  Basic..................................................      17,142       3,731       23,970(4)
  Diluted................................................      18,403       3,804       25,364(4)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED DECEMBER 31, 1997

                                                                                      COMBINED
                                                              ANCHOR        FCB        COMPANY
                                                            HISTORICAL   HISTORICAL   PRO FORMA
                                                            ----------   ----------   ---------
Total interest income....................................    $111,449     $28,129     $139,578
Total interest expense...................................      67,275      15,857       83,132
                                                             --------     -------     --------
Net interest income......................................      44,174      12,272       56,446
Provision for loan losses................................         135         800          935
                                                             --------     -------     --------
Net interest income after provision for loan losses......      44,039      11,472       55,511
Total non-interest income................................       8,807       2,053       10,860
Total non-interest expenses..............................      28,049       7,431       35,480
                                                             --------     -------     --------
Income before income taxes...............................      24,797       6,094       30,891
Income taxes.............................................       9,545       1,996       11,541
                                                             --------     -------     --------
Net income...............................................    $ 15,252     $ 4,098     $ 19,350
                                                             ========     =======     ========
Earnings per share:
  Basic..................................................        $0.84      $1.12         $0.78
  Diluted................................................        0.79        1.09         0.74
Average shares outstanding
  Basic..................................................      18,124       3,665       24,831(4)
  Diluted................................................      19,296       3,744       26,148(4)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                        FISCAL YEAR ENDED MARCH 31, 1998

                                                                                      COMBINED
                                                              ANCHOR        FCB        COMPANY
                                                            HISTORICAL   HISTORICAL   PRO FORMA
                                                            ----------   ----------   ---------
Total interest income....................................    $148,971     $37,939     $186,910
Total interest expense...................................      89,601      21,292      110,893
                                                             --------     -------     --------
Net interest income......................................      59,370      16,647       76,017
Provision for loan losses................................         300         950        1,250
                                                             --------     -------     --------
Net interest income after provision for loan losses......      59,070      15,697       74,767
Total non-interest income................................      12,212       3,010       15,222
Total non-interest expenses..............................      38,294       9,843       48,137
                                                             --------     -------     --------
Income before income taxes...............................      32,988       8,864       41,852
Income taxes.............................................      12,487       3,020       15,507
                                                             --------     -------     --------
Net income...............................................    $ 20,501     $ 5,844     $ 26,345
                                                             ========     =======     ========
Earnings per share:
  Basic..................................................        $1.13      $1.59         $1.06
  Diluted................................................        1.06        1.55         1.00
Average shares outstanding
  Basic..................................................      18,093       3,680       24,827(4)
  Diluted................................................      19,349       3,764       26,237(4)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                        FISCAL YEAR ENDED MARCH 31, 1997

                                                                                      COMBINED
                                                              ANCHOR        FCB        COMPANY
                                                            HISTORICAL   HISTORICAL   PRO FORMA
                                                            ----------   ----------   ---------
Total interest income....................................    $140,551     $19,965     $160,516
Total interest expense...................................      84,716      10,827       95,543
                                                             --------     -------     --------
Net interest income......................................      55,835       9,138       64,973
Provision for loan losses................................         500         350          850
                                                             --------     -------     --------
Net interest income after provision for loan losses......      55,335       8,788       64,123
Total non-interest income................................      13,551         987       14,538
Total non-interest expenses..............................      47,406       5,670       53,076
                                                             --------     -------     --------
Income before income taxes...............................      21,480       4,105       25,585
Income taxes.............................................       7,532       1,665        9,197
                                                             --------     -------     --------
Net income...............................................    $ 13,948     $ 2,440     $ 16,388
                                                             ========     =======     ========
Earnings per share:
  Basic..................................................        $0.75      $1.03         $0.71
  Diluted................................................        0.71        1.01         0.68
Average shares outstanding
  Basic..................................................      18,639       2,358       22,954(4)
  Diluted................................................      19,710       2,409       24,119(4)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                        FISCAL YEAR ENDED MARCH 31, 1996

                                                                                      COMBINED
                                                              ANCHOR        FCB        COMPANY
                                                            HISTORICAL   HISTORICAL   PRO FORMA
                                                            ----------   ----------   ---------
Total interest income....................................    $125,719     $18,319     $144,038
Total interest expense...................................      74,978      10,081       85,059
                                                             --------     -------     --------
Net interest income......................................      50,741       8,238       58,979
Provision for loan losses................................         475         200          675
                                                             --------     -------     --------
Net interest income after provision for loan losses......      50,266       8,038       58,304
Total non-interest income................................       9,163         765        9,928
Total non-interest expenses..............................      36,964       4,579       41,543
                                                             --------     -------     --------
Income before income taxes...............................      22,465       4,224       26,689
Income taxes.............................................       7,959       1,667        9,626
                                                             --------     -------     --------
Net income...............................................    $ 14,506     $ 2,557     $ 17,063
                                                             ========     =======     ========
Earnings per share:
  Basic..................................................        $0.71      $1.03         $0.68
  Diluted................................................        0.68        1.01         0.65
Average shares outstanding
  Basic..................................................      20,467       2,482       25,009(4)
  Diluted................................................      21,476       2,532       26,110(4)

See Notes to Unaudited Pro Forma Condensed Combined Financial Data

                 ANCHOR BANCORP WISCONSIN INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The unaudited Pro Forma Condensed Combined Financial Data has been prepared assuming the merger will be accounted for under the pooling of interests method and is based on the historical consolidated financial statements of Anchor and FCB. The merger is structured as a tax-free exchange. Anchor and FCB are in the process of reviewing their respective accounting policies. As a result of this review, it might be necessary to restate amounts in financial statements of the combined company to conform to those accounting policies that are most appropriate. Any such restatements are not expected to be material.

NOTE 2 -- MERGER RELATED CHARGES

     In connection with the merger, Anchor and FCB expect the combined company to incur pre-tax merger related charges of approximately $8.5 million. These charges are expected to include $5.4 million in change of control severance and other related employee payments, $2.3 million in investment banking, legal and accounting fees and $0.8 million in direct merger related data processing and other equipment costs.

     The merger related charges and the related tax effect of $3.3 million have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998, but have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations as they are not expected to have a continuing impact on the operations of the combined company.

NOTE 3 -- STOCKHOLDERS' EQUITY

     In the merger, FCB shareholders will receive 1.83 shares of Anchor common stock for each outstanding share of FCB common stock. Cash will be paid, in lieu of fractional shares at the price per whole share in effect on the day of closing. In the transaction and based on share information as of December 31, 1998, Anchor will issue 7,028,444 shares of common stock, at an average cost of $6.84 per share, in exchange for 3,840,680 shares of outstanding FCB common stock. This includes the adjustment to cause common stock to be equal to its $0.10 par value. Pro forma retained earnings reflect an adjustment for estimated merger related charges as described in Note 2 above. Approximately 24,928,536 shares of common stock will be outstanding for the combined company after the merger.

NOTE 4 -- AVERAGE SHARES OUTSTANDING

     The pro forma weighted average shares outstanding is based on the historical weighted average shares outstanding of Anchor plus the FCB pro forma weighted average shares outstanding multiplied by the FCB common stock exchange ratio of 1.83.

              ANCHOR STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

     As a result of the merger, shareholders of FCB will become shareholders of Anchor and the rights of all former FCB shareholders will be thereafter governed by the Anchor articles of incorporation and bylaws and the WBCL. The rights of FCB shareholders are presently governed by the FCB articles of incorporation and bylaws and the WBCL.

ANCHOR STOCK

     Anchor incorporates by reference the description of its capital stock contained in the Prospectus included in its registration statement on Form S-1 filed with the SEC on March 19, 1992. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 to find out how you can locate documents incorporated by reference in this document.

COMPARISON OF RIGHTS

     Upon the completion of the merger, FCB shareholders will become shareholders of Anchor. Both companies are Wisconsin corporations governed by the WBCL, which provides various rights to shareholders. Anchor and FCB shareholders are also provided various rights pursuant to their respective company's articles of incorporation and bylaws. Many of Anchor's and FCB's article and bylaw provisions are identical or substantially similar to each other or to the WBCL. These include provisions relating to the following:

     - the manner in which the size of the board of directors is determined and the method of filling vacancies on the board of directors;

     -  the method of calling special shareholders' meetings;

     - advance notice provisions for shareholder nominations and shareholder proposals;

     -  amendments to the articles of incorporation and bylaws;

     -  approval of transactions with interested shareholders;

     - shareholder approval of mergers, acquisitions and various other transactions;

     -  the ability of shareholders to act by written consent; and

     - the board of directors' ability to consider constituencies other than shareholders (for example, employees and customers) when making decisions for the company.

     In some of these instances, the companies' articles or bylaws do not contain any specific provisions, meaning that the WBCL applies to both companies in the same manner.

     Some rights of FCB shareholders as holders of Anchor stock will be different than they are as holders of FCB stock. You are urged to read the fuller comparison of your rights that is included below, which includes the following important differences:

     - Anchor has a shareholder rights plan (commonly known as a "poison pill") while FCB does not -- a shareholder rights plan may have antitakeover effects (see "-- Shareholder Rights Plan" below); and

     - Anchor has stricter provisions for removing directors than FCB (see "-- Removal of Directors" below).

SHAREHOLDER RIGHTS PLAN

     In 1997, Anchor adopted a shareholders' rights plan providing for stock purchase rights to current and future owners of Anchor stock. Each share of outstanding Anchor stock has one right attached to it, and each share of Anchor stock issued in the merger will have one right attached to it. You will not receive a separate certificate evidencing the attached rights you receive along with your Anchor stock because, unless and until the rights become exercisable, each Anchor stock certificate will also evidence an equal number of rights. A share of Anchor stock and the attached right may not be traded separately unless and until the rights become exercisable. The rights will expire on July 22, 2007, unless they are redeemed by Anchor before then.

     The rights plan was adopted to protect Anchor shareholders by providing a potential acquiror with a disincentive to engage in manipulative or coercive tactics in attempting to acquire Anchor and an incentive to negotiate with Anchor's board in good faith and offer Anchor shareholders fair value for their interests. However, the rights plan has antitakeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Anchor on terms not approved by Anchor's board of directors. Nevertheless, the rights should not interfere with any merger or other business combination approved by the board of directors because the rights may be redeemed by Anchor at a nominal cost.

     The rights plan, which is evidenced by a rights agreement between Anchor and Firstar Bank Milwaukee, N.A., as rights agent, is lengthy and complex. We have summarized its important provisions below in question and answer format. However, this summary is qualified in its entirety by reference to the rights agreement, a copy of which is filed as an exhibit to Anchor's registration statement for the rights on Form 8-A. See "WHERE YOU CAN FIND MORE INFORMATION" on page 95 for more information about the documents incorporated by reference in this document.

  Q. WHAT DO THE RIGHTS ENTITLE ME TO?

     A. Each right, when it becomes exercisable, entitles the holder to purchase from Anchor 1/100th of a share of preferred stock at a price of $200.00, subject to adjustment in the case of stock splits or dividends. However, after the rights become exercisable, the rights may become rights to acquire Anchor common (as opposed to preferred) stock (commonly known as a "flip-in" provision) or the common stock of another company that acquires Anchor (commonly known as a "flip-over" provision), as discussed in the next three questions. Until a right is exercised, the right itself will not entitle the holder thereof to any rights as a shareholder of Anchor, including, among other things, the right to vote or to receive dividends.

  Q. WHEN DO THE RIGHTS BECOME EXERCISABLE?

     A. The rights will become exercisable if anyone acquires, or proposes to acquire, 20% or more of the outstanding Anchor stock. Specifically, the rights will become exercisable at the earlier of:

       - 10 business days after a public announcement that a person or group of affiliated persons has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of Anchor's outstanding stock; or

       - 15 business days after the commencement of a tender offer or exchange offer for 20% or more of Anchor's outstanding stock.

  Q. WHEN DO THE RIGHTS "FLIP IN" AND BECOME RIGHTS TO PURCHASE ANCHOR COMMON STOCK?

     A. After the rights become exercisable, the rights will be converted into rights to purchase Anchor common (as opposed to preferred) stock if any of the following occur:

       - Anchor is the surviving corporation in a merger and its common stock is not changed or exchanged;

       - a person (other than Anchor or its affiliates) becomes the beneficial owner of 25% or more of the then outstanding common stock;

       - an acquiring person engages in one or more "self-dealing" transactions as defined in the rights agreement; or

       - an event occurs that results in an acquiring person's ownership interest being increased by more than one percent (e.g., a reverse stock split).

       When this happens, each holder of a right will be entitled to receive, upon exercise, Anchor common stock (or, in under some circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right. Assuming the exercise price is not adjusted, this would mean that each Anchor shareholder would, for each share of Anchor stock he or she owns, have the right to pay Anchor $200 and receive additional Anchor common stock with a market value of $400. If Anchor stock were trading at $50 per share at the time, and a shareholder owned 100 shares of Anchor stock, the shareholder would be able to pay Anchor $20,000 ($200 X 100 rights) and receive 800 additional shares ($40,000 worth) of Anchor stock.

  Q. WHEN DO THE RIGHTS "FLIP OVER" AND BECOME RIGHTS TO PURCHASE ANOTHER COMPANY'S COMMON STOCK?

     A. After the rights become exercisable, the rights may be converted into rights to purchase the common stock of another company if any of the following occur:

       - Anchor engages in a merger or other business combination transaction with the other company in which Anchor is not the surviving corporation;

       - Anchor engages in a merger or other business combination transaction with the other company in which Anchor is the surviving corporation, but in which its common stock is changed or exchanged; or

       - 50% or more of Anchor's assets or earning power is sold or transferred to the other company.

       When this happens, each holder of a right will be entitled to receive, upon exercise, the other company's common stock having a value equal to two times the exercise price of the right. Assuming the exercise price is not adjusted, this would mean that each Anchor shareholder would, for each share of Anchor stock he or she owns, have the right to pay the other company $200 and receive common stock of the other company with a market value of $400.

  Q. WILL THE OTHER COMPANY WHO ACQUIRES ANCHOR STOCK ALSO BE ENTITLED TO EXERCISE ITS RIGHTS?

     A. No. If any of the circumstances cause the rights to become rights to acquire Anchor (or another company's) common stock (that is, if a "flip-in" or "flip-over" event occurs), then all rights owned by the other company will become null and void.

  Q. WOULD THE EXISTENCE OF THE RIGHTS HAVE ANY EFFECT IF THE ANCHOR BOARD DETERMINES THAT THE ACQUISITION OF ANCHOR IS IN THE BEST INTERESTS OF ANCHOR AND IT SHAREHOLDERS?

     A. No, because the board of directors may, within 10 business days following the public announcement of the transaction that causes the rights to become exercisable, redeem the rights in whole,

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

       but not in part, at a price of $0.01 per right, subject to adjustment to prevent dilution. After that 10-day period, the board's ability to redeem the rights becomes much more limited, although it would be reinstated if the person whose actions caused the rights to become exercisable reduces its beneficial ownership to 10% or less of the outstanding Anchor common stock.

  Q.  WHAT OTHER POWERS DOES THE BOARD HAVE WITH RESPECT TO THE RIGHTS?

     A. The board may, at its option, at any time after the right to redeem the rights has expired or terminated (with limited exceptions), exchange all or part of the then outstanding and exercisable rights (other than those held by the acquiring person) for common stock at a ratio of one share of common stock per right, as adjusted; provided, however, that the board cannot do so once a person becomes the owner of 50% or more of the outstanding Anchor common stock. If the board authorizes an exchange, the rights will immediately cease to be exercisable.

       The board also has the right to amend the rights plan, subject to the conditions set forth in the rights agreement.

SUMMARY OF APPLICABLE LAW AND THE PROVISIONS OF ANCHOR'S AND FCB'S RESPECTIVE ARTICLES OF INCORPORATION AND BYLAWS

     The following summary is not a complete statement of all differences between rights of the holders of Anchor stock and FCB stock. It sets forth some important aspects of the WBCL and discusses differences between Anchor's articles and bylaws and FCB's articles and bylaws. The summary is qualified in its entirety by reference to the full text of each document and the WBCL. For information as to how those documents may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION" on page 95. Where the summary below indicates that there is "no provision" of Anchor's or FCB's articles or bylaws, the applicable provision of the WBCL controls.

REMOVAL OF DIRECTORS

WBCL: Shareholders may remove one or more directors with or without cause unless the articles of incorporation or the bylaws provide that directors may be removed only for cause.

FCB: Shareholders may remove any director or the entire board of directors from office only for cause and by an affirmative vote of the majority of the voting power of the holders of FCB common stock entitled to elect directors.

ANCHOR: Shareholders may remove any director from office only for cause and by an affirmative vote of two-thirds of the voting power of the holders of Anchor common stock entitled to elect directors.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

WBCL:            No provision.

FCB: FCB's bylaws contain an "advance notice" provision which states that, for a shareholder of record to properly introduce business to be transacted at the annual meeting or a special meeting of shareholders or to nominate persons for election to the FCB board, the shareholder must give at least 60 days' advance notice to FCB. The bylaws specify what information such a notice must contain, how it is to be presented to FCB, and what additional information the shareholder must provide in particular circumstances.

ANCHOR:          Anchor's bylaws have provisions which are similar to FCB's.

LIABILITY OF DIRECTORS

WBCL: Unless a corporation's articles of incorporation limit the immunity of a director, a director may not be held liable for a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the directors breach or failure to perform constitutes: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful; (c) a transaction from which the director derived an improper personal profit; or (d) willful misconduct.

FCB:             No provision.

ANCHOR: A director or officer shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that a director's or officer's liability for monetary damages may not be limited by law.

INDEMNIFICATION OF DIRECTORS

WBCL: A corporation is required to indemnify a director or officer in the defense of a proceeding for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation, unless the director or officer was found to have breached a duty to the corporation and to have been guilty of actions which constitute (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful; (c) a transaction from which the director derived an improper personal profit; or (d) willful misconduct. A corporation is permitted to pay for or reimburse the reasonable expenses incurred by a director or officer in connection with a proceeding to which he or she is a party, as those expenses are incurred.

FCB: To the fullest extent permitted or required by the WBCL, FCB will indemnify a director or officer against all liabilities incurred by or on behalf of such director or officer in connection with a proceeding in which the director or officer is a party because he or she is director or officer. FCB will not indemnify a director or officer in connection with a proceeding which was initiated by the such director or officer unless the proceeding was authorized by the board of directors.

ANCHOR: To the fullest extent authorized by the WBCL, Anchor will indemnify and hold harmless a director or officer against all liabilities and expenses incurred in connection with a proceeding to which the director or officer has become subject because he or she is a director or officer of Anchor, unless the director or officer breached or failed to perform a duty he or she owes to Anchor which constitutes one of the four actions outlined above and specified in the WBCL. Anchor will not indemnify a director or officer in connection with a proceeding which was initiated by the such director or officer unless the proceeding was authorized by the board of directors.

                                   REGULATION

     Banking and financial services businesses such as Anchor and FCB are highly regulated. Anchor and FCB and their banking subsidiaries are subject to federal and state laws and regulations relating to all aspects of their business, including, among others, capital requirements, lending practices, disclosure requirements, limitations on dividends, liquidity requirements and insurance requirements. In addition, the companies are subject to the examination and supervision of various state and federal regulatory authorities.

     Below is a brief description of some important laws and regulations that apply to Anchor and FCB and their banking subsidiaries, AnchorBank and Fox Cities Bank. The description of these laws and regulations, as well as the descriptions of laws and regulations contained in other sections of this document, may not be complete. You should refer to the actual laws and regulations for additional information.

OVERVIEW

     FEDERAL REGULATION. Anchor and FCB are savings and loan holding companies regulated at the federal level by the Office of Thrift Supervision (the "OTS"). Their banking subsidiaries, AnchorBank and Fox Cities Bank, respectively, are subject to broad federal regulation and oversight extending to all aspects of their operations. Their primary federal regulators are the OTS and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of both AnchorBank and Fox Cities Bank are federally-insured (up to applicable limits) by the FDIC and they are members of the FDIC's Savings Association Insurance Fund. AnchorBank and Fox Cities Bank are also subject to limited regulation by the Federal Reserve Board and other federal regulatory agencies.

     STATE REGULATION. Because AnchorBank is a Wisconsin-chartered institution, Anchor and AnchorBank are also regulated at the state level by the Wisconsin Department of Financial Institutions -- Division of Savings Institutions (the "DFI"). Because Fox Cities Bank is a federally-chartered savings institution, neither FCB nor Fox Cities Bank are currently regulated by the DFI or any other state regulator; however, since Fox Cities Bank will merge with and into AnchorBank as part of the merger, its business will become subject to state regulations following the merger.

     SIMILARITIES AND DIFFERENCES. The principal differences between the way in which the two companies and their subsidiaries are currently regulated result from the fact that Anchor and AnchorBank are regulated at the state level while FCB and Fox Cities Bank are not. Following merger, these differences will disappear because Fox Cities Bank will merge with and into AnchorBank, which will continue to be regulated at both the federal and state level in the same manner as it is now.

     In this summary, where regulations apply in the same manner to both Anchor and FCB, we refer to them together as the "Holding Companies," and where regulations apply in the same manner to both AnchorBank and Fox Cities Bank, we refer to them together as the "Banks." In each case, where a regulatory requirement applies to both Banks, we indicate whether the Banks individually met these requirements at December 31, 1998, and whether AnchorBank would have met these requirements on a pro forma basis giving effect to the bank merger as if it had occurred on December 31, 1998.

REGULATION OF THE HOLDING COMPANIES

     FEDERAL. As "unitary savings and loan holding companies" (meaning that they each only own one savings institution), the Holding Companies are subject to regulatory oversight by the OTS. The Holding Companies must register and file reports with, and are subject to regulation and examination by, the OTS. In addition, the OTS has enforcement authority over the Holding Companies and their non-savings institution subsidiaries, which permits the OTS to restrict or prohibit activities that it determines are a serious risk to a subsidiary savings bank. The OTS regulations primarily relate to the safety and soundness of the institutions under jurisdiction of the OTS rather than the protection of such institutions' shareholders. Unitary savings and loan holding companies generally are not subject to activity restrictions.

     Anchor will continue to be a unitary savings and loan holding company following the merger; it will not become a "multiple savings and loan holding company" (which holds more than one savings institution subsidiary) as a result of the merger because it will cause Fox Cities Bank to merge into AnchorBank immediately following the merger, and Anchor will continue to own only one savings institution subsidiary. Although Anchor has no present plans or intention to do so, it could become a multiple savings and loan holding company in the future.

     If Anchor were to become a multiple savings and loan holding company, it would be subject to some activity restrictions, unless its savings institution subsidiaries comply with the qualified thrift lender test (the "QTL Test"), which is described in the section below entitled "Qualified Thrift Lender Test." If a savings institution subsidiary of a multiple savings and loan holding company fails the QTL test, the holding company may not continue any business activity without the approval of the OTS, except for activities approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure, the holding company would become subject to bank holding company regulations which are more restrictive than the savings and loan holding company regulations.

     The Holding Companies must obtain approval from the OTS before acquiring control of more than 5% of the voting shares of any other SAIF-insured institution or savings and loan holding company. The OTS prohibits such acquisitions if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, the OTS permits interstate acquisitions based on specific state statutory authorization in the state of the target institution or in a supervisory acquisition of a failing savings institution.

     STATE. The DFI has the authority to issue an order prohibiting those activities of a savings and loan holding company of a state-chartered banking subsidiary, such as Anchor, which endanger the safety of the savings and loan association or are contrary to the public interest. The DFI also may direct the operations of the savings and loan association and its holding company until the order is complied with, and it may prohibit the savings and loan association from declaring dividends to its holding company during such period.

REGULATION OF THE BANKS

  GENERAL

     Primary Regulatory Authorities. The OTS has extensive authority over the operations of all insured savings associations, including the Banks. The Banks are required to file periodic reports with the OTS. Because AnchorBank is a Wisconsin chartered institution, the DFI also regulates and supervises AnchorBank at the state level, and AnchorBank must file periodic reports with the DFI.

     Examinations. The OTS and the FDIC periodically conduct examinations of the Banks. The DFI usually conducts its examinations of AnchorBank jointly with the OTS. During these examinations, the examiners may require the Banks to provide for higher general or specific loan loss allowances or to write down the value of certain assets. The OTS and the DFI conducted their last regular joint examination of AnchorBank in July and August 1998. The FDIC conducted its last joint regular examination of AnchorBank in November 1992. The OTS last examined Fox Cities Bank in December 1998 and January 1999.

     Enforcement Authority. The OTS also has extensive enforcement authority over all savings associations and their holding companies, and affiliated parties such as directors, officers, employees, agents and certain other persons providing services to the Banks or the Holding Companies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. The OTS may initiate these enforcement actions if the Banks or the Holding Companies violate laws or regulations or engage in unsafe or unsound practices, or if the Banks or the Holding Companies file misleading or untimely reports with the OTS. The OTS generally requires public disclosure of final enforcement actions. The DFI has similar enforcement authority over AnchorBank and Anchor.

     Conflicts of Interest. The OTS has adopted a conflicts of interest regulation based upon common law principles of "duty of care" and "duty of loyalty." The regulation provides that directors, officers, employees, persons having the power to control the management or policies of savings associations, and other persons who owe fiduciary duties to savings associations, cannot advance their own personal or business interests, or those of others, at the expense of the associations. The OTS also clarified that "persons having the power to control the management or policies of savings associations" include holding companies such as Anchor and FCB. The OTS corporate opportunity regulations impose a standard similar to common law standards governing usurpation of corporate opportunity.

     Standards for Safety and Soundness. The OTS's lending and investment regulations impose general safety and soundness standards on the Banks. In addition, federal laws and regulations govern the investment and lending authority of the Banks, and state laws and regulations also govern the investment and lending authority of AnchorBank. The Banks may not engage in any activities that are not permitted by such laws and regulations. The Banks are currently in compliance with the restrictions applicable to each of them, and Anchor believes that AnchorBank will be in compliance with these restrictions following the bank merger.

     As required by Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and subsequently amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the OTS and other federal banking regulators have adopted interagency guidelines establishing standards for safety and soundness for depository institutions on matters such as internal controls and audit systems, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, asset quality, earnings and compensation and other benefits. The agencies may request a compliance plan from any institution which fails to meet one or more of the standards.

COMPLIANCE

     CAPITAL AND NET WORTH REQUIREMENTS. Federally-insured savings associations, such as the Banks, must maintain specified minimum levels of regulatory capital. The OTS has established three different capital standards:

     -  a 1.5% "tangible capital" requirement;

     -  a 3.0% "core capital" requirement; and

     -  an 8.0% "risk-based capital" requirement.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") mandated that these capital requirements generally must be as stringent as the comparable capital requirements for national banks. The OTS also may impose capital requirements on individual associations on a case-by-case basis in excess of these standards. Savings associations must meet all of the standards in order to comply with the capital requirements.

     Tangible Capital. An institution's "tangible capital" must comprise at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained earnings, and noncumulative perpetual preferred stock and related surplus and minority interest in the equity accounts of fully consolidated subsidiaries less equity and debt investments in subsidiaries which are not "includable" subsidiaries as defined in the regulation. In addition, all intangible assets, other than a limited amount of servicing rights, must be deducted from tangible capital.

     Core Capital. An institution's "core capital" must equal at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus up to 25% of specified other intangibles (subject to separate salability and market valuation limitations). In addition the OTS requires an institution to maintain a minimum ratio of core capital to total risk-weighted assets of 4.0%. An institution calculates its risk-weighted assets by multiplying all assets (including specified off-balance sheet items) times a risk-weight determined by the OTS based on the risks the OTS believes are inherent in the assets.

     Risk-Based Capital. An institution's "risk-based capital" must equal at least 8% of risk-weighted assets. Risk-based capital equals the sum of core capital plus supplementary capital (which includes, among other items, some permanent and maturing capital instruments that do not qualify as core capital and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less deductions. The amount of supplementary capital that may be used to satisfy the risk-based requirement is limited to the extent of core capital.

     OTS regulations incorporate an interest rate risk ("IRR") component into the "risk-based capital" requirement. Under the regulations, an institution with a greater than normal level of IRR must deduct its IRR component from total capital for purposes of calculating its risk-based capital. As a result, the institution must maintain additional capital in order to comply with the risk-based capital requirement. An institution with a "greater than normal IRR" is an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease (with minor exceptions) in interest rates. The IRR component is calculated, on a quarterly basis, as one-half of the difference between an institution's measured IRR and 2.0%, multiplied by the market value of its assets.

     Net Deferred Taxes. OTS limits the amount of net deferred tax assets that may be included in regulatory capital (Net deferred tax assets represent deferred tax assets, less any valuation allowances, in excess of deferred tax liabilities). Whether or not the limit applies depends upon the institution's sources of taxable income available to realize deferred tax assets. An institution's deferred taxes are not limited if the institution realizes deferred tax assets from taxes paid in prior carryback years and future reversals of existing taxable temporary differences. If an institution realizes deferred tax assets based on an institution's future taxable income (exclusive of reversing temporary differences and carryforwards) or its tax-planning strategies, such deferred tax assets are limited for regulatory capital purposes to the lesser of (1) the amount that can be realized within one year of the quarter-end report date or (2) 10% of core capital. As of December 31, 1998, the foregoing considerations did not affect the calculation of the Banks' regulatory capital.

     Securities. Under current OTS policy, savings associations must value securities available for sale at amortized cost for regulatory purposes. This means that in computing regulatory capital, savings associations must add back any unrealized losses and deduct any unrealized gains, net of income taxes, on securities reported as a separate component to stockholders' equity under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Wisconsin-chartered associations, such as AnchorBank, must maintain a net worth ratio of at least 6.0%. "Net worth ratio" means the association's assets minus liabilities, plus unallocated general loan loss allowances, divided by the association's assets. If the DFI determines that the nature of an association's operations creates a greater risk, the DFI may require the association to maintain a higher level of net worth to ensure the association's stability. If an association fails to comply with the net worth requirement, the DFI may impose operating restrictions on the association to restore its net worth to the required level. As of March 31, 1998, AnchorBank had a net worth ratio of 6.77% which was in compliance with this net worth requirement.

     As of December 31, 1998, the Banks (and AnchorBank, on a pro forma basis) met all regulatory capital and net worth requirements applicable to them, as follows:

                                          REGULATORY                                    ANCHORBANK
                                          REQUIREMENT   ANCHORBANK   FOX CITIES BANK   PRO FORMA(1)
                                          -----------   ----------   ---------------   ------------
Tangible capital.......................      1.50%         5.76%         11.70%            6.94%
Core capital
  To adjusted total assets.............      3.00%         5.76%         11.70%            6.94%
  To total risk-weighted assets........      4.00%         8.86%         19.27%           10.82%
Risk-based capital.....................      8.00%        10.11%         20.49%           12.06%
Net worth..............................      6.00%         6.80%        n/a                7.84%

---------------

(1) After giving effect to the merger of the Banks.

     QUALIFIED THRIFT LENDER REQUIREMENT. All savings associations, including the Banks, must meet the QTL test to avoid various restrictions on their operations. To comply with the QTL test, a savings institution must maintain at least 65% of its portfolio assets in qualified thrift investments on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of housing related loans and investments and certain groups of assets, such as consumer loans. The term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets. As of December 31, 1998, the Banks individually, and AnchorBank on a pro forma basis, were in compliance with the QTL test.

     If a savings institution fails to meet the QTL test, the institution must either convert to a bank charter (other than a savings bank charter) or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Any such savings institution that does not convert to a bank charter will be ineligible to receive further FHLB advances. In addition, beginning three years after the loss of QTL status, the institution must repay all outstanding FHLB advances and dispose of or discontinue any preexisting investment or activities not permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, the holding company of a savings institution that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies.

     LIQUIDITY. Every savings institution, including the Banks, must maintain sufficient liquidity to ensure its safe and sound operation. Liquid assets include cash, specified United States government, state or federal agency obligations, as well as time deposits, bankers' acceptances, corporate debt securities, highly rated commercial paper, and securities of mutual funds that meet certain standards. Specifically, savings associations must maintain an average daily balance of liquid assets in each calendar quarter equal to a particular percentage of either (1) the sum of its net withdrawable deposits plus short-term borrowings (the "liquidity base") at the end of the preceding quarter, or (2) the average daily balance of its liquidity base during the preceding quarter. The average liquidity requirement may be changed from time to time by the OTS (between 4% and 10%), depending upon economic conditions and deposit flows of all savings associations. At the present time, the minimum average liquidity requirement is 4%. The

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

OTS may impose monetary penalties for a violation of the liquidity ratio requirement. As of December 31, 1998, the Banks individually, and AnchorBank on a pro forma basis, were in compliance with these liquidity requirements.

LIMITATIONS ON ACTIVITIES

     LOANS-TO-ONE-BORROWER LIMITS. The Banks are subject to federal laws that set maximum limits on loans to any one borrower. In general, the Banks may make loans to one borrower up to the greater of $500,000 or 15% of unimpaired capital and unimpaired surplus. The Banks may loan an additional 10% of unimpaired capital and unimpaired surplus for loans fully secured by certain types of readily marketable collateral.

     There are exceptions to the above limitations. Under specific circumstances, and subject to OTS approval, the Banks may make loans to one borrower up to the lesser of $30 million or 30% of unimpaired capital and unimpaired surplus for loans to develop domestic residential housing units. In addition, the Banks may provide purchase money financing for the sale of real estate acquired in satisfaction of debts previously contracted for without regard to the loans-to-one-borrower limitation if no new funds are advanced and the Banks are not placed in a more detrimental position than if they had held the real property.

     Wisconsin law contains loans-to-one-borrower limitations that are applicable to AnchorBank. Under Wisconsin law, the aggregate amount of loans that an association may make to any one borrower may not exceed 5% of the association's mortgage, consumer and commercial assets, unless otherwise authorized by the Commissioner.

     As of December 31, 1998, AnchorBank had no loans to one borrower that exceeded the federal limitation or the Wisconsin limitation, and Fox Cities Bank had no loans to one borrower that exceeded the federal limitation. On a pro forma basis, following the bank merger, AnchorBank will be in compliance with both federal and state loans-to-one-borrower limitations.

     BROKERED DEPOSITS; INTEREST RATE LIMITATIONS. FDIC regulations govern the acceptance of brokered deposits by insured depository institutions. The capital position of an institution determines whether and with what limitations an institution may accept brokered deposits. A "well capitalized" institution (one that significantly exceeds specified capital ratios) may accept brokered deposits without restriction. "Adequately capitalized" institutions (those that are not "well capitalized" or "undercapitalized") may only accept such deposits with the consent of the FDIC. "Undercapitalized" institutions (those that fail to meet minimum regulatory capital requirements) may not accept brokered deposits. Both Banks meet the definition of a "well capitalized" institution and therefore may accept brokered deposits without restriction. As of December 31, 1998, AnchorBank had $82.7 million in brokered deposits and Fox Cities Bank had $1.2 million in brokered deposits.

     LIMITATION ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. The OTS regulations restrict a savings association's ability to pay dividends or to make other distributions of capital. These restrictions are important because the ability of FCB and Anchor to pay dividends to their shareholders depends upon the ability of Fox Cities Bank and AnchorBank, respectively, to pay dividends to them.

     The OTS divides institutions into three tiers (Tier 1, Tier 2 and Tier 3) for purposes of determining whether the institution may make capital distributions. The OTS classifies an institution based on its

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

capital level and supervisory condition before and after a proposed capital distribution. The definition of and the ability to make dividend distributions by Tier 1, Tier 2 and Tier 3 institutions is shown below:

              DEFINITION                               ABILITY TO MAKE DISTRIBUTIONS
              ---------------------------------------  ---------------------------------------------
TIER 1        Has net capital equal to or greater      May make capital distributions during any
              than its fully phased-in regulatory      calendar year equal to the higher of:
              capital requirement before and after a   - 100% of its net income for the year-to-date
              proposed capital distribution              period, plus 50% of the amount by which the
                                                         association's total capital exceeds its
                                                         fully phased-in capital requirement (the
                                                         "capital surplus"), as measured at the
                                                         beginning of the calendar year, or
                                                       - 75% of net income over the most recent
                                                       four-quarter period
TIER 2        Has net capital equal to its then-       May make capital distributions during any
              applicable minimum capital requirement   calendar year equal to up to 75% of net
              both before and after a proposed         income over the most recent four-quarter
              capital distribution                     period
TIER 3        Fails to meet its then-applicable        May not make any capital distributions
              minimum capital requirement either       without the prior written approval of the OTS
              before or after a proposed capital
              distribution

     At December 31, 1998, both Banks, and AnchorBank on a pro forma basis, met the definition of a "Tier 1" institution.

     In addition to restricting an institution's ability to make capital distributions based upon its tier, the OTS regulations also prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the total capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with the institution's mutual to stock conversion.

     Effective April 1, 1999, the OTS amended its capital distribution regulation. Under the new regulation, the "tiered" approach described above was replaced and institutions are now permitted to make capital distributions that will not result in their capital being reduced below the level required to remain "adequately capitalized," as defined in the OTS regulations. Under the new regulation, savings associations that are held by a savings and loan holding company continue to be required to provide advance notice of or, under certain circumstances, file an application for, the capital distribution to the OTS. The Banks do not believe that the new regulation will adversely affect their ability to make capital distributions.

     Wisconsin-chartered institutions, such as AnchorBank, may not pay a dividend or otherwise distribute any profits if it fails to maintain its required net worth ratio either prior to, or as a result of, such distribution, unless it obtains prior approval from the DFI.

     TRANSACTIONS WITH AFFILIATES. Generally, transactions between savings associations (or their subsidiaries) and their affiliates must be on terms as favorable to the association as transactions with non-affiliates. In addition, some of these transactions are restricted to a percentage of the association's capital and surplus. Affiliates of the Banks include Anchor and FCB, respectively, and any company that is under common control with the Banks. In addition, savings associations may not lend to any affiliate engaged in activities not permissible for a bank holding company nor acquire the securities of most affiliates. The Banks' subsidiaries are not considered affiliates; however, the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

     BUSINESS ACTIVITIES. The business activities of savings associations are governed by the Home Owner's Loan Act of 1933, as amended (the "HOLA") and, in some respects, by the Federal Deposit Insurance Act. HOLA and the Federal Deposit Insurance Act were amended by FIRREA and FDICIA, which contain provisions that affect numerous aspects of the operations and regulation of federally-insured savings associations. These acts also empower the OTS and the FDIC, among other agencies, to promulgate regulations implementing the provisions of the acts.

     The federal banking statutes as amended by FIRREA and FDICIA:

     - restrict the solicitation of brokered deposits by troubled savings associations that are not well-capitalized;

     - prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories;

     - restrict the aggregate amount of loans secured by non-residential real property to 400% of capital;

     - permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings associations or savings and loan holding companies without prior approval;

     -  permit bank holding companies to acquire healthy savings associations;
        and

     - require the federal banking agencies to establish, by regulation, standards for extension of credit secured by real estate lending.

     Under HOLA, a savings association may make non-conforming loans (loans in excess of the specific limitations of HOLA) that do not exceed 5.0% of its total assets, and construction loans without security for the purpose of financing what is expected to be residential property that do not exceed the greater of total capital or 5.0% of its total assets. To assure repayment of such loans, the association relies substantially on the borrower's general credit standing, personal guarantees and projected future income on the properties. No loans have been made by the Banks pursuant to this authority.

     UNIFORM LENDING STANDARDS. Under FDICIA, federal bank regulators must adopt uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under current regulations, savings associations must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens on or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by federal bank regulators.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has an obligation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of applications by such institution. An institution is assigned one of four overall ratings: "outstanding," "satisfactory," "needs improvement," or "substantial noncompliance." The CRA also requires all institutions to make their CRA ratings available to the public. AnchorBank's latest CRA rating, received in March 1996, was "Outstanding." Fox Cities Bank's latest CRA rating, received in January 1999, was "Satisfactory."

     In 1995, the OTS and other federal financial supervisory agencies issued a final revised regulation to implement the CRA. The revised regulation, which became fully effective on July 1, 1997, eliminates the twelve assessment factors under the prior regulation and substitutes a performance based evaluation system. Pursuant to the revised regulation, an institution's performance in meeting the credit needs of its entire community, as required by the CRA, will generally be evaluated under three tests: the "lending test," the "investment test" and the "service test."

     The lending test analyzes lending performance using five criteria:

     (1)  the number and amount of loans in the institution's assessment area;

     (2) the geographic distribution of lending, including the proportion of lending in the assessment area, the dispersion of lending in the assessment area, and the number and amount of loans in low-, moderate-, middle-, and upper-income areas in the assessment area;

     (3) borrower characteristics, such as the income level of individual borrowers and the size of businesses or farms;

     (4) the number and amount, as well as the complexity and innovativeness, of an institution's community development lending; and

     (5) the use of innovative or flexible lending practices in a safe and sound manner to address the credit needs of low- or moderate- income individuals or areas.

     The investment test analyzes investment performance using four criteria:

     (1)  the dollar amount of qualified investments;

     (2)  the innovativeness or complexity of qualified investments;

     (3) the responsiveness of qualified investments to credit and community development needs; and

     (4) the degree to which the qualified investments made by the institution are not routinely provided by private investors.

     The service test analyzes service performance using six criteria:

     (1) the institution's branch distribution among low-, moderate-, middle- and upper-income areas;

     (2) its record of opening and closing branches, particularly in low-and moderate- income areas;

     (3) the availability and effectiveness of alternative systems for delivering retail banking services;

     (4) the range of services provided in low-, moderate-, middle- and upper-income areas and extent to which those services are tailored to meet the needs of those areas;

     (5) the extent to which the institution provides community development services; and

     (6) the innovativeness and responsiveness of community development services provided.

     As an alternative to the lending, service and investment tests, an institution may submit to the OTS for approval its own "strategic plan," developed with community input, describing in detail the manner in which it proposes to meet its CRA obligations. If the OTS approves the plan and the institution has operated under the plan for at least one year, the institution will be evaluated based upon its achieving the goals and benchmarks outlined in the plan.

     Institutions with total assets of $250 million or more must collect and report data on a variety of matters, including originations and purchases of home mortgage, small business and small farm loans, and information on community development loans. Collection of information on consumer loans is optional.

     Annually, the OTS must prepare and make available to the public individual CRA Disclosure Statements for each reporting savings association. Each institution must place its CRA Disclosure Statement in its public file within three days of receipt of the statement from the OTS. Each institution must maintain one copy of its public file in each state in which it has its main office or a branch. The revised CRA regulations will not materially impact the operations of the Banks.

  BRANCHING

     Federal (applicable to Fox Cities Bank only). OTS rules permit nationwide branching by federally-chartered savings associations, such as Fox Cities Bank, to the extent permitted by federal statute, subject to OTS supervisory clearance. This permits associations with interstate networks to diversify their loan portfolios and lines of business. OTS authority preempts any state law purporting to regulate branching by federal savings associations. However, federal law generally prohibits branching which would result in formation of a multiple savings and loan holding company controlling savings associations in more than one state, unless the statutory law of the additional state specifically authorizes acquisition of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring institution or holding company is located.

     State. With the approval of the DFI, a Wisconsin-chartered savings association may establish and maintain a branch office generally within the normal lending area of the home office (100 miles), anywhere in Wisconsin or in any one of the regional states of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, and Ohio. Whenever a savings association is absorbed through a merger, the acquiring savings association may maintain and operate a branch office at the location of the absorbed savings association if the Commissioner finds that the continued operation of a branch office at the location of the absorbed savings association would be in the public interest.

     PROMPT CORRECTIVE ACTION REQUIREMENTS. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal bank regulators must take supervisory actions with respect to undercapitalized institutions, which depend upon the institution's degree of capitalization. FDICIA establishes the following 5 capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Generally, subject to narrow exceptions, FDICIA requires federal bank regulators to appoint a receiver or conservator for an institution that is critically undercapitalized and prohibits such institution from making any payment of principal or interest on its subordinated debt. FDICIA authorizes federal bank regulators to specify the ratio of tangible capital to assets at which an institution becomes critically undercapitalized and requires that ratio to be no less than 2% of total assets.

     An institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a core risk-based capital ratio of less than 4%, or a leverage ratio (core capital to adjusted total assets) of less than 4% (3% if the institution has a CAMELS rating of "1"). An institution which has a total risk-based capital ratio of less than 6%, a core risk-based capital ratio of less than 3%, or a leverage ratio of less than 3% is "significantly undercapitalized." An institution which has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2% is "critically undercapitalized." In addition, the OTS may downgrade an institution to a lower degree of capitalization if the OTS has any safety or soundness concerns (i.e. if the institution has received a less-than-satisfactory examination rating for asset quality, management, earnings or liquidity under the OTS's "CAMELS" rating system for savings associations).

     Subject to limited exceptions, savings associations may not declare dividends, make any other capital distribution or pay management fees to controlling persons if afterwards the institution would be undercapitalized. Undercapitalized institutions are also subject to mandatory supervisory actions, including increased monitoring, required capital restoration planning and restricted growth, and acquisition and branching restrictions. Significantly and critically undercapitalized institutions face even more severe restrictions.

     As of December 31, 1998, the Banks individually, and AnchorBank, on a pro forma basis, were "well capitalized" as defined under the OTS regulations.

INSURANCE OF ACCOUNTS, PREMIUMS AND OTHER ASSESSMENTS

     FDIC INSURANCE. The FDIC administers two insurance funds, the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF"). The Banks are members of the SAIF insurance fund of the FDIC which insures the Banks' savings deposits up to $100,000 per insured member (as defined by law and regulation). Such insurance is backed by the full faith and credit of the United States government. As an insurer, the FDIC charges deposit insurance premiums to the Banks and conducts examinations of the Banks. The Banks periodically must file reports with the FDIC. The FDIC may prohibit any FDIC-insured institution from engaging in any activity that the FDIC determines, by regulation or order, to pose a serious risk to the FDIC. The FDIC also may initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action. The FDIC may terminate an institution's deposit insurance if the FDIC determines that the institution has engaged, or is engaging in, unsafe or unsound practices, or is in an unsafe or unsound condition.

     FDIC PREMIUM ASSESSMENTS. The Banks pay assessments to the FDIC for their SAIF deposit insurance based on a percent of their insured deposits. Under the Federal Deposit Insurance Act, the FDIC must set semi-annual assessments for SAIF-insured institutions in order to maintain a reserve ratio of the SAIF at 1.25% of estimated deposits. The FDIC may set a higher percentage for a particular year if it determines that circumstances pose a significant risk of substantial future losses to the SAIF.

     The FDIC has developed a risk-based deposit insurance system. Under this system, the FDIC classifies all insured depository institutions into assessment risk classifications based upon the institution's level of capital and supervisory evaluation. The FDIC assigns all institutions to one of three capital categories: (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized. Within each capital category, the FDIC assigns an institution to one of three supervisory evaluation subgroups based on a supervisory evaluation by the institution's primary supervisory authority and other information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. An institution's assessment rate depends upon its assessment risk classification.

     Under the FDIC's assessment schedule for SAIF deposit insurance, the assessment rate for well-capitalized institutions with the highest supervisory ratings has been reduced to zero effective in 1997. The assessment rate for institutions in the lowest risk assessment classification is 0.27%. Until December 31, 1999, however, SAIF-insured institutions must pay assessments to the FDIC at the rate of 6.4 basis points to help fund interest payments on certain bonds issued by the Financing Corporation

("FICO"). FICO is an agency of the federal government established in the 1980s that finances takeovers of insolvent thrifts. Commencing January 1, 2000, SAIF members will be assessed at the same rate for FICO payments as BIF members; BIF members are currently assessed at the rate of 1.22 basis points.

     OTS ASSESSMENTS. The OTS assesses all savings associations in order to fund the operations of the OTS. In addition, the OTS has established a schedule of fees for the various types of applications and filings made by savings associations with the OTS. All savings associations must pay a general assessment twice a year, based on the total assets of the association and its consolidated subsidiaries as reported in the latest quarterly thrift financial report. AnchorBank's general assessment to the OTS for the six month period ending September 30, 1998 was $164,800, and Fox Cities Bank's general assessment to the OTS for the six month period ending December 31, 1998 was $52,811.

     As of January 1, 1999, OTS has revised the method by which it assesses fees on all savings associations to fund the operations of OTS. According to the OTS, the new assessment structure will more equitably impose assessments on savings associations. The general assessment formula, to be paid on a semi-annual basis, is based on three components: the size of the savings association, its condition, and the complexity of its operations. The OTS has established a chart based on asset size, as reported on thrift financial reports, to calculate the size component. For the complexity component, the OTS will charge a higher assessment to savings associations that engage in complex activities, such as those involving off-balance sheet assets and which have more than $1 billion of recourse obligations or direct credit substitutes. For the condition component, savings associations that are "troubled" (i.e. have a supervisory rating of "4" or "5" or are subject to a conservatorship) must pay an additional 50% premium over the asset-based assessment. Savings associations with a rating of "3" will pay a 25% premium.

     FEDERAL HOME LOAN BANK SYSTEM. The Banks are members of the Federal Home Loan Bank ("FHLB") of Chicago, which is one of twelve regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. The FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. Each FHLB makes loans (or advances) to members in accordance with policies and procedures established by the board of directors of the FHLB. The Federal Housing Finance Board regulates and oversees these policies and procedures. All advances from the FHLB must be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances may be made only for the purpose of providing funds for residential home financing.

     As members, the Banks are required to own shares of capital stock in the FHLB of Chicago. As of December 31, 1998, AnchorBank owned $22.2 million of FHLB stock and Fox Cities Bank owned $5.5 million of FHLB stock, which complied with this requirement. The Banks have received substantial dividends on their FHLB stock. For fiscal 1998, AnchorBank's dividend was $1.4 million and Fox Cities Bank's dividend was $0.4 million.

     Under federal law, the FHLBs must provide funds for resolving troubled savings associations and contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. As a result of these contributions, the FHLBs have paid fewer dividends to their members and they could continue to do so in the future. In addition, the FHLB's may impose a higher rate of interest on advances to their members. These contributions could adversely affect the value of FHLB stock in the future which may reduce the Banks' shareholders' equity.

     FEDERAL RESERVE SYSTEM. The Federal Reserve Board ("FRB") requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. As of December 31, 1998, the Banks individually, and AnchorBank, on a pro forma basis, were in compliance with these requirements. These reserves may be used to satisfy the liquidity requirements imposed by the OTS. See the "Liquidity" section above. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Banks' interest-earning assets.

     FHLB member institutions may borrow from the Federal Reserve Bank "discount window." FRB regulations, however, require savings associations to exhaust all FHLB sources before borrowing from the Federal Reserve Bank.

     STATE ASSESSMENTS. AnchorBank must pay an annual state assessment, which cannot exceed $0.12 per $1,000 of assets or fraction thereof, calculated as of the end of the preceding calendar year. AnchorBank's annual state assessment for the year ending June 30, 1998 was $80,600. In addition, each Wisconsin-chartered institutions must pay examination fees.

RECENT LEGISLATIVE DEVELOPMENTS

     On August 1, 1996, Congress enacted legislation to repeal the special bad debt deduction for federal income tax purposes that had been available for qualifying thrifts, such as the Banks. The repeal of the bad debt deduction may result, on an ongoing basis, in an increase in the Banks' federal income tax liability and potentially in Fox Cities Bank's Wisconsin state tax liability as well. Such repeal will not have a material effect on the Banks' operations or their ability to compete in the financial services industry.

     Congress introduced several broad financial reform proposals from 1997 through 1999 which could significantly affect federally chartered savings associations, including proposals which would eliminate the federal thrift charter and require federal thrifts, such as the Fox Cities Bank, to convert to national banks.

     The Banks are unable to predict whether or when any such legislative proposal will be enacted into law in its current form or with substantial modifications and, accordingly, the Banks cannot predict what impact, if any, such legislation will have on the Holding Companies or the Banks, or Anchor and AnchorBank following the merger.

                                 LEGAL MATTERS

     The validity of the issuance of Anchor common stock being offered hereby will be passed upon for Anchor by Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin. Certain legal matters will be passed upon for FCB by Foley & Lardner, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements of Anchor at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, included in Anchor's 1998 Annual Report on Form 10-K which is incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FCB appearing in FCB's 1998 Annual Report on Form 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETINGS

     As described in Anchor's proxy statement relating to its 1998 Annual Meeting of Shareholders, any proposals that shareholders of Anchor wish to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders must have been received by Anchor at its principal executive offices no later than February 19, 1999. In addition, a shareholder who intended to present business at the 1999 annual meeting was required to comply with the advance notice provisions of Anchor's bylaws. Among other things, to bring business before an annual meeting, a shareholder was required to give written notice thereof to the Secretary of Anchor in advance of the meeting in compliance with the terms and within the time periods specified in Anchor's bylaws. Such notice must have been received by April 19, 1999 in order to be timely with respect to Anchor's 1999 Annual Meeting.

     As described in FCB's proxy statement relating to its 1998 Annual Meeting of Shareholders, in order for proposals of shareholders of FCB to be considered for inclusion in the proxy statement for the 1999 Annual Meeting of Shareholders of FCB, if the merger is not completed prior to such meeting, such proposals must have been received by FCB no later than February 26, 1999. In addition, a shareholder who otherwise intends to present business at the 1999 Annual Meeting (if the merger is not completed before such meeting) must comply with the advance notice provisions in FCB's bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of FCB in advance of the meeting in compliance with the terms and within the time periods specified in FCB's bylaws. Such notice must be received by May 27, 1999 in order to be timely with respect to FCB's 1999 Annual Meeting (assuming the merger is not completed by that time).

     In either case, the SEC's proxy rules permit us to exclude proposals that are not received by the dates specified above from our proxy materials for our 1999 annual meetings or dates we specify in proxy statements for future annual meetings. Further, if proposals are not received by the due dates specified in our respective bylaws, we do not have to consider the proposals at our annual meetings and, if such proposals are nevertheless considered, the proxy holders will have discretionary authority to vote on the proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Anchor special meeting, and representatives of Wipfli Ullrich Bertelson LLP are expected to be present at the FCB special meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Anchor has filed with the SEC a registration statement under the Securities Act that registers the distribution to FCB shareholders of Anchor common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Anchor and FCB. The rules and regulations of the SEC allow us to omit such information from this document.

     In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

    Public Reference Room         New York Regional Office       Chicago Regional Office
    450 Fifth Street, N.W.          7 World Trade Center             Citicorp Center
          Room 1024                      Suite 1300              500 West Madison Street
    Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                               Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, including Anchor and FCB, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

ANCHOR SEC FILINGS (FILE NO. 0-20006)        DESCRIPTION OR PERIOD/AS OF DATE
-------------------------------------------  -------------------------------------------
Annual Report on Form 10-K                   Year ended March 31, 1998
Quarterly Reports on Form 10-Q               Quarters ended June 30, 1998, September 30,
                                             1998 and December 31, 1998
Registration Statement on Form S-1 filed     Description of Anchor stock contained in
with the Commission on March 19, 1992        the Prospectus included in the Registration
(Commission File No. 33-46536)               Statement under the caption "Description of
                                             Capital Stock"
Registration Statement on Form 8-A           Dated July 28, 1997, relating to Series A
                                             Preferred Share Purchase Rights
Current Report on Form 8-K                   Filed on January 15, 1999; relating to the
                                             execution of the merger agreement and the
                                             stock option agreement

FCB SEC FILINGS (FILE NO. 0-22066)           DESCRIPTION OR PERIOD/AS OF DATE
-------------------------------------------- --------------------------------------------
Annual Report on Form 10-K                   Year ended March 31, 1998
Quarterly Reports on Form 10-Q               Quarters ended June 30, 1998, September 30,
                                             1998 and December 31, 1998
Current Report on Form 8-K                   Dated January 14, 1999; relating to the
                                             execution of the merger agreement and stock
                                             option agreement

     We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the Anchor special meeting and the FCB special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

       Anchor BanCorp Wisconsin Inc.                     FCB Financial Corp.
            25 West Main Street                        420 South Koeller Street
             Madison, WI 53703                            Oshkosh, WI 54902
       Attention: Investor Relations                Attention: Investor Relations
         Telephone: (608) 252-1810                    Telephone: (920) 303-4900

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, YOU MUST DO SO BY MAY 28, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Joint Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you.

     The information contained in this Joint Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Anchor has been supplied by Anchor, and information about FCB has been supplied by FCB.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              FCB FINANCIAL CORP.

                                      AND

                         ANCHOR BANCORP WISCONSIN INC.


                                January 5, 1999

                               TABLE OF CONTENTS

                                                                                 Page
ARTICLE I  - THE MERGER........................................................   A-1
    SECTION  1.1    The Merger.................................................   A-1
    SECTION  1.2    Effective Time.............................................   A-1
    SECTION  1.3    Effect of the Merger.......................................   A-2
    SECTION  1.4    Articles of Incorporation; By-Laws.........................   A-2
    SECTION  1.5    Board of Directors of the Surviving Corporation............   A-2
    SECTION  1.6    Conversion of Securities...................................   A-3
    SECTION  1.7    Adjustments for Dilution and Other Matters.................   A-4
    SECTION  1.8    Exchange of Certificates...................................   A-5
    SECTION  1.9    Stock Transfer Books.......................................   A-7
    SECTION  1.10   Buyer Common Stock.........................................   A-7
    SECTION  1.11   The Bank Merger............................................   A-7

ARTICLE II  - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   A-9
    SECTION  2.1    Organization and Qualification; Subsidiaries...............   A-9
    SECTION  2.2    Articles of Incorporation and By-Laws......................   A-11
    SECTION  2.3    Capitalization.............................................   A-11
    SECTION  2.4    Authority..................................................   A-12
    SECTION  2.5    No Conflict; Required Filings and Consents.................   A-12
    SECTION  2.6    Compliance; Permits........................................   A-13
    SECTION  2.7    Environmental Matters......................................   A-13
    SECTION  2.8    Contracts..................................................   A-14
    SECTION  2.9    Agreements with Regulatory Agencies........................   A-15
    SECTION  2.10   Loan Loss Reserves.........................................   A-15
    SECTION  2.11   Securities and Banking Reports; Financial Statements.......   A-15
    SECTION  2.12   Absence of Certain Changes or Events.......................   A-16
    SECTION  2.13   Absence of Litigation......................................   A-16
    SECTION  2.14   Employee Benefit Plans.....................................   A-17
    SECTION  2.15   Registration Statement; Proxy Statement/Prospectus.........   A-19
    SECTION  2.16   Taxes......................................................   A-19
    SECTION  2.17   Brokers....................................................   A-20
    SECTION  2.18   Tax Matters and Pooling....................................   A-20
    SECTION  2.19   Vote Required..............................................   A-20
    SECTION  2.20   Year 2000 Compliance.......................................   A-20

ARTICLE III  - REPRESENTATIONS AND WARRANTIES OF THE BUYER.....................   A-21
    SECTION  3.1    Organization and Qualification; Subsidiaries...............   A-21
    SECTION  3.2    Articles of Incorporation and By-Laws......................   A-22
    SECTION  3.3    Capitalization.............................................   A-22
    SECTION  3.4    Authority..................................................   A-23
    SECTION  3.5    No Conflict; Required Filings and Consents.................   A-23
    SECTION  3.6    Compliance; Permits........................................   A-24

    SECTION  3.7    Environmental Matters......................................   A-24
    SECTION  3.8    Contracts..................................................   A-25
    SECTION  3.9    Agreements with Regulatory Agencies........................   A-25
    SECTION  3.10   Loan Loss Reserves.........................................   A-25
    SECTION  3.11   Securities and Banking Reports; Financial Statements.......   A-26
    SECTION  3.12   Absence of Certain Changes or Events.......................   A-27
    SECTION  3.13   Absence of Litigation......................................   A-27
    SECTION  3.14   Employee Benefit Plans.....................................   A-27
    SECTION  3.15   Registration Statement; Proxy Statement/Prospectus.........   A-28
    SECTION  3.16   Taxes......................................................   A-29
    SECTION  3.17   Brokers....................................................   A-29
    SECTION  3.18   Tax Matters and Pooling....................................   A-29
    SECTION  3.19   Vote Required..............................................   A-30
    SECTION  3.20   Year 2000 Compliance.......................................   A-30

ARTICLE IV  - COVENANTS OF THE COMPANY.........................................   A-30
    SECTION  4.1    Affirmative Covenants......................................   A-30
    SECTION  4.2    Negative Covenants.........................................   A-30
    SECTION  4.3    Letter of the Company's Accountants........................   A-32
    SECTION  4.4    Access and Information.....................................   A-33
    SECTION  4.5    Update Disclosure; Breaches................................   A-33
    SECTION  4.6    Affiliates.................................................   A-34
    SECTION  4.7    Tax Treatment and Pooling..................................   A-34

ARTICLE V  - COVENANTS OF THE BUYER............................................   A-34
    SECTION  5.1    Affirmative Covenants......................................   A-34
    SECTION  5.2    Negative Covenants.........................................   A-34
    SECTION  5.3    Access and Information.....................................   A-35
    SECTION  5.4    Update Disclosure; Breaches................................   A-36
    SECTION  5.5    Stock Exchange Listing.....................................   A-36
    SECTION  5.6    Tax Treatment and Pooling..................................   A-36
    SECTION  5.7    Stock Options..............................................   A-36
    SECTION  5.8    SEC Filings................................................   A-37

ARTICLE VI  - ADDITIONAL AGREEMENTS............................................   A-37
    SECTION  6.1    Proxy Statement/Prospectus; Registration Statement.........   A-37
    SECTION  6.2    Meetings of Shareholders...................................   A-37
    SECTION  6.3    Appropriate Action; Consents; Filings......................   A-38
    SECTION  6.4    Employee Stock Options and Other Employee Benefit Matters..   A-38
    SECTION  6.5    Directors' and Officers' Indemnification and Insurance.....   A-38
    SECTION  6.6    Notification of Certain Matters............................   A-40
    SECTION  6.7    Public Announcements.......................................   A-40
    SECTION  6.8    Recision of Repurchase Programs............................   A-40
    SECTION  6.9    Dividends..................................................   A-41
    SECTION  6.10   Issuance of Shares.........................................   A-41

    SECTION  6.11   Expenses...................................................   A-41

ARTICLE VII  - CONDITIONS OF MERGER............................................   A-41
    SECTION  7.1    Conditions to Obligation of Each Party to Effect the Merger   A-41
    SECTION  7.2    Additional Conditions to Obligations of the Buyer..........   A-42
    SECTION  7.3    Additional Conditions to Obligations of the Company........   A-44

ARTICLE VIII  - TERMINATION, AMENDMENT AND WAIVER..............................   A-46
    SECTION  8.1    Termination................................................   A-46
    SECTION  8.2    Effect of Termination......................................   A-47
    SECTION  8.3    Amendment..................................................   A-47
    SECTION  8.4    Waiver.....................................................   A-47

ARTICLE IX  - GENERAL PROVISIONS...............................................   A-48
    SECTION  9.1    Non-Survival of Representations, Warranties and Agreements.   A-48
    SECTION  9.2    Enforcement of Agreement...................................   A-48
    SECTION  9.3    Notices....................................................   A-48
    SECTION  9.4    Certain Definitions........................................   A-49
    SECTION  9.5    Headings...................................................   A-50
    SECTION  9.6    Severability...............................................   A-50
    SECTION  9.7    Entire Agreement...........................................   A-50
    SECTION  9.8    Assignment.................................................   A-50
    SECTION  9.9    Parties in Interest........................................   A-50
    SECTION  9.10   Governing Law..............................................   A-51
    SECTION  9.11   Counterparts...............................................   A-51

                          COMPANY DISCLOSURE SCHEDULES

     Section 2.1(c)   Organization and Qualification; Subsidiaries.
     Section 2.7      Environmental Matters.
     Section 2.11     Securities and Banking Reports; Financial Statements.
     Section 2.12     Absence of Certain Changes or Events.
     Section 2.13     Absence of Litigation.
     Section 2.14(a)  Plans of the Company.
     Section 2.14(b)  Absence of Certain Types of Plans.
     Section 2.14(c)  Compliance with Applicable Law.
     Section 2.14(d)  Qualification of Certain Plans.
     Section 2.14(e)  Absence of Certain Liabilities and Events.
     Section 2.14(h)  Stock Options.
     Section 2.14(i)  Employment Contracts.
     Section 2.16     Taxes.
     Section 2.20     Year 2000 Compliance.


                           BUYER DISCLOSURE SCHEDULES

     Section 3.1(c)  Organization and Qualification; Subsidiaries.
     Section 3.7     Environmental Matters.
     Section 3.11    Securities and Banking Reports; Financial Statements.
     Section 3.12    Absence of Litigation.
     Section 3.16    Taxes.
     Section 3.20    Year 2000 Compliance.

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 5, 1999 (the "Agreement"), between FCB Financial Corp., a Wisconsin corporation (the "Company"), and Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Buyer").

     WHEREAS, the Boards of Directors of the Buyer and the Company have each determined that it is fair to and in the best interests of their respective shareholders for the Company to merge with and into the Buyer (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the "WBCL"); and

     WHEREAS, the respective Boards of Directors of the Buyer and the Company have each approved the Merger of the Company with and into the Buyer, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, as a condition to and immediately after the execution of this Agreement, the Company and the Buyer are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as EXHIBIT A; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, the Buyer and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                            ARTICLE I  - THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2) the Company shall be merged with and into the Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and the Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin (the "DFI") in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Buyer and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Buyer and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Buyer (the "Buyer Articles") and the By-Laws, as amended, of the Buyer ("Buyer By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.


     SECTION  1.5 Board of Directors of the Surviving Corporation.

     (a) From and after the Effective Time, the Board of Directors of the Surviving Corporation shall include the directors of the Buyer immediately prior to the Effective Time. In addition, the Surviving Corporation and its Board of Directors shall take such action as may be necessary to cause two (2) directors of the Company (which directors shall be selected by the Buyer) (the "Company Directors") to be appointed as directors of the Surviving Corporation effective at the Effective Time. Such action shall include, if necessary, expansion of the size of the Board of Directors of the Surviving Corporation to the extent necessary to create sufficient vacancies for the Company Directors to be appointed as of the Effective Time ("Necessary Vacancies"); provided, that if (i) at least one (1) Company Director is appointed as of the Effective Time and (ii) the Effective Time occurs within sixty (60) days prior to July 27, 1999, the anticipated date of the next annual meeting of shareholders of the Buyer (the "Next Annual Meeting"), then the Surviving Corporation shall not be required to expand immediately the size of its Board of Directors to create a Necessary Vacancy for the second Company Director prior to the Next Annual Meeting; rather, the Surviving Corporation and its Board of Directors shall take such action as may be necessary to cause the second Company Director either to be a Board nominee for election as a director at, or to be appointed as a director effective as of, the Next Annual Meeting. If the initial term of any Company Director who is appointed or elected pursuant to the preceding provisions of this Section 1.5(a) expires less than two (2) years after the Effective Time, then at the annual meeting at which such Company Director's initial term expires the Surviving Corporation and its Board of Directors shall nominate such Company Director for election by the shareholders of the Surviving Corporation to a full three-year term as a director (a "Subsequent Full Term"). If the initial term of any Company Director expires two (2) years after the Effective Time or later, however, the Surviving Corporation and its Board of Directors shall be under no obligation to nominate such Company Director for election to a Subsequent Full Term; provided, however, that at least one Company Director shall be eligible to be elected to a Subsequent Full Term hereunder. In the event that a Company Director shall die, become disabled or otherwise choose to no longer serve as a Company Director prior to the end of his initial term and any Subsequent Full Term to which he is entitled to be nominated as provided above, such Company Director shall be succeeded by an individual (selected by the Buyer) who was serving as a director of the Company at the Effective Time. Such successor director shall thereafter be deemed to be a Company Director.

     (b) The Surviving Corporation shall, effective as of the Effective Time, take such action as may be necessary to cause two (2) directors of the Company (which directors shall be selected by the Buyer) (the "Company Bank Directors") to be appointed to serve on the Board of Directors of AnchorBank, S.S.B. ("AnchorBank") for a term of not less than three (3) years. The Company Directors and the Company Bank Directors may be the same or different persons. In the event a Company Bank Director shall die, become disabled or otherwise choose to no longer serve as a Company Bank Director prior to the end of such three-year term, such Company Bank Director shall be succeeded by an individual (selected by the Buyer) who was serving as a director of the Company at the Effective Time. Such successor director shall thereafter be deemed to be a Company Bank Director.

     (c) At the Effective Time, the officers of the Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed; provided, however, that the following officers of the Company: James J. Rothenbach, Harold L. Hermansen, James J. Goetz, Theodore W. Hoff, and Phillip J. Schoofs shall be appointed as officers of the Surviving Corporation in the capacities to be determined by the Surviving Corporation and, in the case of James J. Rothenbach, pursuant to the terms and conditions of the Employment Agreement attached hereto as EXHIBIT B. In addition, Donald D. Parker, the Chairman of the Board of the Company, shall serve as an officer of the Surviving Corporation pursuant to the terms and conditions of the Employment Agreement attached hereto as EXHIBIT C.

     (d) The parties hereto agree to take such action as may be necessary to cause the agreements set forth in this Section 1.5 to be satisfied.

     SECTION 1.6 Conversion of Securities. Subject to Section 1.8(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company or the holder of the following securities:

     (a) Each share of the common stock, par value $.01 per share of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (all such shares of Company Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than Shares held by the Buyer for its own account or any Buyer Subsidiary (as defined in Section 3.1(a), below) for its own account, shall cease to be outstanding and shall be converted into and become the right to receive 1.83 shares, subject to adjustment as provided below (the exchange ratio, as adjusted pursuant to Section 1.7, is hereinafter referred to as the "Exchange Ratio"), of common stock, $0.10 per share par value, of the Buyer ("Buyer Common Stock," which term shall be deemed to include the rights to purchase shares of Buyer preferred stock, $.10 par value, under the terms of the Rights Agreement, dated July 22, 1997, by and between Buyer and Firstar Bank Wisconsin, N.A. (as successor to Firstar Trust Company)). All such Shares shall no longer be outstanding and shall immediately be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Buyer Common Stock into which such Company Common Stock shall have been converted. Certificates representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.8 hereof, without interest.

     (b) Each share of Company Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof into Buyer Common Stock or payment therefor.

     (c) Each share of Company Common Stock held by the Buyer for its own account or any Buyer Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Buyer Common Stock or payment therefor.

     (d) If (i) the Anchor Average Price (as defined below) as of the date that the last approval necessary to consummate the Merger is received is less than $15.00 and (ii) the Average Price Ratio (as of the date that the last approval necessary to consummate the Merger is received) is less than 85% of the Average Price Ratio (as of the date of this Agreement), then the Company shall have the right to terminate this Agreement immediately with the effect as set forth in
Section 8.2 hereof. For purposes of this Agreement, "Average Price Ratio" means, as of either date of determination, the ratio of (x) the Anchor Average Price as of the date of determination, over (y) the average of the closing prices for the twenty (20) consecutive trading days immediately preceding the fifth business day prior to the date of determination of the common stock of the entities identified in EXHIBIT D hereto. For purposes of this Agreement, the Anchor Average Price shall, as of any date of determination, be the average of the closing prices of Buyer Common Stock as reported on The Nasdaq Stock Market for the twenty (20) consecutive trading days immediately preceding the fifth business day prior to the applicable determination date.

     SECTION 1.7 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (a) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock, or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, or (b) the Buyer shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Buyer Common Stock or declare a dividend or make a distribution on Buyer Common Stock in any security convertible into Buyer Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio.

     SECTION  1.8 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit, or shall cause to be deposited with an exchange agent chosen by the Buyer and which is reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Buyer Common Stock and cash in lieu of fractional shares (such certificates for shares of Buyer Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Buyer Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to Section 1.6 in exchange for outstanding Shares; provided, however, that the Buyer need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

     (b) Exchange Procedures. No later than ten (10) days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Buyer Common Stock pursuant to Section 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Buyer Common Stock. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock, dividends, cash in lieu of any fractional shares of Buyer Common Stock as contemplated by Section 1.8(e) and other distributions as contemplated by
Section 1.8(c).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Rights in the Shares. All shares of Buyer Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Buyer. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Anchor Average Price as of the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for two (2) years after the Effective Time shall be delivered to the Buyer, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Buyer to claim their shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock, in each case without interest thereon, and subject to Section 1.8(g).

     (g) No Liability. Neither the Buyer nor the Company shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

     (h) Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding were made by the Buyer.

     SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be converted into shares of Buyer Common Stock and cash in lieu of fractional shares in accordance with this Article I.

     SECTION 1.10 Buyer Common Stock. The shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, and at the Effective Time such shares shall remain issued and outstanding.

     SECTION  1.11 The Bank Merger.

     (a) Following the Effective Time, Fox Cities Bank ("Fox Cities") shall be merged and consolidated with and into AnchorBank under the Charter and By-Laws of AnchorBank (the "Bank Merger"), pursuant to the provisions of, and with the effect provided in, applicable law, and AnchorBank shall be the surviving bank and the separate existence of Fox Cities shall thereupon cease (the term "Surviving Bank" shall refer to AnchorBank following the Bank Merger). Subject to terms and upon satisfaction of all requirements of law and the conditions specified herein, the Bank Merger shall become effective on such date as shall be designated by the Buyer following the Effective Time and subsequent to the receipt of approvals from all applicable governmental authorities authorizing the consolidation (the "Bank Merger Effective Date").

     (b) Surviving Bank.

            (i) The Surviving Bank shall continue the banking business of Fox Cities in the current locations of Fox Cities as branch offices of the Surviving Bank.

            (ii) The principal office of the Surviving Bank shall be the principal office of AnchorBank.

            (iii) At and as of the Bank Merger Effective Date, the Charter and By-Laws of AnchorBank, as in effect immediately prior to the Bank Merger Effective Date, shall be the Charter and By-Laws of the Surviving Bank until thereafter amended as provided by law.

            (iv) On the Bank Merger Effective Date, the Surviving Bank shall have capital surplus equal to that of AnchorBank and Fox Cities, combined, immediately prior to the Bank Merger and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to



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            the capital structure of AnchorBank and Fox Cities as of the date hereof, adjusted, however, for normal earnings and expenses between the date hereof and the Bank Merger Effective Date.

            (v) As of the Bank Merger Effective Date, the Board of Directors of AnchorBank (except as otherwise contemplated by this Agreement) shall continue to serve as the Board of Directors of the Surviving Bank until such time as their successors have been elected and have qualified.

            (vi) As of the Bank Merger Effective Date, the Surviving Bank will establish an advisory board (which shall be subject to annual review and renewal by the Surviving Bank's Board of Directors).
            The advisory board shall consist of all persons serving as directors of Fox Cities as of the Effective Time who are not appointed or elected to serve either as Company Directors or as Company Bank Directors. The Buyer recognizes the need for an advisory board in order for the Surviving Bank to realize its full potential in the market area now served by Fox Cities, to maintain close personal and business relationships, and to assist in the transition of Fox Cities to AnchorBank's system of operations. The parties believe that the advisory board members, through their continued identification with the Surviving Bank and active support, will ensure an ongoing program of interest and commitment in the former Fox Cities market area. The advisory board will provide the Surviving Bank's management and Board of Directors with advice and counsel with respect to the following: (A) loan originations from the former Fox Cities market area; (B) savings programs to be offered in the former Fox Cities markets; (C) advertising programs; (D) community activities and involvement; and
            (E) such other business and financial matters as the advisory board believes may further contribute to the Surviving Bank's successful operation in the former Fox Cities market area. In conformance with regulatory guidelines, members of the advisory board will serve terms of one year, subject to nomination and election annually by the Board of Directors of the Surviving Bank. The advisory board shall meet at least quarterly. Each member of the advisory board will receive a fee of $200 per month for as long as he shall serve thereon. The Surviving Bank shall maintain the advisory board for at least one year and thereafter for so long as the Surviving Bank believes the advisory board can continue to provide valuable local community assistance.

     (c) Corporate Existence; Assets and Liabilities of the Surviving Bank. Upon the Bank Merger Effective Date:

            (i) All rights, franchises and interests of Fox Cities in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations, nominations, and



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            all other rights and interest as trustee, executor, administrator, registrar of stocks and bonds, guardians of estates, assignee, and receiver of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Fox Cities immediately prior to the Bank Merger.

            (ii) The Surviving Bank shall be liable for all of the liabilities of Fox Cities and all deposits, debts, liabilities, obligations and contracts of Fox Cities matured or unmatured, whether insured, obsolete, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Fox Cities shall be those of the Surviving Bank and shall not be relieved or canceled by the Bank Merger and all rights of creditors and obligees, and all liens on property of Fox Cities shall be preserved and unimpaired. All assets of Fox Cities, as they exist at and as of the Bank Merger Effective Date, shall pass to and vest in the Surviving Bank, without any conveyance or other transfer; and the Surviving Bank shall be responsible for all liabilities of Fox Cities of every kind and description existing as of the Bank Merger Effective Date.

            (iii) At any time after the Bank Merger Effective Date, the officers of the Surviving Bank may, in the name of Fox Cities, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Bank may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Bank title to and possession of all of Fox Cities' property, rights, privileges, immunities, powers, purposes and otherwise to carry out the purposes hereof.

            (iv) The liquidation account established by Fox Cities pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Surviving Bank after the Bank Merger Effective Date for the benefit of those persons and entities who were savings account holders of Fox Cities on Fox Cities' eligibility record date and who continue from time to time to have rights therein.

          ARTICLE II  - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to the Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Buyer that:

     SECTION  2.1 Organization and Qualification; Subsidiaries.

     (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Each subsidiary of the Company ("Company



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Subsidiary" or, collectively, "Company Subsidiaries") is a federally-chartered savings bank or a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of the Company and the Company Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so existing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and the Company Subsidiaries taken as a whole.

     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     (c) A true and complete list of all of the Company Subsidiaries, together with (i) the Company's percentage ownership of each Company Subsidiary and (ii) laws under which the Company Subsidiary is incorporated, is set forth on
Section 2.1(c) of the Company Disclosure Schedule.  Except as set forth on
Section 2.1(c) of the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Company Subsidiaries.
Except for the subsidiaries set forth on Section 2.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Buyer or the Company, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Buyer and the Buyer Subsidiaries taken as whole or the Company and the Company Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Buyer or the Company to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) actions contemplated by this Agreement, (B) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (C) changes in generally accepted accounting principles ("GAAP") that are generally applicable to the banking or savings industries,



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(D) expenses incurred in connection with the transactions contemplated hereby, and (E) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

     SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to the Buyer a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company ("Company Articles" or "Company By-Laws") and each Company Subsidiary. Such Articles of Incorporation and By-Laws of the Company and each Company Subsidiary are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (a) 3,840,680 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"), and were not issued in violation of any preemptive right of any Company shareholder, (b) 687,688 shares of Company Common Stock are held in the treasury of the Company, (c) 230,344 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Company's equity incentive plans and (d) 764,295 shares of Company Common Stock are reserved for future issuance under the Stock Option Agreement. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character pursuant to which the Company or any Company Subsidiary is a party, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by
Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business and except as required under the Stock Option Agreement and under currently existing stock option agreements. Each of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by
Section 180.0622(2)(b) of the WBCL, and were not



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issued in violation of any preemptive rights of any Company Subsidiary shareholder, and all such shares owned by the Company or another Company Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     SECTION 2.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders in accordance with the WBCL and the Company Articles and Company By-Laws). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders in accordance with the WBCL and the Company Articles and Company By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Company and, assuming due authorization, execution and delivery by the Buyer, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     SECTION  2.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require the giving of notice to, or the consent of, any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.



                                      A-12

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     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the filing of appropriate merger or other documents as required by the WBCL and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     SECTION 2.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Subsidiaries taken as a whole.

     SECTION  2.7 Environmental Matters.

     (a) Except as set forth in Section 2.7 of the Company Disclosure Schedule,
(i) none of the "Company Real Property" (as that term is defined below) has been designated, restricted or, to the Company's knowledge, investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of "Hazardous Substances" (as hereinafter defined), nor to the Company's knowledge is there any basis for any such designation, restriction or investigation; (ii) neither the Company nor any Company Subsidiary has received any written notice, order or decree concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from, or to, any of the Company Real Property.

     (b) Except as disclosed in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any Company Real Property is in violation of, or subject to any liabilities as a result of any past or current violations of, any existing law (including common law), rule or regulation of any governmental authority relating to occupational health and safety or relating to pollution or protection of the environment, including, without limitation, laws, rules, and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal,



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transport or handling of Hazardous Substances (collectively, "Environmental
Laws"), and no expenditures are required in connection with the operation of the Company's or any Company Subsidiary's businesses in order to comply with any such Environmental Laws, except for such violations, liabilities and/or expenditures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary.

     (c) Except as set forth in Section 2.7 of the Company Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action or governmental investigations of any nature pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary seeking to impose, or that could reasonably result in the imposition, on the Company or any Company Subsidiary, of any liability or obligation arising under any Environmental Law. Except as set forth in Section
2.7 of the Company Disclosure Schedule, to the Company's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation.

     (d) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on any of the Company Real Property or Buyer Real Property (as defined herein), as applicable, is either: (i) regulated or monitored by any applicable governmental authority or (ii) defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes," "toxic substances" or the like. Hazardous Substances shall include, but not be limited to (i) petroleum and refined petroleum products, (ii) asbestos, asbestos-containing products, and presumed asbestos-containing material, (iii) flammable explosives, (iv) radioactive materials, and (v) polychlorinated biphenyls, whether contained or not.

     (e) For purposes of this Agreement, the term "Company Real Property" means
(i) all real property (whether owned or leased) at which the operations of the Company or any Company Subsidiary are or at any time were conducted and (ii) all real property held by the Company or any Company Subsidiary as collateral for any loans made or loans-in-process, or which is otherwise held as "real estate owned" (REO) as a result of default by the borrower and subsequent foreclosure by the Company or any Company Subsidiary.

     SECTION 2.8 Contracts. Each contract which is material to the business of the Company and the Company Subsidiaries is in full force and effect; neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party, is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, under any such contract; and there are no material disputes or disagreements between the Company or any Company Subsidiary and any other party with respect to any such contract.


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     SECTION  2.9 Agreements with Regulatory Agencies.   Neither the Company
nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of the OTS, the FDIC or any other applicable federal or state regulatory agency having jurisdiction over the Company or any Company Subsidiary or its business ("Regulatory Agency"), that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each a "Regulatory Agreement"), nor has the Company or any Company Subsidiary been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

     SECTION 2.10 Loan Loss Reserves. The reserves for possible loan losses shown on the September 30, 1998 call reports filed for the Company's Subsidiaries are adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1998.

     SECTION  2.11 Securities and Banking Reports; Financial Statements.

     (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") since December 31, 1995, and as of the date of this Agreement the Company has delivered to the Buyer (A) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1997 and 1996, respectively,
(B) its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1998, (C) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1996, (D) all Current Reports on Form 8-K filed by the Company with the SEC since March 31, 1996, (E) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (B) above) filed by the Company with the SEC since March 31, 1996 and (F) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since March 31, 1996 (collectively, the "Company SEC Reports") and (ii) the OTS, the FDIC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, has been prepared



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in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     (c) Except for (i) those liabilities that are fully reflected or reserved against in the financial statements that are contained in the Company SEC Reports, (ii) liabilities disclosed in Section 2.11 of the Company Disclosure Schedule, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     SECTION 2.12 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 2.12 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1998 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been (a) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on Company and the Company Subsidiaries taken as a whole, (c) any change by the Company in its accounting methods, principles or practices, (d) any revaluation by the Company of any of its assets in any material respect, (e) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole or (f) except for regular quarterly cash dividends on Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.

     SECTION  2.13 Absence of Litigation.

     (a) Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions



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contemplated by this Agreement which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     SECTION  2.14 Employee Benefit Plans.

     (a) Plans of the Company. Section 2.14(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Company or any Company Subsidiary has any obligation (collectively, the "Company Plans"). The Company has furnished or made available to the Buyer a complete and accurate copy of each Company Plan (or a description of the Company Plans, if the Company Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Company Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, and (iv) the most recently issued IRS determination letter for each such Plan.

     (b) Absence of Certain Types of Plans. No member of the Company's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as disclosed in Section 2.14(b) of the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the Company Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in Section 2.14(b) of the Company Disclosure Schedule, or as required by group health continuation rights under Section 4980B of the Code ("COBRA" rights), none of the Company Plans provide for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Company or any of the Company Subsidiaries. Each of the Company Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) Compliance with Applicable Laws. Except as disclosed in Section 2.14(c) of the Company Disclosure Schedule, each Company Plan has been operated in all respects in



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accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     (d) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in Section 2.14(d) of the Company Disclosure Schedule, no event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in Section 2.14(d) of the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code.

     (e) Absence of Certain Liabilities and Events. Except for matters disclosed in Section 2.14(e) of the Company Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Company Plan will have been made on or before the Effective Time.

     (g) Stock Options. Section 2.14(g) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds any option to purchase Company Common Stock as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option.
Section 2.14(g) indicates those of such



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options identified therein, if any, the vesting of which will be accelerated as a result of the Merger.

     (h) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Company or any of the Company Subsidiaries disclosed in Section 2.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any such contracts. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements.

     SECTION 2.15 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.15) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Buyer which is contained in any of the foregoing documents.

     SECTION 2.16 Taxes. The Company and the Company Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the Company's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property,



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capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, to the Company's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the Company's knowledge there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

     SECTION 2.17 Brokers. No broker, finder or investment banker (other than Hovde Financial, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

     SECTION 2.18 Tax Matters and Pooling. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take or omitted to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

     SECTION 2.19 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.

     SECTION 2.20 Year 2000 Compliance. Except as identified on Section 2.20 of the Company Disclosure Schedule, none of the personal property, equipment or assets owned or



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utilized by the Company, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to (a) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:01 a.m. on January 1, 2000 (including taking into effect that 2000 is a leap year) and (b) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:01 a.m. January 1, 2000 or 11:59 on December 31, 1999 (including taking into effect that 2000 is a leap year), and any time periods determined or to be determined based on such times or date or both (each a "Year 2000 Defect"), except for Year 2000 Defects which would not cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as identified in Section 2.20 of the Company Disclosure Schedule, none of the property or assets owned or utilized by the Company will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect, except for Year 2000 Defects which would not cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Company has no knowledge that a vendor or supplier of the Company may experience a Year 2000 Defect that could cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

           ARTICLE III  - REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Except as set forth in the Disclosure Schedule delivered by the Buyer to the Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule), the Buyer hereby represents and warrants to the Company that:

     SECTION  3.1 Organization and Qualification; Subsidiaries.

     (a) The Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under HOLA. Each subsidiary of the Buyer (a "Buyer Subsidiary" or, collectively, "Buyer Subsidiaries") is a state-chartered savings association or a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of the Buyer and the Buyer Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Buyer Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including, without limitation, appropriate authorizations from the FDIC, OTS and the DFI, and neither the Buyer nor any Buyer Subsidiary has received any notice of proceedings relating to the revocation or modification of any Buyer Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Buyer Approvals and



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revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

     (b) The Buyer and each Buyer Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

     (c) A true and complete list of all of the Buyer Subsidiaries, together with (a) the Buyer's percentage ownership of each Buyer Subsidiary and (b) laws under which the Buyer Subsidiary is incorporated, is set forth on Section 3.1(c) of the Buyer Disclosure Schedule. Except as set forth on Section 3.1(c) of the Buyer Disclosure Schedule, the Buyer and/or one or more of the Buyer Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Buyer Subsidiaries. Except for the subsidiaries set forth on Section 3.1(c) of the Buyer Disclosure Schedule and except as provided in the Stock Option Agreement, the Buyer does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     SECTION 3.2 Articles of Incorporation and By-Laws. The Buyer has previously furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Buyer ("Buyer Articles" or "Buyer By-Laws") and each Buyer Subsidiary. Such Articles of Incorporation and By-Laws of the Buyer and each Buyer Subsidiary are in full force and effect. Neither the Buyer nor any Buyer Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION  3.3 Capitalization.

     (a) The authorized capital stock of the Buyer consists of 30,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.10 par value of Buyer ("Buyer Preferred Stock"). As of the date of this Agreement,
(i) 17,899,702 shares of Buyer Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive right of any Buyer shareholder, (ii) 7,098,946 shares of Buyer Common Stock are held in the treasury of the Buyer, and (iii) 837,944 shares of Buyer Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Buyer's stock option plans. As of the date of this Agreement, no shares of Buyer Preferred Stock are issued and outstanding. Except as set forth in clause (iii), above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Buyer or any Buyer



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Subsidiary or obligating the Buyer or any Buyer Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Buyer or any Buyer Subsidiary. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by
Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or the capital stock of any Buyer Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Buyer Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Buyer Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive rights of any Buyer Subsidiary shareholder, and such shares owned by the Buyer or another Buyer Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Buyer's voting rights, charges or other encumbrances of any nature whatsoever.

     (b) The shares of Buyer Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

     SECTION 3.4 Authority. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Buyer's shareholders in accordance with the WBCL and the Buyer Articles and Buyer By-Laws). The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Buyer's shareholders in accordance with the WBCL and the Buyer Articles and Buyer By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Buyer and, assuming due authorization, execution and delivery by the Company, is enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     SECTION  3.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement and the transactions contemplated hereby by the Buyer shall



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not, (i) conflict with or violate the Buyer Articles or Buyer By-Laws or the
Articles of Incorporation or By-Laws of any Buyer Subsidiary, (ii) conflict with or violate any Laws applicable to the Buyer or any Buyer Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require the giving of notice to, or the consent of, any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

     (b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HOLA, the HSR Act, the banking laws of the State of Wisconsin (the "WBL") and the filing of appropriate merger or other documents as required by the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Buyer from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Buyer or the Buyer Subsidiaries taken as a whole.

     SECTION 3.6 Compliance; Permits. Neither the Buyer nor any Buyer Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Buyer or any Buyer Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

     SECTION  3.7 Environmental Matters.

     (a) Except as set forth in Section 3.7 of the Buyer Disclosure Schedule,
(i) none of the Buyer Real Property (as that term is defined below) has been designated, restricted, to the Buyer's knowledge, or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances, nor to the Buyer's knowledge is there any basis for any such designation or investigation; (ii) neither the Buyer nor any Buyer Subsidiary has received any written notice, order or decree



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concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from, or to, any of the Buyer Real Property.

     (b) Except as disclosed in Section 3.7 of the Buyer Disclosure Schedule, neither the Buyer nor any Buyer Subsidiary nor any Buyer Real Property is in violation of, or subject to any liabilities as a result of any past or current violations of, any Environmental Laws, and no expenditures are required in connection with the operation of the Buyer's or any Buyer Subsidiary's businesses in order to comply with any such Environmental Laws, except for such violations, liabilities and/or expenditures as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer or any Buyer Subsidiary.

     (c) Except as set forth in Section 3.7 of the Buyer Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, or governmental investigations of any nature pending or, to the Buyer's knowledge, threatened against the Buyer or any Buyer Subsidiary seeking to impose, or that could reasonably result in the imposition, on the Buyer or any Buyer Subsidiary, of any liability or obligation arising under any Environmental Law. Except as set forth in Section
3.7 of the Buyer Disclosure Schedule, to the Buyer's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation.

     (d) For purposes of this Section 3.7, the term "Buyer Real Property" means
(i) all real property (whether owned or leased) at which the operations of the Buyer or any Buyer Subsidiary are or at any time were conducted and (ii) all real property held by the Buyer or any Buyer Subsidiary as collateral for any loans made or loans-in-process, or which is otherwise held as "real estate owned" (REO) as a result of default by the borrower and subsequent foreclosure by the Buyer or any Buyer Subsidiary.

     SECTION 3.8 Contracts. Each contract which is material to the business of the Buyer and the Buyer Subsidiaries is in full force and effect; neither the Buyer nor any Buyer Subsidiary, nor, to the knowledge of the Buyer, any other party, is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Buyer or any Buyer Subsidiary or, to the knowledge of the Buyer, by any other party, under any such contract; and there are no material disputes or disagreements between the Buyer or any Buyer Subsidiary and any other party with respect to any such contract.

     SECTION 3.9 Agreements with Regulatory Agencies. Neither the Buyer nor any Buyer Subsidiary is subject to any Regulatory Agreements, nor has the Buyer or any Buyer Subsidiary been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

     SECTION 3.10 Loan Loss Reserves. The reserves for possible loan losses shown on the September 30, 1998 call reports filed for the Buyer's Subsidiaries are adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously



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charged off, on loans outstanding (including accrued interest receivable) as of
September 30, 1998.

     SECTION  3.11 Securities and Banking Reports; Financial Statements.

     (a) The Buyer and each Buyer Subsidiary have filed all forms, reports and documents required to be filed with (i) the SEC since March 31, 1996, and as of the date of this Agreement the Buyer has delivered to the Company (A) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1997 and 1996, respectively, (B) its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1998, (C) all proxy statements relating to the Buyer's meetings of shareholders (whether annual or special) held since March 31, 1996, (D) all Current Reports on Form 8-K filed by the Buyer with the SEC since March 31, 1996, (E) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (B) above) filed by the Buyer with the SEC since March 31, 1996 and (F) all amendments and supplements to all such reports and registration statements filed by the Buyer with the SEC since March 31, 1996 (collectively, the "Buyer SEC Reports") and
(ii) the OTS, the FDIC, the DFI and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Buyer SEC Reports as the "Buyer Reports"). The Buyer Reports, including all Buyer Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Buyer and the Buyer Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     (c) Except for (i) those liabilities that are fully reflected or reserved against in the financial statements that are contained in the Buyer SEC Reports, (ii) liabilities disclosed in Section 3.11 of the Buyer Disclosure Schedule, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, neither the Buyer nor any Buyer Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.



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     SECTION  3.12 Absence of Certain Changes or Events.  Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since September 30, 1998 to the date of this Agreement, the Buyer and the Buyer Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been
(a) any change in the financial condition, results of operations or business of the Buyer or any of the Buyer Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Buyer or any of the Buyer Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole, (c) any change by the Buyer or any Buyer Subsidiaries in its accounting methods, principles or practices, (d) any revaluation by the Buyer or any Buyer Subsidiaries of any of its assets in any respect, (e) to the date of this Agreement, any entry by the Buyer or any of the Buyer Subsidiaries into any commitment or transactions material to the Buyer and the Buyer Subsidiaries taken as a whole or (f) except for repurchases pursuant to the Buyer's Common Stock repurchase program or for regular quarterly cash dividends of Buyer Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Buyer Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Buyer Subsidiary.

     SECTION  3.13 Absence of Litigation.

     (a) Except as set forth in Section 3.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer Subsidiaries is a party to any, and there are no pending or, to the Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of the Buyer Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer's Subsidiaries taken as a whole.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Buyer, any of the Buyer Subsidiaries or the assets of the Buyer or any of the Buyer Subsidiaries which has had a Material Adverse Effect on the Buyer and the Buyer's Subsidiaries taken as a whole.

     SECTION  3.14 Employee Benefit Plans.

     (a) Compliance with Applicable Laws. Each of the Buyer's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Buyer and the Buyer Subsidiaries (the "Buyer Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Buyer Plans and all Buyer Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material



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Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole.  The
Buyer and the Buyer Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Buyer and the Buyer Subsidiaries have no knowledge of any default or violation by any party to, any Buyer Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Buyer or the Buyer Subsidiaries, threatened with respect to any Buyer Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Buyer or the Buyer Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

     (b) Qualification of Certain Plans. Each Buyer Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Buyer is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Buyer Plan or the exempt status of any such trust. Except as disclosed in Section 3.14(b) of the Buyer Disclosure Schedule, no trust maintained or contributed to by the Buyer or any of the Buyer Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Buyer Plan. The Buyer and each of the Buyer Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Buyer or the Buyer Subsidiaries, no fact or event exists that could give rise to any such liability.

     (d) Plan Contributions. All contributions, provisions or payments required to be made with respect to any Buyer Plan have been made on or before their due dates.

     SECTION 3.15 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Buyer for inclusion in the Registration Statement of the Buyer (the "Registration Statement") pursuant to which the shares of Buyer Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Buyer for inclusion in the Proxy Statement/Prospectus, which will be sent to the shareholders of the Buyer in connection with the meeting of the Buyer's shareholders to consider the Merger (the "Buyer Shareholders' Meeting") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Buyer Shareholders' Meeting and at the effective


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Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Buyer shall promptly inform the Company. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information about, or supplied or omitted by, the Buyer which is contained in any of the foregoing documents.

     SECTION 3.16 Taxes. The Buyer and the Buyer Subsidiaries have timely filed all material Tax Returns (as defined in Section 2.16) required to be filed by them, and the Buyer and the Buyer Subsidiaries have timely paid and discharged all material Taxes (as defined in Section 2.16) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Company is maintaining reserves adequate for their payment. Except as otherwise disclosed in Section
3.16 of the Buyer Disclosure Schedule, to the knowledge of the Buyer, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 3.16 of the Company's Disclosure Schedule, neither Buyer nor any of the Buyer's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Buyer or any of the Buyer Subsidiaries. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Buyer and the Buyer Subsidiaries. Neither the Buyer nor any of the Buyer Subsidiaries has made an election under Section 341(f) of the Code.

     SECTION 3.17 Brokers. No broker, finder or investment banker (other than McDonald Investments, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

     SECTION 3.18 Tax Matters and Pooling. Neither the Buyer nor, to the Buyer's knowledge, any of its affiliates has through the date of this Agreement taken or agreed or omitted to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.



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     SECTION  3.19 Vote Required.  The affirmative vote of a majority of the votes that holders of the outstanding shares of Buyer Common Stock are entitled to cast is the only vote of the holders of any class or series of the Buyer capital stock necessary to approve the Merger.

     SECTION 3.20 Year 2000 Compliance. Except as identified on Section 3.20 of the Buyer Disclosure Schedule, none of the personal property, equipment or assets owned or utilized by the Buyer, including but not limited to computer software, databases, hardware, controls and peripherals, has a Year 2000 Defect. Except as identified on Section 3.20 of the Buyer Disclosure Schedule, none of the property or assets owned or utilized by the Buyer will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect, except for Year 2000 Defects which would not cause a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. The Buyer has no knowledge that a vendor or supplier of the Buyer may experience a Year 2000 Defect that could cause a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

                     ARTICLE IV  - COVENANTS OF THE COMPANY

     SECTION 4.1 Affirmative Covenants. The Company hereby covenants and agrees with the Buyer that prior to the Effective Time, unless the prior written consent of the Buyer shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and

     (f) take such reasonable actions as are requested by the Buyer to complete the Merger.

     SECTION 4.2 Negative Covenants. Except as specifically contemplated by this Agreement and the Stock Option Agreement, from the date of this Agreement until the



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Effective Time, the Company shall not do, or permit any Company Subsidiary to do, without the prior written consent of the Buyer, any of the following:

     (a) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors or officers or
(ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director or officer or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that notwithstanding the foregoing, nothing herein shall prohibit the Company and Fox Cities from extending for an additional year the employment agreements of each of James J. Rothenbach, Harold L. Hermansen, James J. Goetz, Theodore W. Hoff and Phillip
J. Schoofs if the Effective Time shall not have occurred prior to the deadline for extending the terms of such employment agreements subject at all times to
Section 3 of Annex A;

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (i) regular quarterly cash dividends on Company Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Company Common Stock not in excess of $0.22 and (ii) dividends by a Company Subsidiary to the Company;

     (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock (except as otherwise provided by currently existing agreements relating to outstanding stock options) or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Company or any Company Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Company Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Company Plans, in effect as of the date of this Agreement;



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     (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend, endorse or agree to any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement an unsolicited takeover proposal and participate in discussions and negotiations with any third party relating to any unsolicited takeover proposal, if the Company, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are appropriate in the discharge of the fiduciary duties of the Company's Board of Directors. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner substantially all of the stock or the assets of the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Agreement;

     (f) propose or adopt any amendments to its Articles of Incorporation or By-laws in any way adverse to the Buyer;

     (g) change any of its methods of accounting in effect at September 30, 1998, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ended March 31, 1998, except as may be required by Law or GAAP;

     (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Company or any of the Company Subsidiaries, except as required by Law;

     (i) take or cause to be taken or omit to take any action which would disqualify the Merger (i) as a tax-free reorganization under Section 368 of the Code or (ii) for pooling of interests accounting treatment under GAAP;

     (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law; or

     (k) agree in writing or otherwise to do any of the foregoing.

     SECTION 4.3 Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to the Buyer "comfort" letters of Wipfli Ullrich Bertelson LLP, the Company's independent public accountants, dated the date on which the



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Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Buyer, in a form reasonably satisfactory to the Buyer and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     SECTION  4.4 Access and Information.

     (a) Until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Buyer's officers, employees, accountants, legal counsel and other representatives of the Buyer, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly (as soon as available or received by the Company or any Company Subsidiary) to the Buyer (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Company shall promptly so notify the Buyer) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available, (ii) a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Buyer may reasonably request, and (iii) all other information concerning its business, properties and personnel as the Buyer may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable Law or binding agreements entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     SECTION  4.5 Update Disclosure; Breaches.

     (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Buyer to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Buyer and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.



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     (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Buyer and use its best efforts to prevent or promptly remedy the same.

     SECTION 4.6 Affiliates. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to the Buyer a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company, for purposes of Rule 145 promulgated under the Securities Act and/or for purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Company Affiliate") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as EXHIBIT E. The Company shall use its reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

     SECTION 4.7 Tax Treatment and Pooling. The Company will use its reasonable efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368 of the Code.

                      ARTICLE V  - COVENANTS OF THE BUYER

     SECTION 5.1 Affirmative Covenants. The Buyer hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Buyer Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) take such reasonable actions as are requested by the Company to complete the Merger.

     SECTION 5.2 Negative Covenants. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Buyer shall not do, or agree to commit to do, or permit any Buyer Subsidiaries to do, without the prior written consent of the Company any of the following:



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     (a) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in Section 1.6 hereof;

     (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (c) take or cause to be taken or omit to take any action which would disqualify the Merger (i) as a tax free reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP;

     (d) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Buyer Common Stock or the ability of the Buyer to consummate the transactions contemplated hereby;

     (e) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Buyer or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be;

     (f) change any of its methods of accounting in effect at September 30, 1998, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ended March 31, 1998, except as may be required by Law or GAAP;

     (g) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Buyer or any of the Buyer Subsidiaries, except as required by Law; or

     (h) agree in writing or otherwise to do any of the foregoing.

     SECTION  5.3 Access and Information.

     (a) Until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Buyer shall, and shall cause each Buyer Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Buyer shall (and shall cause each Buyer Subsidiary to) furnish promptly (as soon as available or received by the Buyer or any Buyer Subsidiary) to the Company (i) a copy of each Buyer Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Buyer shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other



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federal or state banking laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Buyer or the Buyer Subsidiaries as the Company may reasonably request, other than in each case reports or documents which the Buyer is not permitted to disclose under applicable law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

     SECTION  5.4 Update Disclosure; Breaches.

     (a) From and after the date of this Agreement until the Effective Time, the Buyer shall update the Buyer Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Buyer, the Buyer and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Buyer shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.5 Stock Exchange Listing. The Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market prior to the Effective Time.

     SECTION 5.6 Tax Treatment and Pooling. The Buyer will use its reasonable efforts to cause the Merger to qualify (a) as a reorganization under Section 368 of the Code and (b) for pooling-of-interests accounting treatment under GAAP.

     SECTION  5.7 Stock Options.

     (a) At the Effective Time, the Buyer will assume the Company's 1993 Stock Option and Incentive Plan, the Company's 1998 Incentive Stock Plan, and the OSB Financial Corp. 1992 Stock Option and Incentive Plan (collectively, the "Option Plans") and all of the Company's obligations thereunder. At the Effective Time, each outstanding option issued



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pursuant to the Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (including, without limitation, the time periods allowed for exercise), a number of shares of Buyer Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such option (provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded up to the nearest share), at a price per share (rounded down to the nearest cent) equal to the exercise price per share of the shares of Company Common Stock subject to such option divided by the Exchange Ratio. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to the Buyer. The Buyer agrees to take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of options under the Option Plans assumed by the Buyer in accordance with this Agreement.

     (b) Within ten (10) days after the Effective Time, the Buyer shall, to the extent necessary, file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Buyer Common Stock subject to options to acquire Buyer Common Stock issued pursuant to Section 5.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus related thereto, as well as comply with applicable state securities or Blue Sky Laws, for so long as such options remain outstanding.

     SECTION 5.8 SEC Filings. The Surviving Corporation shall make all filings with the SEC that are described in subsection (c) of Rule 144 under the Securities Act for a period of two years following the Effective Time.

                      ARTICLE VI  - ADDITIONAL AGREEMENTS

     SECTION 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the shareholders of the Buyer and the shareholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. It shall be a condition precedent to the mailing of the Proxy Statement/Prospectus to the shareholders of the Buyer and the Company that the Company shall have received an opinion from Hovde Financial, Inc. that, as of the date thereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock, and the Buyer shall have received an opinion from McDonald Investments, Inc. that, as of the date thereof, the Exchange Ratio is fair from a financial point of view to Buyer.

     SECTION 6.2 Meetings of Shareholders. The Buyer and the Company shall promptly after the date of this Agreement take all action necessary in accordance with the WBCL, the Buyer Articles and the Buyer By-Laws, and the Company Articles and the Company By-Laws, to convene the Buyer Shareholders' Meeting and the Company Shareholders' Meeting. The Buyer and the Company shall use their best efforts to solicit from



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their respective shareholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the WBCL to approve the Merger (including, without limitation, recommending that the respective shareholders approve this Agreement, the Merger and the transactions contemplated hereby and thereby), unless the Board of Directors of the Company or the Buyer, as the case may be, shall have determined in good faith based on the advice of counsel that such actions could reasonably be deemed to violate its fiduciary duty to the shareholders of the Buyer or the Company, as the case may be.

     SECTION 6.3 Appropriate Action; Consents; Filings. The Company and the Buyer shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement, (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the Stock Option Agreement and the consummation by them of the transactions contemplated hereby and thereby, (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stock Option Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) the HSR Act, (iii) applicable federal or state banking laws and (iv) any other applicable Law; provided that, the Buyer and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION 6.4 Employee Stock Options and Other Employee Benefit Matters. Annex A hereto sets forth certain agreements with respect to the Company's employee and director stock options and other employee benefit matters.

     SECTION  6.5 Directors' and Officers' Indemnification and Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a



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director, officer or employee of the Company or any of the Company Subsidiaries
(including in his/her role as a fiduciary of the employee benefit plans of the Company or the Company Subsidiaries, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them; provided, however, that the (A) Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Buyer shall in all cases be obligated pursuant to this Section 6.5(a) to pay for only one firm of counsel for all Indemnified Parties, (C) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.5 except to the extent such failure to notify materially prejudices the Buyer.

     (b) The Surviving Corporation shall use its best efforts to purchase, and for a period of six (6) years after the Effective Time maintain in effect, directors and officers liability insurance coverage with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time ("D&O Coverage"). Such D&O Coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate annual coverage limit under the Company's existing directors' and officers' liability insurance policy, and in all other material respects shall be least comparable to such existing policy; provided, however, that in no event



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will the Surviving Corporation be required to expend, on an annual basis, as the cost of maintaining such D&O Coverage, more than 200% of the amount currently expended by the Company to procure its existing D&O Coverage (the "Maximum Premium"); and provided further, that if the Surviving Corporation is unable to obtain or maintain the D&O Coverage called for by this Section 6.5(b) for an amount equal to or less than the Maximum Premium, then the Surviving Corporation will nonetheless use its best efforts to procure and maintain as much comparable D&O Coverage as it can obtain for such Maximum Premium. Notwithstanding the foregoing, the Surviving Corporation, if it so elects, may satisfy its obligations under this Section 6.5(b) at any time by procuring one or more so-called "tail" or "runoff" policies of directors' and officers' liability insurance that insure against the risks that would be insured against by the D&O Coverage.

     (c) In the event the Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

     (d) In addition to the other indemnification obligations set forth in this
Section 6.5, the Buyer will fulfill the obligations to indemnify directors and officers of the Company contained in the Company Articles.

     (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     SECTION 6.6 Notification of Certain Matters. The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.7 Public Announcements. The Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the market or exchange on which the securities of the Buyer or the Company, as the case may be, are then traded.

     SECTION 6.8 Recision of Repurchase Programs. Prior to the Effective Time, the Buyer and the Company shall renounce and rescind their respective publicly announced



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share repurchase programs in order to meet the requirements for pooling of interests accounting treatment for the Merger under GAAP.

     SECTION 6.9 Dividends. After the date of this Agreement, each of the Buyer and the Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and the Company Common Stock and the record and payment dates relating thereto, it being the intention of the parties hereto that the holders of Buyer Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any single quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock or the shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

     SECTION 6.10 Issuance of Shares. If and to the extent necessary to reduce the aggregate number of "tainted treasury shares" to a number that is consistent with the accounting of the Merger as a "pooling of interests" under GAAP, each of the Buyer and the Company shall, prior to the Effective Time, coordinate with the other party with respect to the issuance of, and pursuant thereto shall issue, shares of Buyer Common Stock or Company Common Stock, as may be appropriate, in such manner, and limited to such number, as is necessary.

     SECTION  6.11 Expenses.

     (a) All Expenses (as defined below) incurred by the Buyer and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus.

     (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement and the Stock Option Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby and thereby.

                      ARTICLE VII  - CONDITIONS OF MERGER

     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Buyer or the Company, threatened by the SEC.



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     (b) Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Buyer and the Company.

     (c) Regulatory Approvals. (i) The Merger shall have been approved by the applicable regulatory authorities; (ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

     (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) Pooling of Interests. The Buyer and the Company shall have received a letter of the Company's independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to the Buyer and the Company, stating that the Company is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Buyer and the Company shall also have received a letter of the Buyer's independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to the Buyer and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

     SECTION 7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule or notice to the Buyer under
Section 4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.



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     (c) Consents Obtained.  All Company Approvals and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except those for which failure to obtain such Company Approvals or make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Buyer Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer or the Buyer Subsidiaries of all or any portion of the business or assets of the Company, which in either case is reasonably likely to have a Material Adverse Effect on either the Company and the Company Subsidiaries taken as a whole or the Buyer and the Buyer Subsidiaries taken as a whole.

     (e) Federal Tax Opinion. The Buyer shall have received an opinion of Whyte Hirschboeck Dudek S.C., independent counsel to the Buyer, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Company as a result of the Merger. In rendering such opinion, Whyte Hirschboeck Dudek S.C. may require and rely upon representations and covenants contained in certificates of officers of the Buyer, the Company and others.

     (f) Comfort Letters. The Buyer shall have received from Wipfli Ullrich Bertelson LLP the "comfort" letters referred to in Section 4.3.

     (g) No Material Adverse Changes. Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. For purposes of this Section 7.2(g) only, a Material Adverse Effect on the Company and the Company Subsidiaries shall be deemed to have been incurred if there has been (i) any reduction in the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to Market Risk) composite rating of Fox Cities to 3 or higher (i.e., 4 or 5) and/or (ii) any reduction in Fox Cities' CRA (Community Reinvestment Act) rating to "substantial noncompliance" or worse. The Buyer shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company with respect to the foregoing matters.

     (h) Employment Agreements. James J. Rothenbach and Donald D. Parker shall have entered into Employment Agreements, containing substantially the terms and conditions set



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forth in EXHIBITS B AND C, hereto, respectively.  Each of Harold L. Hermansen,
James J. Goetz, Theodore W. Hoff and Phillip J. Schoofs shall have entered into a termination agreement relating to their respective employment agreements in a form reasonably acceptable to the parties and each of said individuals shall have received the payout amounts due him under his respective employment agreement.

     SECTION 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement, without giving effect to any notice to the Company under Section 5.4 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and the Chief Financial Officer of the Buyer to the foregoing effect.

     (b) Agreements and Covenants. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Buyer, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

     (d) Federal Tax Opinion. The Company shall have received an opinion of Foley & Lardner, independent counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, assumptions and the Buyer's, Company's, and other certificates set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

           (i) No gain or loss will be recognized by the Company as a result of the Merger;



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           (ii) No gain or loss will be recognized by the shareholders of the
      Company (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock);

           (iii) The aggregate tax basis of the Buyer Common Stock received by shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

           (iv) The holding period of Buyer Common Stock received by each shareholder of the Company in the Merger will include the holding period of Company Common Stock exchanged therefor, provided that such shareholder held such Company Common Stock as a capital asset within the meaning of Section 1221 of the Code on the Effective Time.

     In rendering such opinion, the Company's counsel may require and rely upon representations and covenants contained in certificates of officers of the Buyer, the Company and others. The Buyer and the Company agree to make such representations and covenants to the Company's counsel to facilitate the delivery of such opinion.

     (e) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Buyer Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer or the Buyer Subsidiaries of all or any portion of the business or assets of Company, which in either case is reasonably likely to have a Material Adverse Effect on either the Company and the Company Subsidiaries taken as a whole or the Buyer and the Buyer Subsidiaries taken as a whole.

     (f) No Material Adverse Changes. Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of the Buyer and the Buyer Subsidiaries taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. For purposes of this Section 7.3(f) only, a Material Adverse Effect on the Buyer and the Buyer Subsidiaries shall be deemed to have been incurred if there has been (i) any reduction in the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to Market Risk) composite rating of any Buyer Subsidiary to 3 or higher (i.e., 4 or 5) and/or (ii) any reduction in any Buyer Subsidiary's CRA (Community Reinvestment Act) rating to "substantial noncompliance" or worse. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Buyer with respect to the foregoing matters.

     (g) Employment Agreements. The Buyer shall have entered into Employment Agreements, containing substantially the terms and conditions set forth in EXHIBITS B AND C, hereto, with James J. Rothenbach and Donald D. Parker, respectively. Each of Harold L. Hermansen, James J. Goetz, Theodore W. Hoff and Phillip J. Schoofs shall have entered into a


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termination agreement relating to their respective employment agreements in a form reasonably acceptable to the parties and each of said individuals shall have received the payout amounts due him under his respective employment agreement.

     (h) Chief Executive Officer. Douglas J. Timmerman shall hold the office of Chairman of the Board, President and Chief Executive Officer of the Buyer.

     (i) Rabbi Trust. The rabbi trust contemplated by Section 7 of Annex A shall have been established.

          ARTICLE VIII  -  TERMINATION, AMENDMENT AND WAIVER

     SECTION  8.1       Termination.

     (a) This Agreement may be terminated at any time prior to the Effective
Time:

           (i) by mutual consent of the Buyer and the Company by a vote of a majority of the members of the entire Boards of Directors of the Buyer and the Company;

           (ii) by either the Buyer or the Company if any approval of the shareholders of the Buyer or the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

           (iii) by the Company or the Buyer (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Company, on the one hand, or the Buyer, on the other hand, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or the Buyer, on the other hand, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to the Effective Time; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under
      Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by the Buyer); and, provided further that this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

           (iv) by the Company upon two days' prior written notice to the Buyer if, as a result of an unsolicited takeover proposal (as defined in Section 4.2(e)) by a party other than the Buyer or its affiliates, the Board of Directors of the Company determines in good faith that its failure to accept such takeover proposal could reasonably be deemed to constitute a breach of its fiduciary obligations under applicable law after consultation with and receipt of advice from outside counsel; provided, however, that, prior to any such termination, the Company (after disclosing to the Buyer the identity of the party making the takeover proposal and the financial terms thereof) shall, and shall cause its financial and legal advisors to, negotiate with the Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

           (v) by either the Buyer or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

           (vi) by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 1999;

           (vii) by either the Buyer or the Company if any regulatory authority has denied approval of the Merger, and neither the Buyer nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or

           (viii) by the Company pursuant to Section 1.6(d) hereof.

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (a) as set forth in Section 9.1 of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        ARTICLE IX  - GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections 5.7, 5.8, 6.4 (including Annex A) and 6.5 shall survive the Effective Time and those set forth in Sections 4.4(b), 5.3(b), 6.11 and Article IX hereof shall survive termination indefinitely.

     SECTION 9.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement (including, without limitation, the provisions contained in each of Sections 1.6, 4.4(b), 5.3(b), 5.7, 5.8, 6.4 (including Annex A) and 6.5 of this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

     (a) If to the Buyer:

          Anchor BanCorp Wisconsin Inc.
          25 West Main Street
          Madison, Wisconsin 53703
          Attention: Douglas J. Timmerman, Chairman of the Board, President and
                      Chief Executive Officer

          With a copy to:

          Whyte Hirschboeck Dudek S.C.
          Suite 2100
          111 East Wisconsin Avenue
          Milwaukee, Wisconsin  53202
          Attention:    John F. Emanuel and Andrew J. Guzikowski

      (b) If to the Company:

          FCB Financial Corp.
          420 South Koeller Street
          Oshkosh, Wisconsin 54902
          Telecopier:  (920) 303-4951
          Attention: James J. Rothenbach, President and Chief Executive Officer

          With a copy to:

          Foley & Lardner
          777 East Wisconsin Avenue
          Milwaukee, Wisconsin  53202
          Telecopier:  (414) 297-4900
          Attention: Jay O. Rothman

     SECTION 9.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of the Company, the Buyer, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, the Buyer, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.7 Entire Agreement. This Agreement (including the agreements contemplated hereby) and the written confidentiality agreement in effect between the parties constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Buyer may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.9 Parties in Interest. This Agreement (including Annex A hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Sections 1.5 and
1.11 (which is intended to be for the benefit of the directors and specified officers of the Company and may be enforced by such persons), (b) Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties), (c) Section 5.7 and Section 6.4 (including Annex A hereto) (which are intended to be for the benefit of the directors, officers and employees of the Company and the Company Subsidiaries and may be enforced by such persons), and (d) Section 5.8 (which is intended for the benefit of affiliates of the Company and may be enforced by such persons).

     SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                ANCHOR BANCORP WISCONSIN INC.


                                 By:  /s/ Douglas J. Timmerman
                                    ----------------------------------------
                                      Douglas J. Timmerman
                                      President and Chief Executive Officer


                                 FCB FINANCIAL CORP.


                                 By:  /s/ James J. Rothenbach
                                    ----------------------------------------
                                      James J. Rothenbach
                                      President and Chief Executive Officer

                                    ANNEX A


                            EMPLOYEE BENEFIT MATTERS

     1. General

     (a) Those individuals who are employed by the Company or the Company Subsidiaries as of the Effective Time and who remain, at the Buyer's discretion, employees of the Buyer or the Buyer Subsidiaries following the Effective Time shall be referred to hereinafter as "Affected Employees".

     (b) The Buyer will give Affected Employees full credit for their prior service with the Company or the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Buyer or any Buyer Subsidiary in which employees of the Company and the Company Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer or any Buyer Subsidiary. Further, the Buyer shall treat compensation received from the Company or the Company Subsidiaries (or any compensation credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) as compensation received from the Buyer or any Buyer Subsidiary for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer or any Buyer Subsidiary.

     (c) The Buyer will waive or cause to be waived all limitations as to preexisting conditions and waiting periods with respect to participant and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in on or after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

     2. 401(k) Plan. Accounts in the Company's 401(k) plan of participants who are employed at the Effective Time by the Company or any Company Subsidiary will be fully vested as of the Effective Time.

     3. Employment Agreements. The current Employment Agreements with Messrs. Parker and Rothenbach will be superseded by the new Employment Agreements contemplated by EXHIBIT B and EXHIBIT C to the Agreement. The Employment Agreements with Messrs. Schoofs, Hoff, Hermansen and Goetz shall terminate and a payout shall be made thereunder as contemplated herein and by Section 7.3(g) of the Agreement. With respect to the Employment Agreements with Messrs. Schoofs, Hoff, Hermansen and Goetz, the Buyer agrees and acknowledges that the consummation of the Merger will constitute an involuntary termination of each of said executives for which they will be entitled to a termination payment as provided in Section 2.6 of each of said Employment Agreements. In each case, such payment will be equal to the product of 2.0 times the respective executive's "base amount" at the time of the Merger as determined in accordance with
Section 280G(b)(3) of the Code. The parties intend that the termination payments will be made contemporaneous with the consummation of the Merger and that thereafter said Employment Agreements will be of no further force or effect except that the Surviving Corporation will continue to have the benefit of the confidentiality provisions set forth in Article IV of such Employment Agreements or the substantial equivalent thereof. Notwithstanding the foregoing, it is anticipated that each of Messrs. Schoofs, Hoff, Hermansen and Goetz will be offered employment with the Surviving Corporation following the Merger in accordance with Section 1.5 of the Agreement.

     4. Employee Welfare Benefits. Affected Employees will be integrated into the employee welfare benefit plans of the Buyer, including health, dental, group term life insurance, tuition reimbursement, long-term disability and other employee benefit plans available to similarly situated employees, as of the later of (i) the Effective Time; or (ii) at the discretion of the Buyer, such later date as is administratively practicable; provided, however, that Company's employee welfare benefit plans shall continue in force until the applicable Buyer employee welfare benefit plan applies to the Affected Employees.

     5. Severance Plan. Severance payments to employees of the Company or the Company Subsidiaries who are terminated by the Buyer or the Buyer Subsidiaries within nine (9) months of the Effective Time will be made in accordance with the severance schedule attached hereto.

     6. Deferred Compensation Agreements. The Deferred Compensation Agreements for Messrs. Parker and Hermansen shall be assumed in full by the Buyer or, subject to the agreement of the parties thereto, terminated as of the Effective Time with an appropriate payout of amounts accrued thereunder being made at the Effective Time.

     7. Unfunded Deferred Compensation Plan for Directors. The Unfunded Deferred Compensation Plan for Directors shall be assumed in full by the Buyer. A rabbi trust will be established with respect to such Plan prior to the Effective Time, which rabbi trust shall be automatically funded in the event that a change in control of the Surviving Corporation or the Surviving Bank occurs or in the event that Douglas J. Timmerman no longer holds the office of Chairman of the Board, President and Chief Executive Officer of the Buyer and AnchorBank.

     8. ESOP.

     (a) As of the date (the "Contribution Date") immediately prior to the Effective Time, the Company shall make a contribution to the Company's Employee Stock Ownership Plan (the "ESOP"), which, together with any dividends on the Company Common Stock held in the ESOP, will equal the amount the Company would have contributed to the ESOP pursuant to Section 3.01 of the ESOP as if the Effective Time were the last day of a Plan year, and in no event less than the amount needed to pay the current obligation under the Exempt Loan (as defined in the ESOP) and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding Exempt Loan. As a result of the aforementioned contribution and repayment, the Company shall take such action as may be necessary or appropriate to cause shares of Company Common Stock to be released from the suspense account maintained under the ESOP and allocated to the accounts of Participants (as defined in the ESOP) as if the Contribution Date were the last day of the Plan year, but applying the 1000 hour requirement of Section 3.01(c) by multiplying 1000 by a fraction, the numerator of which is the days elapsed from the first day of the current Plan year to and including the Contribution Date and the denominator of which is 365.

     (b) The parties agree to take such action as may be necessary or appropriate:

       (i) to cause all ESOP Account balances to become fully vested and nonforfeitable as the Effective Time, and to freeze further entry into the ESOP;


      (ii) to cause the Trustee of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of the Buyer with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;


     (iii) to cause those shares of Buyer Common Stock (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the "Remaining Shares"), to be allocated among all Participants in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time unless another manner is required by the Internal Revenue Service (the "Service") as a condition to its issuance of a favorable determination letter regarding the qualified status of the ESOP upon its termination; and

      (iv) to cause the ESOP to be terminated and for the Account balances of all Participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as administratively prudent and consistent with any requirements in the determination letter from the Service, following the later of (A) the Effective Time or (B) the date of receipt of such favorable determination letter from the Service.

     (c) As soon as practicable after the date hereof, the Company shall file a request for a determination letter from the Service regarding the continued qualified status of the ESOP upon its termination, and the parties hereby agree to cooperate fully in all matters pertaining to such filing (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter; and authorizing and directing their respective counsel jointly to perform all acts necessary to secure such favorable determination letter from the Service (including preparing the determination letter application, filing such application with the Service, and dealing with any employee of the Service who reviews such application)). If, despite the Company's and the Buyer's attempts to obtain such a favorable determination letter, the Service does not permit all or any portion of the Remaining Shares to be allocated as of the Effective Time as contemplated hereby, the parties hereby agree to take such action as may be necessary to allocate the Remaining Shares (or amounts attributable thereto) as rapidly as possible among Participants in the ESOP in such other manner as is consistent with meeting their respective fiduciary duties under ERISA and with obtaining the Service's determination without limitation, and notwithstanding paragraph 8(b)(i) hereof, to cause the ESOP to remain in effect until all of the Remaining Shares have been allocated among such Participants' accounts and upon such basis as the Service may require or as may be necessary to avoid the imposition of any tax or other liability upon the Buyer in connection with the ESOP; provided, however, that no such action shall create any liability for the Buyer to make any contributions to the ESOP or to provide any replacement benefits to Participants outside the ESOP. In all events, it is the intention that the Participants in the ESOP will receive the entire benefit of the Remaining Shares which are unallocated after application of the above provisions. In the event that any action under this Agreement needs to be taken with respect to the ESOP on or after the Effective Time, such action may only be taken by and shall be the sole and exclusive responsibility of the Trustee; provided, however, that any and all such actions shall be taken in accordance with the provisions and intent of this Agreement.

     (d) The fees and expenses of administration of the ESOP shall be paid consistent with the historic practice of the ESOP and the Company.

     9. Bonus Plan. For that portion of fiscal 1999 or 2000 of the Company, depending upon and ending as of the Effective Time, each participant (subject to the proviso set forth in the last sentence of this Section 9) will receive a prorated portion of the bonus payment payable to such participant under the Company's Bonus Plan for fiscal year 1999 or 2000, as the case may be, based on the number of days which elapsed during such fiscal year as a percentage of 365 days. Any bonus payable to Donald D. Parker as contemplated by this Section 9 shall be equal to 50% of the equivalent bonus paid to James J. Rothenbach. In the event that the Effective Time occurs after March 31, 1999, but before payment of bonuses under the Company's Bonus Plan for fiscal 1999, accrued bonuses for fiscal 1999 shall be paid in accordance with the Company's past practices but in no event later than May 14, 1999. In the event that the Effective Time occurs after March 31, 1999, the Company's Bonus Plan for fiscal year 2000 will be substantially identical to the Company's Bonus Plan for fiscal year 1999 with such benchmarks as the parties may mutually agree; provided, however, that notwithstanding the foregoing, the Company may, in its sole discretion, determine not to implement a Bonus Plan for the fiscal year 2000.

     10. Assumption of Stock Options. The parties agree to take such actions as may be necessary to ensure that the Company's outstanding stock options are converted into options to purchase Buyer Common Stock and assumed by Buyer as contemplated by Section 5.7 of the Agreement. The Buyer acknowledges and agrees that the outstanding options will become exercisable (to the extent not then exercisable) as a result of the transactions contemplated by the Agreement.

     11. Other Agreements. Other agreements of the Company or the Company Subsidiaries relating to employee benefits shall be assumed in full by the Buyer. Such agreements are identified in the disclosure schedules to the Agreement.

                         SCHEDULE OF SEVERANCE PAYMENTS



Position                          Severance Pay
Nonexempt Employee                2 weeks, plus 1 week for each full year of continuous employment.
                                  Minimum:  4 weeks
                                  Maximum:  26 weeks
Exempt Employee                   2 weeks, plus 2 weeks for each full year of continuous employment.
                                  Minimum:  8 weeks
                                  Maximum:  26 weeks
Officer/Assistant Vice President  2 weeks, plus 2 weeks for each full year of continuous employment.
                                  Minimum:  12 weeks
                                  Maximum:  36 weeks
Vice President or Above           2 weeks, plus 2 weeks for each full year of continuous employment.
                                  Minimum:  24 weeks
                                  Maximum:  52 weeks

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated January 5, 1999, between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation ("Grantee"), and FCB Financial Corp., a Wisconsin corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"); and

     WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1.(a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 764,295 (as adjusted as set forth in Sections 1(b) and 5(b) hereof) fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), shares of the common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a price per share of $27.45 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the then issued and outstanding shares of Issuer Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

       (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of any provision of the Merger Agreement.

     2.(a) Grantee may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within forty-five (45) days following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except (x) a termination by Grantee pursuant to
Section 8.1(a)(iii) of the Merger Agreement, (y) a termination by Grantee or Issuer pursuant to Section 8.1(a)(ii) of the Merger Agreement if prior to the duly held meeting of the shareholders of the Issuer at which the required vote to approve the Merger was not obtained it shall have been publicly disclosed that any person (other than Grantee or any Grantee Subsidiary (as defined below)) shall have made, or disclosed an intention to make, a "takeover proposal" (as defined in the Merger Agreement) or (z) a termination by Issuer pursuant to Section 8.1(a)(iv) of the Merger Agreement (each such exception, a "Listed Termination"); or (iii) the passage of one (1) year after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement such that, in the case of the Merger Agreement, Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(a)(iii) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer either pursuant to Section 8.1(a)(iii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement, pursuant to Section 8.1(a)(ii) of the Merger Agreement as a result of the failure of Grantee's shareholders to approve the Merger, or pursuant to Section 8.1(a)(viii) of the Merger Agreement. Notwithstanding the occurrence of an Exercise Termination Event, Grantee shall be entitled to purchase those shares of Issuer Common Stock with respect to which it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination Event.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                 (i) Issuer or any subsidiary of Issuer (an "Issuer
            Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement (including any letter of intent or memorandum of understanding) to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of the subsidiaries of Grantee (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement, "Acquisition Transaction" shall mean either (x) a merger or consolidation, or any similar transaction, involving Issuer or Fox Cities Bank (other than internal mergers, consolidations or similar transactions involving solely Issuer and/or one or more existing wholly-owned Issuer Subsidiaries, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other disposition of 35% or more of the consolidated assets, net revenues or net income of Issuer (on a consolidated basis), or (z) an issuance, sale or other disposition (including by way


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            of merger, consolidation, share exchange or otherwise) of
            securities representing 25% or more of the voting power of Issuer or Fox Cities Bank;

                 (ii) Any person (other than Grantee or any Grantee Subsidiary)
            shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock (other than shares held in accounts related to Issuer's employee benefit plans);

                 (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose, or such meeting, in violation of the Merger Agreement, shall not have been held, or such meeting shall have been canceled prior to termination of the Merger Agreement if, in any event, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to the termination of the Merger Agreement), it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed a bona fide intention to make, a proposal to engage in an Acquisition Transaction;

                 (iv) The Board of Directors of Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

                 (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

                 (vi) Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the 1934 Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the 1934 Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the 1934 Act), or the right to acquire beneficial ownership, of 20% or more of the then outstanding shares of Issuer Common Stock;


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                 (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

                 (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

                 (ix) Any person (other than Grantee or any Grantee Subsidiary)
            shall acquire a sufficient number of outstanding shares of Issuer Common Stock to allow such person to elect a majority of the members of the Issuer Board or shall otherwise enter into an agreement or other arrangement by which such person would be entitled to elect or cause the appointment of a majority of the members of the Issuer Board.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (i) The acquisition by any person (other than Grantee or any
            Grantee Subsidiary) of beneficial ownership of 51% or more of the then outstanding shares of Issuer Common Stock; or

                 (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 51%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option. Any period of time specified in this Agreement within which Grantee is entitled or required to exercise the Option or any other right granted to it hereunder, or to take any other action, which is specified to run from the occurrence of a Triggering Event, shall not commence to run until Grantee has received the notice of such Triggering Event required to be given by Issuer under this Section 2(d).

     (e) In the event Grantee is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase; provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to


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this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and, provided, further, without limiting the foregoing, that if prior notification to or approval of the OTS or any other regulatory or antitrust authority is required in connection with such purchase, Grantee shall file the required notice or application for approval, shall notify Issuer of such filing, and shall use its best efforts to process the same, then the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained, and in either event, any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, Grantee shall (i) pay to Issuer the aggregate purchase price for the shares of Issuer Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, however, that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Grantee from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock purchased by Grantee, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by Section 180.0622(2)(b) of the WBCL, and Grantee shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of Issuer may then be closed. Issuer shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee. If the Option should be exercised in part only, Issuer shall also deliver to Grantee a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Issuer Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED JANUARY 5, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the


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
effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Grantee, which opinion shall be satisfactory to Issuer; and (iii) the legend may be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law or this Agreement.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) to take all action as may from time to time be required in order to permit Grantee to exercise the Option and duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of satisfactory indemnification and/or an appropriate indemnity bond, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     5. In addition to the adjustment in the number of shares of Issuer Common Stock that is purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Issuer Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions (other than the payment of cash dividends in the ordinary course consistent with past practice) in respect of, Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to


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


the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), such number equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

        (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

     6. (a) If, within one (1) year following exercise of the Option by Grantee, Issuer effects any registration or registrations of shares of Issuer Common Stock under the 1933 Act for its own account or for any other shareholder of Issuer (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Grantee to participate (on the same terms as any other participant) in such registration or registrations with respect to any or all of the shares of capital stock of Issuer acquired by Grantee pursuant to this Agreement that are then beneficially owned by Grantee (the "Registrable Securities"), subject to any existing priority registration rights granted to existing holders of Issuer Common Stock; provided, however, that if the managing underwriters in such offering advise Issuer that, in their written opinion, the number of Registrable Securities requested by Grantee to be included in such registration exceeds the number of shares of Issuer Common Stock which can be sold in such offering, Issuer may exclude from such registration all or a portion, as may be appropriate, of the Registrable Securities requested for inclusion by Grantee. Issuer shall provide Grantee written notice of its intent to effect such a registration and Grantee shall, by written notice to Issuer within ten (10) business days of receipt of notice from Issuer, request that a specified number of the Registrable Securities be included in the registration (the "Piggybank Registration Notice"). In the event that Grantee fails to provide the Piggyback Registration Notice, Grantee's rights with respect to participation in such registration shall lapse. Issuer reserves the right, in its sole discretion, to terminate at any time a registration effected pursuant to this Section 6(a).

        (b) In addition to the rights provided pursuant to Section 6(a) hereof, at any time within one (1) year after the exercise of the Option, Grantee may, by written notice to the Issuer (the "Demand Registration Notice"), request the Issuer to register under the 1933 Act all or any part of the Registrable Securities.

        (c) Upon any request or demand for registration under the preceding Sections 6(a) and 6(b), Issuer shall have the option exercisable by written notice delivered to Grantee within thirty (30) business days after the receipt of the Piggyback Registration Notice or the Demand Registration Notice, as the case may be, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of
(i) the number of Registrable Securities to be so purchased by the Issuer and
(ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be the average of the daily last bid price for a share of Issuer Common Stock on the Nasdaq National Market during the five (5) trading days prior to the date on which the Piggyback Registration Notice or the Demand Registration Notice, as the case may be, for such share is received by Issuer.

     (d) Any purchase of Registrable Securities by Issuer under Section 6(c) shall take place at a closing to be held at the principal executive offices of Issuer or at the offices of its counsel at any reasonable date and time designated by Issuer in such notice within thirty (30) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

     (e) If Issuer does not elect to exercise its option pursuant to Section 6(c) with respect to all Registrable Securities in connection with a registration effected pursuant to Section 6(b) hereof, it shall use its reasonable efforts to effect and keep current the registration under the 1933 Act of the unpurchased Registrable Securities proposed to be sold. Issuer will use its reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 60 (sixty) days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however, that

                 (i) Grantee shall not be entitled to demand more than one (1)
            effective registration statement hereunder, and

                 (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 120 days after such request in the case of clauses (A) and (B) below or 180 days in the case of clause (C) below) when

                       (A) Issuer is in possession of material non-public
                  information which it believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would be required to be disclosed if a registration statement were filed at that time;

                       (B) Issuer is required under the 1933 Act to include
                  audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                       (C) Issuer determines, in its sole discretion, that such
                  registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates.

     (f) Issuer shall use its reasonable efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.


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



     (g) The registration rights set forth in this Section 6 are subject to the condition that Grantee shall provide Issuer with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the judgment of counsel for Issuer, is necessary to enable Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (h) A registration effected under this Section 6 shall be effected at Issuer's expense, except for underwriting discounts and commissions, brokers' fees and the fees and the expenses of counsel and other advisors to Grantee, and Issuer shall provide to the underwriters, if any, such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

     (i) In connection with any registration effected under this Section 6, the parties agree:

                 (i) to indemnify each other and the underwriters, if any, in the customary manner,

                 (ii) to enter into an underwriting agreement if the offering is an underwritten offering in form and substance customary for transactions of such type with the underwriters participating in such offering, and

                 (iii) to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter, if any, reasonably deems it necessary, participating in road-show presentations).

     (j) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or a national securities exchange, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or a national securities exchange, as the case may be, and will use its reasonable efforts to obtain approval of such listing as soon as practicable.

     7.(a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of Grantee, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall (subject to applicable law and regulation) repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section
10), Issuer (or any successor thereto) shall (subject to applicable law and regulation) repurchase such number of the Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.
The term "market/offer price" shall mean the highest of


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(i) the price per share of Issuer Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the three-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option or Grantee gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and acceptable to Issuer.

     (b) Grantee may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within thirty (30) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to Grantee the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee the Option Repurchase Price and the Option Share Repurchase Price in full (and Issuer hereby undertakes to use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall (i) deliver to Grantee that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Grantee and the denominator of which is the Option Repurchase Price, and/or (B) a certificate for the Option Shares it is then so prohibited from repurchasing.


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



     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                 (i) the acquisition by any person (other than Grantee or any
            Grantee Subsidiary) of beneficial ownership of 75% or more of the then outstanding Issuer Common Stock; or

                 (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof.

     8.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person (other than Grantee or a Grantee Subsidiary), or engage in a plan of exchange with any person (other than Grantee or a Grantee Subsidiary) and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or an Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

                 (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

                 (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                 (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.


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



                 (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale referred to in Section 8(a), but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

     (c) The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Triggering Event; and provided, further that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price, rounded up to the nearest whole share. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the 1934 Act or any successor provision)).

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within three-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within thirty (30) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within ten (10) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable efforts to receive all required regulatory and legal approvals in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall
(i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The specified periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Grantee, Substitute Option Holder or Substitute Share Owner, as the case may be, is using all reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

                 (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                 (ii) Issuer has taken all necessary corporate action to
            authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common
            Stock   equal to the maximum number of shares of Issuer Common
            Stock at any   time and from time to time issuable hereunder, and
            all such shares,   upon issuance pursuant thereto, will be duly
            authorized, validly   issued, fully paid, nonassessable (except as
            provided in Section   180.0622(2)(b) of the WBCL), and will be
            delivered free and clear of   all claims, liens, encumbrances and
            security interests and not subject   to any preemptive rights.

                 (iii) The Issuer Board has approved the granting of the Option and the issuance of shares of Issuer Common Stock to Grantee for purposes of Section 180.1141 of the WBCL.

     (b) Grantee hereby represents and warrants to Issuer as follows:

                 (i) Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

                 (ii) Grantee is an "accredited investor" as such term is
            defined in the 1933 Act and the regulations promulgated thereunder. Any Option Shares acquired upon exercise of this Option by Grantee will be acquired for Grantee's own account and for investment purposes only. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder, and Grantee may not transfer the Option to any other person, without the express written consent of the other party.

     13. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS for approval to acquire the shares issuable hereunder.

     14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Issuer Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     16. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law principles thereof.

     17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     19. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     20. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                     FCB FINANCIAL CORP.


                                     By:  /s/ James J. Rothenbach
                                        -------------------------------------
                                         James J. Rothenbach
                                         President and Chief Executive Officer


                                     ANCHOR BANCORP WISCONSIN INC.

                                     By:  /s/ Douglas J. Timmerman
                                        -------------------------------------
                                         Douglas J. Timmerman
                                         President and Chief Executive Officer

                                                                      APPENDIX C

                     [McDonald Investments Inc. Letterhead]

April 28, 1999

Board of Directors
Anchor BanCorp Wisconsin Inc.
25 W. Main Street
Madison, WI 53703-3329

Attention: Mr. Douglas J. Timmerman
         Chairman of the Board and Chief Executive Officer

Ladies and Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, par value of $0.10 per share (the "Shares"), of Anchor BanCorp Wisconsin Inc. ("Anchor") of the exchange ratio as set forth in Agreement and Plan of Merger dated January 5, 1999 (the "Agreement"), by and between Anchor and FCB Financial Corp. ("FCB").

     The Agreement provides for the merger (the "Merger") of FCB with and into Anchor, pursuant to which, among other things, at the Merger Date (as defined in the Agreement), outstanding shares of FCB common stock, with $.01 par value ("FCB Shares"), will be exchanged for 1.83 Shares as set forth in the Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
April 28, 1999
Page  2

     We have acted as Anchor's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed Anchor's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended March 31, 1998, March 31, 1997 and March 31, 1996, including the audited financial statements contained therein and Quarterly Report on Form 10-Q for the three month periods ended December 31, 1998, September 30, 1998, and June 30, 1998;

     (ii) Reviewed FCB's audited financial statement for the year ended March 31, 1998, and the Proxy Statements for FCB Financial Corp. and OSB Financial Corp., dated March 17, 1997 and audited financial statements for FCB for each of the years ended March 31, 1997 and March 31, 1996, and for OSB for the year ended December 31, 1996; and FCB's unaudited financial statements for the three month periods ended December 31, 1998, September 30, 1998, and June 30, 1998;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Anchor, FCB and OSB provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Anchor concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for the Shares and FCB Shares and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of Anchor and FCB with that of certain companies which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

     (viii) Reviewed the Agreement and its schedules and exhibits and certain related documents; and

     (ix) Performed such other reviews and analyses as we have deemed appropriate.

Board of Directors
April 28, 1999
Page  3

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Anchor and FCB contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we did not conduct a physical inspection of any of the assets, properties or facilities of either Anchor or FCB, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Anchor or FCB. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Anchor and FCB as to the future performance of Anchor, FCB, and Anchor and FCB combined, as the case may be. We have not been engaged to assess the reasonableness or achievability of such financial forecasts or the assumptions on which they are based, and we express no view as to such financial forecasts or assumptions. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free nature of the reorganization for federal income tax purposes, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     We will receive a fee for our services as financial advisor to Anchor, a portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

     In the ordinary course of business, we may actively trade securities of Anchor and FCB for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of the Shares, and does not address the underlying business decision by Anchor's Board of Directors to effect the Merger or any other terms of the Merger, and does not constitute a recommendation to any Anchor shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent our opinion as to what the value of the Shares or FCB Shares may be at the effective date of the Merger or as to the prospects of Anchor's business or FCB's business.

Board of Directors
April 28, 1999
Page  4

     This opinion is directed to the Board of Directors of Anchor and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion and reference to this opinion in any registration statement, proxy statement, information statement or tender offer document to be mailed to the holders of the Shares or filed with the Securities and Exchange Commission in connection with the Merger, provided that this opinion will be reproduced in such document in full, and any description of or reference to us or our actions, or any summary of the opinion in such document, will be in a form acceptable to us and our counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Shares from a financial point of view.

                                          Very truly yours,

                                          /s/ McDonald Investments Inc.

                                          McDONALD INVESTMENTS INC.

                                                                      APPENDIX D

                       [Hovde Financial, Inc. Letterhead]

April 28, 1999

Board of Directors
FCB Financial Corp.
420 South Koeller Street
Oshkosh, WI 54902

Members of the Board:

     FCB Financial Corp. ("FCB"), a Wisconsin corporation, and Anchor BanCorp Wisconsin Inc. ("Anchor"), a Wisconsin corporation, have entered into an Agreement and Plan of Merger ("Plan of Merger") dated January 5, 1999, pursuant to which FCB will be merged with and into Anchor (the "Merger"). As is set forth in Section 1.6 of the Plan of Merger, at the effective time of the Merger each of the outstanding shares of FCB common stock ("FCB Common Stock") will be converted into and have the right to receive 1.83 shares (the "Exchange Ratio") of Anchor common stock ("Anchor Common Stock"), subject to certain adjustments as set forth in Section 1.7 of the Plan of Merger. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of FCB.

     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with FCB, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Plan of Merger.

     We were retained by FCB to act as its exclusive financial advisor with respect to a review of FCB's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of FCB. We will receive compensation from FCB in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. At your direction, we solicited the interest of third parties regarding a possible business combination with FCB. The Plan of Merger is the result of this solicitation.

Board of Directors
FCB Financial Corp.
April 28, 1999
Page  Two

     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of FCB and Anchor and material prepared in connection with the proposed transaction, including the following: the Plan of Merger; certain historical publicly available information concerning FCB and Anchor; the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that we considered relevant; historical market prices and trading volumes for Anchor Common Stock; and financial and other information provided to us by the managements of FCB and Anchor.

     In addition, we have conducted meetings with members of the senior management of FCB and Anchor for the purpose of reviewing the future prospects of FCB and Anchor. We also evaluated the pro forma ownership of Anchor Common Stock by FCB's shareholders relative to the pro forma contribution of FCB's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FCB and Anchor and in the discussions with FCB and Anchor management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FCB and Anchor at September 30, 1998 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of FCB or Anchor, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of FCB or Anchor, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

Board of Directors
FCB Financial Corp.
April 28, 1999
Page  Three

     We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to FCB and Anchor. In rendering this opinion, we have been advised by FCB and Anchor and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Anchor or the surviving corporation that would have a material adverse effect on Anchor or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Anchor or the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

     We are not expressing any opinion herein as to the prices at which shares of Anchor Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of FCB Common Stock as to how such holder should vote with respect to the Plan of Merger at any meeting of holders of FCB Common Stock.

     This letter is for the information of the Board of Directors of FCB and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be filed with the Securities and Exchange Commission or delivered to the holders of FCB Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Board of Directors
FCB Financial Corp.
April 28, 1999
Page  Four

     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the shareholders of FCB.

                                          Sincerely,

                                          /s/ Hovde Financial, Inc.

                                          --------------------------------------
                                          HOVDE FINANCIAL, INC.

MAP

     If the merger described in this document occurs, Fox Cities Bank, which primarily serves the Fox River Valley market, will merge with AnchorBank, which primarily serves markets in the Dane County area and southern and southwestern Wisconsin. The merger of these two banks with complementary geographic markets will create an entity with a broader market area and more diverse customer base, enhancing AnchorBank's position as the largest thrift institution and fourth largest financial institution in terms of assets headquartered in Wisconsin.